Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LEFT COAST VENTURES, INC.,

LCV HOLDINGS 710, LLC,

SISU EXTRACTION, LLC AND

JOHN FIGUEIREDO, AS THE REPRESENTATIVE

FEBRUARY 21, 2020

- ii -

- iii -

CONFIDENTIAL

LIST OF EXHIBITS

EXHIBITS

Exhibit A	Form of Member Written Consent
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Investor Questionnaire
Exhibit D	Form of Agreement of Merger
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of FIRPTA Certificate

Schedule I	Certain Members
Schedule 4.5	Parent Financial Statements

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 21, 2020 (the “Agreement Date”) by and among Left Coast Ventures, Inc., a Delaware corporation (“Parent”), LCV Holdings 710, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Sisu Extraction, LLC, a California limited liability company (the “Company”), and John Figueiredo, an individual, as representative of the Company Members (the “Representative”).

RECITALS

A.    The parties intend that Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the Surviving Company of the Merger (the “Surviving Company”), on the terms and subject to the conditions set forth in this Agreement and pursuant to the California Revised Uniform Limited Liability Company Act (the “Act”).

B.    Parent as the owner of Merger Sub and the managers of the Company have determined that the Merger is in the best interests of their respective companies and members and have unanimously approved and declared advisable the Merger on the terms and subject to the conditions set forth in this Agreement pursuant to the applicable provisions of the Act, and the managers of the Company have unanimously recommended the adoption of this Agreement by the members of the Company.

C.    Promptly following the execution and delivery of this Agreement, it is anticipated that the Requisite Members, including the Company Members set forth on Schedule I attached hereto, will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, a true, correct and complete copy of a member written consent in the form attached hereto as Exhibit A (the “Written Consent”), which shall among other things, adopt and approve this Agreement, the Merger, the Company Ancillary Agreements and the other transactions contemplated hereby and thereby.

D.    As a condition and inducement to Parent and Merger Sub entering into this Agreement, each of the Company Members set forth on Schedule I attached hereto, concurrently with the execution and delivery of this Agreement, is (i) entering into a joinder agreement in substantially the form attached hereto as Exhibit B (the “Joinder Agreements”) and (ii) completing, executing and delivering to Parent investor questionnaires substantially in the form attached hereto as Exhibit C (the “Investor Questionnaires”).

E.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Key Employees has (i) entered into an employment offer letter with Parent (the “Employment Offer Letters”), which Offer Letters shall become effective at, and are conditioned upon the occurrence of, the Effective Time, and (ii) entered into a non-competition and non-solicitation agreement with Parent (the “Non-Competition Agreements”), which Non-Competition Agreements shall become effective at, and are conditioned upon the occurrence of, the Effective Time.

F.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Members have entered into non-solicitation agreements with Parent (the “Non-Solicitation Agreements”), which Non- Solicitation Agreements shall become effective at, and are conditioned upon the occurrence of, the Effective Time.

G.    Parent and the Company intend for the Merger to constitute a taxable acquisition by Parent of the Company Interests held by the Company Members.

H.    Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.

“Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Parent or any Affiliate of Parent), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase by any Person of any securities of the Company or any tender offer or exchange offer for outstanding securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company or its securities, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition, or disposition of any of the assets of the Company in any single transaction or series of transactions (other than assets of a de minimis value,) and (ii) the sale of Company products in the Ordinary Course of Business or nonexclusive, revocable (upon no more than 30 days’ notice) licenses to the Company’s intellectual property granted in the Ordinary Course of Business), (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other transactions contemplated hereby.

“Action” means any action, order, writ, injunction, demand, claim, suit, litigation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, arbitration, mediation, audit, inquiry, dispute, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. References herein to Affiliates of Parent shall be deemed to include the Surviving Company following the Effective Time.

“Articles of Organization” means the Company’s Articles of Organization, as in effect on the Agreement Date.

“Balance Sheet Date” means December 31, 2019.

“Base Consideration” means the the Base Stock Consideration.

“Base Stock Consideration” means shares of Parent Common Stock having an aggregate FMV of $55,000,000.00.

“BCC License” means all Cannabis Licenses issued to the Company by the State of California Bureau of Cannabis Control, as required for, or in connection with, the Company’s distribution operations.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in San Francisco, California.

“Cannabis License” means any temporary, provisional or permanent permit, license, registration, variance, clearance, consent, commission, franchise, exemption, order, authorization, or approval from any Governmental Authority that regulates the cultivation, manufacture, processing, marketing, sale or distribution of cannabis products, whether for medical or recreational use, including but not limited to the annual cannabis license issued by the State of California (including by the Bureau of Cannabis Control, the California Department of Food and Agriculture or the California Department of Public Health, as applicable).

“Cause” means that one or more of the following have occurred: (i) such Key Employee’s theft, willful misconduct, breach of fiduciary duty for personal profit, or willful falsification of any documents or records of Parent or any of its Subsidiaries; (ii) such Key Employee’s material failure to abide by a code of conduct or other policies maintained by any of Parent or any of its Subsidiaries (including, without limitation, policies relating to confidentiality and prohibition against discrimination and harassment); (iii) such Key Employee’s knowing (including that which such Key Employee reasonably should have known) unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of any of Parent or any of its Subsidiaries (including, without limitation, such Key Employee’s improper use or disclosure of any of Parent’s or any of its Subsidiaries’ or third party’s confidential or proprietary information); (iv) any intentional act by such Key Employee which has a material detrimental effect on the reputation or business of any of Parent or any of its Subsidiaries; (v) such Key Employee’s repeated failure or inability to perform any reasonable assigned duties after thirty days written notice from any of Parent or any of its Subsidiaries, and a reasonable opportunity to cure, such failure or inability, to the extent curable; (vi) any material breach by such Key Employee of an employment agreement, restrictive covenant agreement or similar agreement with any of Parent or any of its Subsidiaries (including, without limitation, any Offer Letter or Non-Competition Agreement), which breach is not cured pursuant to the terms of such agreement; or (vii) such Key Employee’s conviction (including any plea of guilty or nolo contendere) of any felony or crime involving moral turpitude.

“CDPH License” means all Cannabis Licenses issued to the Company by the State of California Department of Public Health’s Manufactured Cannabis Safety Branch, as required for, or in connection with, the Company’s extraction and other manufacturing operations.

“Claim” means a claim for indemnification, compensation or reimbursement for Damages under Article 10.

“Closing Employee Payment” means any payment triggered by or that becomes due solely as a result of the Merger or the transactions contemplated by this Agreement, whether due prior to, at or after the Closing (whether or not subject to vesting or other conditions) arising out of any management, employment, retention, bonus, change in control, paid-time off, severance (other than as set forth in Section 5.10(a)), or other similar arrangement with any current or former director, officer, employee, independent contractor or any other service provider of the Company (including any separation payment, contractual or otherwise, or statutory severance or notice payments payable to any Non-Continuing Employee); provided, however, that any payment to be made, or other obligation or liability owing by or due from Parent to any employee pursuant to the terms of an offer letter or independent contractor agreement entered into by and between Parent and such employee shall not be deemed to be a Closing Employee Payment.

“Closing Financial Certificate” means a certificate of the Company, certified as accurate and complete by the chief executive officer of the Company and dated as of the Closing Date, (i) attaching the Company’s balance sheet as of the Closing, (ii) stating that the Company has at least $2,000,000 in unrestricted cash as of the Closing and providing reasonable evidence thereof, (iii) stating that the Company does not have any Debt outstanding on the Closing and (iv) stating that the Company does not have any unpaid Transaction Expenses as of the Closing.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Ancillary Agreement” means each agreement or document (other than this Agreement) that the Company is to enter into as a party thereto pursuant to this Agreement.

“Company Balance Sheet” means the Company’s unaudited balance sheet as of the Balance Sheet Date.

“Company Business” means the business of the Company as of the Agreement Date and as of the Effective Time, consisting of the design, development, manufacturing, distribution, sale, marketing, licensing, supply, and provision of any of the Company Products.

“Company Data” means all data, meta-data, or information (i) transmitted to the Company by users or customers of any Company products or Company Web Site, or (ii) contained in any IT Systems or other databases of the Company (including any and all Proprietary Information, User Data, listings and other content displayed or distributed on or through any Company Product or Company Software) and all other information, data and compilations thereof used by the Company.

“Company Employee Agreement” means each management, employment, retention, change in control, severance, Tax gross-up, consulting, relocation, repatriation or expatriation agreement or other similar Contract between the Company and any current or former employee, officer, independent contractor, director or other service provider of the Company.

“Company Employee Plan” means each (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plan, stock purchase plan, other equity-based plan, bonus or incentive award plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, consulting agreement, executive compensation plan, program, agreement or arrangement, retention plan, change in control plan, program or arrangement, supplemental income arrangement, vacation or paid-time off plan, death, hospitalization, health and welfare and fringe benefit plan, retirement, postretirement or retiree welfare arrangement, educational or employee assistance plan, employee loan and all other employee benefit plan, agreement, and arrangement, not described in (i) above; and (iii) plan or arrangement providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such arrangement, or has any obligation to sponsor, contribute to or provide benefits under, for the benefit of any current or former employee, officer, director, independent contractor or other service provider of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries) or with respect to which the Company or any ERISA Affiliate has or may have any Liability or obligation.

“Company Financial Statements” means the unaudited balance sheets of the Company as of December 31, 2018 and December 31, 2019 and the unaudited statements of operations, members’ equity and cash flows of the Company for each of the 12 months then ended.

“Company Intellectual Property Right” means any Intellectual Property Right that is owned, purported to be owned, used, held for use, or practiced by, or exclusively licensed to, the Company, including any Intellectual Property Right incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Product.

“Company Interests” means the issued and outstanding membership interests of the Company.

“Company Material Contract” means any (i) Contract required to be listed on the Company Disclosure Letter pursuant to Section 3.10, Section 3.11(t) or Section 3.14 (whether or not so listed) and (ii) Contract between the Company and any Significant Customer or Significant Supplier.

“Company Member” means any holder of Company Interests as of immediately prior to the Effective Time.

“Company Technology” means any and all Technology owned, used, held for use or practiced by the Company, including any Technology incorporated into or otherwise used, held for use or practiced in connection with (or planned by the Company to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Product.

“Company Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of the Company and any online service made available by the Company.

“Confidentiality Agreement” means that certain Mutual Nondisclosure and Noncircumvention Agreement, by and between Parent and the Company, dated as of July 23, 2019.

“Contaminants” means any material present in the Company Products that is a prohibited material, or is present in a prohibited quantity, under any applicable regulations, as well as any material not intended by the Company to be present in the Company Products or not disclosed in the applicable product labelling.

“Continuing Employee” means each employee of the Company as of the Closing Date who remains employed by the Company, Parent or any of Parent’s Affiliates as of the day immediately following the Closing Date.

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders).

“Copyright” means any copyright, mask work right, exclusive exploitation right, or similar or equivalent right with respect to Works of Authorship and any registration of the foregoing or application for the foregoing (including any moral or economic right, however denominated).

“Debt” means, without duplication, (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (iii) all obligations of the Company to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (iv) all outstanding reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities, (v) all obligations of the Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Encumbrance existing on property owned by the Company, whether or not indebtedness secured thereby will have been assumed, (vii) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Merger or any of the other transactions contemplated hereby or in connection with any lender consent and (viii) all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (vii) appertaining to third parties. For the avoidance of doubt, “Debt” shall not include any Taxes.

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Interests as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with the Act in connection with the Merger in respect of any Company Interests.

“Dissenting Unit” means any unit of Company Interests that is issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected prior to the Dissenters Deadline Date in accordance with Section 17711.01 and Article 11 of the Act in connection with the Merger.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, exclusive license or covenant, option to obtain an exclusive license or covenant, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Law” means any Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Law or regulation relating to any emission, discharge, release or threatened release of Materials of Environmental Concern or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” means the date that is fifteen (15) months after the Closing Date.

“Federal Cannabis Law” means any U.S. federal law, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.).

“FMV” means, with respect to one Parent Share, (i) if the QA Closing has not occurred, the price as reasonably determined by the board of directors of Parent (provided that if the Representative notifies Parent within 10 days of the date on which Parent notifies Representative of such price that it does not agree with such price, Parent and the Representative shall engage a mutually agreeable valuation firm to conduct a valuation of Parent to determine the value of one Parent Share, with the fees of such valuation firm to be borne one-half by Parent and one-half by the Representative (on behalf of the Company Members); or (ii) if the QA Closing has occurred, the initial listing price of one share of Parent Common Stock on the Canadian Securities Exchange or, if not traded on the Canadian Exchange, on the primary exchange on which such shares are traded, in each case as converted to United States Dollars based on the exchange rate of Canadian Dollars or such applicable currency to United States Dollars published by the Bank of Canada on the last day of such ten day period.

“Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1 (Organization and Good Standing), 3.2 (Subsidiaries), 3.3 (Power, Authorization and Validity), 3.4 (Capitalization of the Company), 3.5(a) (No Conflict), 3.7 (Taxes), 3.26 (Transaction Expenses) and 3.27 (Working Capital) and the representations and warranties of Parent set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Power, Authorization and Validity), 4.3(a) (No Conflict), 4.4 (Brokerage) and 4.10 (Parent Shares).

“GAAP” means United States generally accepted accounting principles.

“General Representation Cap” means an amount equal to 11.0 % of the Merger Consideration.

“General Representation Claim” means any Claim under Section 10.2(a) or Section 10.2(j), in each case with respect to any of the General Representations or any of the certifications made with respect thereto pursuant to Section 8.2(a), other than any such Claim involving fraud, intentional misrepresentation or willful breach.

“General Representations” means the representations and warranties of the Company set forth in Article 3, other than Fundamental Representations.

“Governmental Authority” means any (i) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (ii) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government or (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, unit, body, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Laws).

“Holdback Amount” means the Holdback Shares and the Holdback Cash, collectively.

“Holdback Shares” means 12.5% of the Base Stock Consideration as and when issued to Company Members pursuant to this Agreement.

“Intellectual Property License” means any license, sublicense, right, covenant, non-assertion or similar covenant, permission, immunity, consent, release or waiver under or with respect to any Intellectual Property Rights or Technology.

“Intellectual Property Right” means any right in Technology and/or industrial property (anywhere in the world, whether statutory, common law or otherwise) including any (i) Patent, (ii) Copyright, (iii) other right with respect to Software, including any registration of such right or any application to register such right, (iv) industrial design right or registration of such right and any application to register such right, (v) right with respect to any Mark, and any registration for any Mark and any application to register any Mark, along with all goodwill associated with each of the foregoing, (vi) right with respect to any Domain Name, including any registration for any Domain Name, along with all goodwill associated with each of the foregoing, (vii) right with respect to any Proprietary Information, including any right to limit the use or disclosure of Proprietary Information by any Person, (viii) right with respect to any Database, including any registration of such right and any application to register such right, (ix) right of publicity and personality, including any right with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, (x) moral right, (xi) renewal, reissue, reversion, reexamination, or extension of any of the foregoing, and (xii) any right equivalent or similar to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any information technology and computer system (including Software, information technology and telecommunication hardware, network and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information and any support, disaster recovery and online service whether or not in electronic format, used in or necessary to the conduct of the Company Business.

“Key Employees” means John Figueiredo, Shannon Byers and Joe Wynne.

“Knowledge” means the actual knowledge of a particular fact, circumstance, event or other matter in question of any of John Figueiredo, Shannon Byers, Joe Wynne and Sharon Burt. Any such Person will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such Person would reasonably be expected to have knowledge of the fact, circumstance, event or other matter after conducting a reasonable inquiry in respect of the applicable subject matter of (i) all employees of the Company and all independent contractors and advisors of the Company, including outside legal counsel and accountants, who would reasonably be expected to have information relevant to the matter and (ii) such Person’s books, records and email accounts.

“Law” means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, rule of common law, customary law and equity and any civil or other code, applicable to any of the assets, properties, operations and business of the applicable Person.

“Liability” means any debt, duty, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability or obligation is immediately due and payable.

“Liquidity Event” means:

(i)    the closing of the QA;

(ii)    the closing of:

(A)    an acquisition of Parent by another entity by means of any transaction or series of related transactions to which Parent is party (including, without limitation, any stock acquisition, merger or consolidation) in which the voting securities of Parent outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction, other than in connection with bona fide financing;

(B)    the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Parent or any subsidiary of Parent of all or substantially all the assets of Parent and its subsidiaries taken as a whole; or

(C)    the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Parent if substantially all of the assets of Parent and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Parent;

(iii)    liquidation or dissolution of Parent; or

(iv)    development of a secondary trading market for the shares of Parent Common Stock.

“Mark” means any trademark, service mark, logo and design mark, trade dress, trade name, fictitious or other business name, and brand name, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” when used in connection with an entity means any change, event, circumstance, condition or effect that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the financial condition, assets, Liabilities, business, operations or results of operations of such entity and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect with respect to such entity (except to the extent, in the case of clauses (i) through (iii) and (v) below, they have a disproportionate effect on such entity and its Subsidiaries, taken as a whole, as compared to the other companies in the industry in which such entity and its Subsidiaries operate): (i) changes in conditions in the U.S. or global economy, capital or financial markets generally, including, without limitation, changes in interest or exchange rates, (ii) changes in legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company conducts business, (iii) changes in GAAP, (iv) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including, without limitation, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, landlords, tenants, lenders, investors or employees, (v) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism that do not disproportionately affect the Company, (vi) any action taken by the Company at the direction of Parent or (vii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (provided that the underlying changes, events, circumstances, conditions or effects that contributed to such failure may be being taken into account in determining whether such failure has resulted in a Material Adverse Effect).

“Materials of Environmental Concern” means any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product or any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

“Merger Consideration” means the consideration payable to Company Members in respect of Company Interests pursuant to Section 2.3.

“Merger Sub Ancillary Agreements” means each agreement or document (other than this Agreement) that Merger Sub is to enter into as a party thereto pursuant to this Agreement.

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Net Assets” means cash, cash equivalents, receivables and accumulated assets of the Surviving Company arising from and after the Closing up to and including the date the Rescission is consummated less the amount of cash and cash equivalents and other assets contributed to the Surviving Company by Parent and its Affiliates from and after the Closing up to and including the date the Rescission is consummated.

“Non-Continuing Employee” means any employee of the Company as of the Agreement Date, or who becomes an employee of the Company following the Agreement Date and prior to the Closing Date, who does not continue in employment with the Company, Parent or any of Parent’s Affiliates as of the day immediately following the Closing Date, other than as set forth herein.

“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized Software or Technology or a non-exclusive right to access and use the functionality of such Software or Technology on a hosted or “software-as-a-service” basis (and does not include any other Intellectual Property Licenses), (ii) such Contract is a non-negotiable “shrink- wrap,” “browsewrap,” or “click-through” Contract, (iii) the Software or Technology is not included, incorporated or embedded in, linked to, combined, distributed or made available with, or used in the development, design, delivery, distribution or provision of, any Company Software, Technology or Company Product, (iv) such Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $20,000 or ongoing subscription or service fees of no more than $5,000 per year, and (v) such Contract is not a license for Open Source Software.

“Open Source Software” means any Software or other Technology that is subject to or licensed, provided, distributed or made available under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, or is otherwise licensed, provided, distributed or made available in source code or equivalent form under terms that permit modification and redistribution of such Software or other Technology.

“Ordinary Commercial Agreement” means any agreement entered into in the Ordinary Course of Business and is not primarily related to Taxes.

“Ordinary Course of Business” means a course of business that is in the ordinary course of the business of the Company and consistent with its past practices, including, if applicable, with respect to frequency and amounts.

“Outstanding Units” means the aggregate number of units of the Company that are issued and outstanding as of immediately prior to the Effective Time (including Dissenting Units, if any, but excluding any units that are to be cancelled pursuant to Section 2.3(b)).

“Parent Ancillary Agreements” means each agreement or document (other than this Agreement) that Parent is to enter into as a party thereto pursuant to this Agreement.

“Parent Common Stock” means the shares of Class A Common Stock, $0.0001 par value per share, of Parent.

“Parent Financial Statements” means the consolidated unaudited balance sheet of Parent as of December 31, 2019 and the consolidated unaudited statements of operations and cash flows of Parent for the 12 months then ended.

“Parent Shares” means shares of Parent Common Stock issuable in the Merger pursuant to the terms of this Agreement.

“Patent” means any patent or patent application, utility model or application for any utility model, inventor’s certificate or application for any inventor’s certificate, or invention disclosure statement.

“Permitted Encumbrance” means (i) any statutory lien for Taxes (a) not yet due and payable or (b) the validity or amount of which is being contested in good faith by appropriate proceedings; provided, that in the case of clause (b), adequate reserves have been established therefor on the Company Financial Statements; (ii) any mechanics’, carriers’, workers’, repairers’ or other similar lien arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of the Company or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established therefor on a basis consistent with prior periods and are reflected on the Company Financial Statements; (iii) any pledge, deposit or other lien securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); and (iv) with respect to any real property leased by the Company (a) any Encumbrance on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest, (b) any Encumbrance that would be set forth in any title policies, endorsements, title commitments, title certificates and/or title reports and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (c) any minor encroachment; provided, however, that none of the foregoing Encumbrances or encroachments described in clause (iv) does, or would reasonably be expected to, individually or in the aggregate, impair, in any material respect, the continued use and operation of the property to which they relate in the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.

“Personal Information” means, in addition to all information defined or described by the Company as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Product, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

“Per Unit Expense Fund Amount” means (i) the Expense Fund Amount divided by (ii) the Outstanding Units held by the Company Members.

“Per Unit Holdback Stock Amount” means a number of shares of Parent Common Stock equal to (i) the Holdback Shares divided by (ii) the Outstanding Units held by the Company Members.

“Per Unit Stock Amount” means a number of shares of Parent Common Stock equal to (i) the Base Stock Consideration divided by (ii) the Outstanding Units.

“Pre-Closing Tax” means (i) any Tax imposed on the Company, or for which the Company is liable, for any Pre-Closing Tax Period, (ii) any Tax resulting from the transactions contemplated by this Agreement, including (A) any Transfer Taxes, and (B) any withholding taxes required to be deducted from payments made pursuant to this Agreement, (iii) any Tax for which the Company is liable as a result of being or having been (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group on or before the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of the Company being included in any consolidated, affiliated, combined or unitary group in any Pre-Closing Tax Period, (iv) any Tax of another Person for which the Company is liable as a result of being a successor or transferee of such Person on or prior to the Closing Date or as a result of any express or implied obligation existing on or prior to the Closing Date to indemnify any such Person, by Contract or otherwise, and (v) any Taxes of the Company Members. For purposes of the foregoing, in the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts or imposed in connection with any transaction that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of the Company that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date, and the denominator of which is the total number of days in the entire Straddle Period.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on and including the Closing Date.

“Privacy Law” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data and any such Law governing breach notification, any penalties and compliance with any order, including the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, Health Insurance Portability and Accountability Act, the UK Data Protection Act 1998, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, any Law or regulation implementing either or both of EU Directive 95/46/EC and EU Directive 2002/58/EC (each as amended from time to time) and the California Consumer Privacy Act of 2018 (Cal. Civ. Code §§ 1798.100-1798.199).

“Privacy Policy” means a legal statement or document that discloses to users or customers of Company Products and/or the Company website the ways that the Company gathers, uses, discloses, and manages customer’s/user’s data.

“Privileged Communications” means any communication between Dorsey & Whitney LLP, on the one hand, and the Company or the Company Members, on the other hand, that are attorney-client privileged and that solely relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or, beginning on the date of this Agreement, any dispute arising under this Agreement.

“Pro Rata Share” means, with respect to any Company Member, the fraction having (i) a numerator equal to the total number of Outstanding Units held by such Company Member as of immediately prior to the Effective Time and (ii) a denominator equal to the total number of Outstanding Units held by all Company Members as of immediately prior to the Effective Time.

“Proprietary Information” means any information or material not generally known to the public, including any trade secret, know-how, mailing and/or customer lists, account lists/notes, standard operating procedures (SOPs), research and development (R&D) notes, marketing plans or other confidential and proprietary information.

“QA” means the consummation by Parent of either (i) the acquisition of Parent by a publicly listed company (including a special purpose acquisition company (i.e., a SPAC)) (“Qualifying Acquisition”) or (ii) an initial public offering of shares Parent Common Stock.

“QA Closing” means the date on which the QA is consummated.

“Registered Company Intellectual Property Right” means (i) any issued Patent, pending Patent application, Mark registration, application for Mark registration, Copyright registration, application for Copyright registration and Domain Name registration owned, purported to be owned, filed or applied for by or on behalf of the Company, and (ii) any other application, registration, recording and filing filed by or on behalf of the Company (or otherwise authorized by or in the name of the Company) with respect to any Company Intellectual Property Right.

“Requisite Members” means the holders of (i) two thirds (66.66%) of the issued and outstanding Company Interests voting together as a single class, (ii) a majority of the issued and outstanding Class A Company Interests voting as a separate class and (iii) a majority of the issued and outstanding Class B Company Interests voting as a separate class.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) Database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Spreadsheet” means a spreadsheet reasonably acceptable to Parent, certified as accurate and complete by the chief executive officer of the Company and dated as of the Closing Date, which spreadsheet shall set forth: (i) the names of all of the Company Members and their respective last known addresses and email addresses and country of citizenship (if known), (ii) the number of Company Interests held by such Persons and the respective certificate numbers and dates of acquisition, (iii) the calculation of each Company Member’s Pro Rata Share, the Outstanding Units and the Per Unit Expense Fund Amount, (iv) the Pro Rata Share applicable to each Company Member, and (v) whether (but not the amount) any payroll or employment Tax withholding is required from any payment to any Company Member. Parent shall be entitled to rely on the information in the Spreadsheet for all relevant purposes hereunder, it being acknowledged and agreed that its use therefor shall not affect, in any manner whatsoever, any Parent Indemnified Party’s right to indemnification, compensation or reimbursement pursuant to Section 10.2 if any of the information on the Spreadsheet is not accurate or complete.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise by operation of Law.

“Tax Return” means any return, amended return, election declaration, report, voluntary disclosure, claim for refund, information return or statement filed or required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means any: (i) technology, formulae, algorithm, procedure, process, method, technique, idea, know-how, creations, inventions, discoveries and improvement (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel or other information and materials; (iii) customer list, customer contact and registration information, customer correspondence and customer purchasing history; (iv) specification, design, industrial design, model, device, prototype, schematic, configuration and development tool; (v) Software, website, content, image, logo, graphic, text, photographs, artwork, audiovisual works, sound recording, graph, drawing, reports, analysis, writing, of any other work of authorship and copyrightable subject matter (“Work of Authorship”); (vi) database or other compilation or collection of data or information (“Database”); (vii) mask work, layout, topography or other design feature with respect to any integrated circuit; (viii) Mark; (ix) domain name, uniform resource locator, social media accounts or other name or locator associated with the Internet (“Domain Name”) or social media identifier; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Transaction Expenses” means any out-of-pocket cost or expense incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated by this Agreement, as well as any related sale or financing process, in each case arising out of any Contract or commitment entered into by the Company prior to the Effective Time, including, without duplication, (i) any fee or expense of any investment banker, financial advisor, legal counsel, accountant or other professional advisor, (ii) any premium or related cost for the Tail Policy, (iii) any Closing Employee Payment, (iv) any employer-level payroll or employment Tax associated with any Closing Employee Payments or other compensatory payments made pursuant to this Agreement, and (v) any payment, consideration, costs or fees associated with the termination of the Contracts set forth in Schedule 8.2(f) or in relation to obtaining any consent set forth on Schedule 8.2(e); provided that “Transaction Expenses” shall not include any fees or expenses incurred by the Company (x) at the direction of Parent and not required under the terms of this Agreement, (y) solely for the purposes of facilitating the QA (including for the avoidance of doubt, any additional fees incurred by the Company for the purposes of auditing and preparing the financial statements of the Company for the purposes of the QA) or (z) for any exchange agent engaged by Parent.

“Transfer” means, with respect to any security, to sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer (including by gift or operation of law), dispose of, hypothecate or encumber, directly or indirectly, such security, or to enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such security.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from any user of any website or any Company Product or Company Software.

“VAT” means any ad valorem, value added, goods and services or similar tax.

“WARN Act” means the Workers Adjustment and Retraining Notification Act, as amended, and all state and local statutory equivalents.

“Working Capital” means (i) the current assets of the Company (as determined in accordance with GAAP) as of immediately prior to the Closing minus (ii) all liabilities of the Company (as determined in accordance with GAAP) as of immediately prior to the Closing.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 shall have the meanings assigned to such terms in this Agreement.

ARTICLE 2

THE MERGER

2.1    The Closing. Subject to the earlier termination of this Agreement pursuant to Article 9, the closing of the Merger (the “Closing”) shall take place by teleconference or through electronic exchange of transaction documents at 10:00 a.m. California time on the second Business Day after the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article 8 (other than those conditions that, by their terms, are to be satisfied by action to be taken at Closing, but subject to the satisfaction or waiver (to the extent permitted by Law) of those conditions), or at such other place, time or date as Parent and the Company agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”. On the Closing Date or at such later date and time as may be mutually agreed in writing by the Company and Parent, the Company and Merger Sub shall cause the Merger to be consummated by filing an agreement of merger, in substantially the form attached hereto as Exhibit D (the “Agreement of Merger”), with the Secretary of State of the State of California in accordance with the Act. The time of such filing and acceptance by the Secretary of State of the State of California, or such later time as may be agreed in writing by Parent and the Company prior to the Closing and specified in the Agreement of Merger, shall be referred to herein as the “Effective Time”.

2.2    Effects of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall be the surviving entity of the Merger pursuant to the terms of this Agreement and the Agreement of Merger. The effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the Act. Without limiting the foregoing, from and after the Effective Time, all of the property, rights, powers, privileges and franchises of the Company and Merger Sub shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions and duties of the Surviving Company, all as provided under the Act.

(b)    By virtue of the Merger and without any further action on the part of the Company, Merger Sub or any other Person, (i) the Articles of Organization of the Company shall be amended and restated in their entirety as of the Effective Time in a form acceptable to Parent and (ii) the operating agreement of the Company shall be amended and restated as of the Effective Time in a form acceptable to Parent.

(c)    The manager(s) of the Surviving Company immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion; provided, however, that until such time as all BCC Licenses’ respective ownership is transferred to Parent, then each manager of the Company prior to the Closing shall remain a manager of the Surviving Company following the Closing as necessary to facilitate the transfer of such BCC License.

2.3    Conversion of Shares.

(a)    Conversion of Merger Sub Units. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any unit of Merger Sub, each unit of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable unit of the Surviving Company, and the units of the Surviving Company into which the units of Merger Sub are so converted shall be the only units of the Surviving Company that are issued and outstanding immediately after the Effective Time.

(b)    Cancellation of Company-Owned Units. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Interests, each unit of Company Interest held in the Company’s treasury or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and extinguished without any payment of any consideration therefor (such units of Company Interests, together with any Dissenting Units, the “Disregarded Units”).

(c)    Conversion of Company Interests. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Interests, each unit of Company Interests (other than any Disregarded Units) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive (following satisfaction of the Payment Condition):

(i)    a non-assignable right to receive a number of shares of Parent Common Stock equal to (A) the Per Unit Stock Amount, minus (B) the Per Unit Holdback Stock Amount, required to be delivered in accordance with Section 2.3(d), as, when and in such amounts as such shares are required to be made;

(ii)    a non-assignable contingent right to receive an amount of cash equal to (A)    the First Cash Payment Amount divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 2.5, as and when such deliveries are required to be made;

(iii)    a non-assignable contingent right to receive an amount of cash equal to (A) the Second Cash Payment Amount divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 2.5, as and when such deliveries are required to be made;

(iv)    a non-assignable contingent right to receive an amount of cash equal to (A) the Third Cash Payment Amount divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 2.6, as and when such deliveries are required to be made;

(v)    a non-assignable contingent right to receive a number of shares of Parent Common Stock (or, following the consummation of a Qualifying Acquisition, shares of the publicly listed company that acquired Parent) equal to (A) the Earnout Stock Consideration divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 2.7, as and when such deliveries are required to be made;

(vi)     a non-assignable contingent right to receive the portion of the Holdback Amount, if any, required to be delivered in accordance with Section 10.8, as and when such deliveries are required to be made; and

(vii)    a non-assignable contingent right to receive the portion of the Expense Fund Amount, if any, required to be delivered in accordance with Section 10.14(c), as and when such deliveries are required to be made.

(d)    Issuance of Base Stock Consideration. The Base Stock Consideration payable pursuant to Section 2.3(c)(i) above shall be issued to each Company Member upon the earlier of (i) the closing of a Liquidity Event or (ii) five (5) years from the date of Closing (in either case, such earlier date or the date on which such restrictions are waived per the last sentence of this subsection (d), the “Relevant Date”). If the Base Stock Consideration issuable in connection with a Liquidity Event is the result of the closing of a QA, then such shares shall be issued to each Company Member in proportion and at such times as any lock-up restriction applicable to such shares is released. The aggregate number of shares of Parent Common Stock issuable at any given time as required by this Section 2.3(d) shall equal (x) the portion of Base Stock Consideration issuable at such time divided by (y) the FMV. Any Base Stock Consideration due hereunder shall be issued to the Company Members as soon as practicable following, but in any event within 10 calendar days thereof, any date such shares are required to be issued hereunder. The Representative may waive such issuance restrictions at any time with respect to all or any portion of the issuable shares; provided, that, in no event shall any Base Stock Consideration be issued prior to the expiration or waiver of the Rescission Right.

(e)    Updated Spreadsheet. Prior to any issuance or payment of Merger Consideration under this Agreement, the Representative shall provide to Parent an updated Spreadsheet that sets forth the portion of Merger Consideration that is then issuable or payable to each Company Member, determined without regard to withholding. Such updated Spreadsheet shall constitute a “Spreadsheet” for all purposes hereunder.

(f)    Calculations. For purposes of calculating the amount of cash and number of Parent Shares issuable hereunder with respect to Company Interests held by a particular Company Member, including for purposes of calculating the allocation of the Holdback Shares, the consideration payable shall be calculated after aggregating all such Company Interests held by such Company Member. No fraction of a Parent Share will be issued by virtue of the Merger. Any Company Member who would otherwise be entitled to receive a fraction of a Parent Share shall instead be entitled to receive an amount of cash equal to the product obtained by multiplying (i) such fraction by (ii) the FMV, rounded to the nearest whole cent. All payments to be made by Parent hereunder shall be without interest.

(g)    Transfer Restrictions. The Parent Shares issuable hereunder shall be subject to certain restrictions on Transfer in accordance with Article 7.

2.4    Holdback.

(a)    Holdback Shares. Subject to the terms and conditions of this Agreement, Parent shall retain and hold back from issuance the Holdback Shares, at such time and in such proportion as the Base Stock Consideration is issued to Company Members in accordance with Section 2.3(d).

(b)    Holdback Cash. Subject to the terms and conditions of this Agreement, in the event that the Third Cash Payment Date is a date prior to the Expiration Date, then on the Third Cash Payment Date Parent shall retain and hold back $500,000 (the “Holdback Cash”) from the Third Cash Payment otherwise payable pursuant to Section 2.6.

(c)    In the event that, at the time any portion of the Holdback Amount would otherwise be paid or issued, Parent (i) may be entitled to payment of an indemnity Claim or Claims under Article 10 pursuant to a pending Claim that has not yet been finally resolved or (ii) is entitled to payment of an indemnity Claim or Claims that has been finally resolved but not yet satisfied, Parent may withhold issuance of that portion of the Holdback Amount necessary to satisfy such pending or finally resolved Claim or Claims.

(d)    The Holdback Amount shall be held by Parent as partial security for the indemnification obligations of the Company Members under this Agreement in accordance with the terms and conditions set forth in this Agreement, and the Holdback Amount shall be subject to forfeiture by the Company Members for Claims as provided in Article 10.

(e)    Tax Treatment of Holdback. The parties shall treat the Holdback Amount as property of Parent for all Tax reporting purposes.

2.5    First Cash Payment; Second Cash Payment.

(a)    Within 10 days following the earlier to occur of (i) the QA Closing and (ii) the date on which the Rescission Right has expired or been irrevocably waived by the Representative (such earlier date, the “First Cash Payment Date”), Parent shall pay, or cause to be paid, to the Company Members, their respective Pro Rata Share of an aggregate amount of cash equal to $2,500,000 (the “First Cash Payment Amount”) pursuant to the instructions and allocations provided by the Representative pursuant to an updated Spreadsheet.

(b)    Within 10 days following the earlier to occur of (i) the QA Closing and (ii) the date on which the Rescission Right has expired or been irrevocably waived by the Representative, provided, that, in no event shall the date in subsection (ii) be earlier than the date that is six (6) months following the Closing Date (such earlier date, the “Second Cash Payment Date”), Parent shall pay, or cause to be paid, to the Company Members, their respective Pro Rata Share of an aggregate amount of cash equal to $2,500,000 (the “Second Cash Payment Amount”) pursuant to the instructions and allocations provided by the Representative pursuant to an updated Spreadsheet.

2.6    Third Cash Payment. On the date that is six (6) months after the Second Cash Payment Date (the “Third Cash Payment Date”), Parent shall pay, or cause to be paid, to the Company Members, their respective Pro Rata Share of an aggregate amount of cash equal to $2,500,000 (the “Third Cash Payment Amount”) pursuant to the instructions and allocations provided by the Representative pursuant to an updated Spreadsheet; provided that any Key Employee who is not employed by Parent or an Affiliate of Parent (including, for greater certainty, the Company and its Subsidiaries) through the Third Cash Payment Date shall forfeit his or her applicable portion of the Third Cash Payment Amount, and such allocable portion shall be retained by Parent; provided, further, that, if prior to the Third Cash Payment Date such Key Employee (i) is terminated by Parent without Cause, (ii) sustains a permanent or temporary disability or (iii) dies, then, for the purposes of this Section 2.6, such Key Employee shall be deemed to be employed by Parent as of the Third Cash Payment Date; provided, further, that in the event that the Third Cash Payment Date is a date prior to the Expiration Date, then Parent shall hold back the Holdback Cash from the Third Cash Payment Amount payable to the holders of Company Interests pursuant to this Section 2.6.

2.7    Earnout Stock.

(a)    Subject to the terms and conditions of this Section 2.7, the Company Members shall earn up to a number of shares of Parent Common Stock (or, following the consummation of a

Qualifying Acquisition, shares of the publicly listed company that acquired Parent) equal to the Earnout Stock Consideration, based on the Company achieving certain Earnout Milestones. The total “Earnout Stock Consideration” that may be payable hereunder shall be a number of shares of Parent Common Stock (or, following the consummation of a Qualifying Acquisition, shares of the publicly listed company that acquired Parent) calculated by dividing (i) $17,500,000 by (ii) a per share value that is equal to FMV.

(b)    The “Earnout Milestones” are as follows:

(i)    25% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company building out a wholesale Flower Sales Department achieving $20,000,000 in revenue (as determined in accordance with GAAP) during fiscal year 2020 (the “Flower Sales Milestone”);

(ii)    50% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company achieving $75,000,000 in revenue (as determined in accordance with GAAP during fiscal year 2020 (the “Revenue Milestone”);

(iii)    5% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company’s cannabis derived terpene “Flavor Factory” achieving an average of 50,000 grams of cannabis derived terpene production capacity per month in California during fiscal year 2020 (the “Flavor Factory Production Milestone”); and

(iv)    20% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company’s cannabis derived terpene “Flavor Factory” achieving an average of 10,000 grams of cannabis derived terpene sales per month in California over three consecutive months during fiscal year 2020 (the “Flavor Factory Sales Milestone”)].

(c)    Promptly following the achievement of any Earnout Milestone, Parent shall provide written notice to the Representative that such Earnout Milestone has been achieved.

(d)    In the event that the Flower Sales Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) the revenue (as determined in accordance with GAAP) of the wholesale Flower Sales Department during fiscal year 2020 (the “Flower Sales Revenue”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Flower Sales Milestone multiplied by (a) the Flower Sales Revenue divided by (b) $20,000,000, in accordance with Section 2.3(c)(v).

(e)    In the event that the Revenue Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) the revenue (as determined in accordance with GAAP) of the Company during fiscal year 2020 (the “Company Revenue”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Revenue Milestone multiplied by (a) the Company Revenue divided by (b) $75,000,000, in accordance with Section 2.3(c)(v).

(f)    In the event that the Flavor Factory Production Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) Parent’s reasonable calculation of the highest number of grams of cannabis derived terpene production achieved in a month in California over during fiscal year 2020 at the Company’s cannabis derived terpene “Flavor Factory” (the “Flavor Factory Production Volume”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Flavor Factory Production Milestone multiplied by (a) the Flavor Factory Production Volume divided by (b) 50,000 grams, in accordance with Section 2.3(c)(v).

(g)    In the event that the Flavor Factory Sales Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) Parent’s reasonable calculation of the average number of grams of cannabis derived terpene sales per month in California over the final three months of fiscal year 2020 at the Company’s cannabis derived terpene “Flavor Factory” (the “Flavor Factory Sales Volume”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Flavor Factory Sales Milestone multiplied by (a) the Flavor Factory Sales Volume divided by (b) 50,000 grams, in accordance with Section 2.3(c)(v).

(h)    After receipt of the notice regarding Flower Sales Revenue or the Company Revenue (each an “Earnout Statement”), the Representative will have 30 days (the “Earnout Review Period”) to review the Earnout Statement. Subject to the execution of a customary nondisclosure agreement, the Representative and his, her or its legal, accounting and/or financial advisors shall be given reasonable access during normal business hours (or such other times as the parties may agree) to the books and records of Parent and the Surviving Company to the extent the same are necessary for the proper calculation of the Flower Sales Revenue or the Company Revenue. The Representative may dispute items reflected in the Earnout Statement on the basis that they were not prepared in accordance with the requirements set forth in this Section 2.7 or that the same contain mathematical errors. Unless the Representative delivers written notice to Parent on or prior to the end of the Earnout Review Period specifying in reasonable detail the amount, nature and basis of each disputed item, the Representative and the Company Members will be deemed to have accepted and agreed to the Earnout Statement, which shall then be final and binding upon all the parties. If the Representative so notifies Parent of his objection to the Earnout Statement, the Representative and Parent must, for 30 days (or such longer period as the Representative and Parent may agree in writing) following such notice (the “Earnout Resolution Period”), attempt in good faith to resolve their differences and any resolution by them as to any disputed amount is final, binding and conclusive on the parties.

(i)    If, at the conclusion of the Earnout Resolution Period, there are any amounts remaining in dispute as to applicable the Earnout Statement, the Representative and Parent will select a mutually agreeable nationally recognized firm of independent certified public accountants with nationwide audit, accounting and valuation practices to resolve any remaining objections. The accounting firm will resolve any such objections and determine, in accordance with the requirements set forth in this Section 2.7, the items and amounts in dispute. The parties will provide the accounting firm, within ten (10) days of its selection, with a definitive statement of the position of each party with respect to each unresolved objection and will advise the accounting firm that the parties accept the accounting firm as the appropriate Person to determine the correct items and amounts for all purposes relevant to the resolution of the unresolved objections. The Representative and Parent, as applicable, will provide the accounting firm access to the books and records of Parent and/or the Surviving Company related to the calculation of the Flower Sales Revenue or the Company Revenue. The accounting firm will have 30 days to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection. The determination of the accounting firm will be set forth in writing and will, absent manifest error, be conclusive and binding upon the parties. Parent will revise the Earnout Statement as appropriate to reflect the resolution of any objections to the Earnout Statement pursuant to this Section 2.7.

(j)    If the Representative and Parent submit any unresolved objections to an accounting firm for resolution as provided in this Section 2.7, each party will bear its own costs and expenses, and pay one half of the fees and expenses of the accounting firm.

(k)    The applicable portion of any Earnout Stock Consideration issuable pursuant to Sections 2.7(c)(j) above shall be issued to each Company Member upon the later of the Relevant Date and final determination of achievement of the applicable Earnout Milestone. If the Earnout Stock Consideration issuable in connection with a Liquidity Event is the result of the closing of a QA, then such shares shall be issued to each Company Member in proportion and at such times as any lock-up restriction applicable to such shares is released. Any Earnout Stock Consideration due hereunder shall be issued to the Company Members promptly following, but in any event within 10 calendar days thereof, any date such shares are required to be issued in accordance with this Section 2.7(k). Following achievement of the applicable Earnout Milestone, the Representative may waive such issuance restrictions at any time with respect to all or any portion of the issuable shares; provided, that, in no event shall any Earnout Stock Consideration be issued prior to the expiration or waiver of the Rescission Right.

(l)    Until December 31, 2020, Parent shall not take any action in bad faith whose purpose is to intentionally minimize or intentionally interfere with the achievement of any Earnout Milestone. Notwithstanding the foregoing, for the avoidance of doubt, subject to Section 6.4, Parent shall have sole discretion over all matters relating to the Company Products and shall be under no obligation to operate (or cause to be operated) Parent or the Surviving Company to achieve any Earnout Milestone, including any specific level of revenue, production capacity or sales.

2.8    Exchange.

(a)    Prior to the Effective Time, the Company shall deliver to each Company Member as of immediately prior to the Effective Time a letter of transmittal in substantially the form attached hereto as Exhibit E (a “Letter of Transmittal”). Parent shall deliver, or cause to be delivered, as promptly as reasonably practicable following the Closing, to any Company Member who delivers a duly completed and validly executed Letter of Transmittal (and any other documents as Parent shall reasonably require, including an Investor Questionnaire) (such delivery, the “Payment Condition”), the consideration that such Company Member has the right to receive pursuant to Section 2.3(c).

(b)    From and after the Effective Time, no units of the Company will be deemed to be outstanding, and such former holders of Company Interests shall cease to have any rights with respect thereto except as provided herein or by Law.

(c)    At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Interests shall thereafter be made.

(d)    Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving Company or an exchange agent, if engaged by Parent, shall be liable to any Company Member for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining undistributed to Company Members immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Parent free and clear of all claims or interest of any Person previously entitled thereto.

2.9    Dissenting Units. If, in connection with the Merger, holders of Company Interests shall have demanded and perfected their appraisal rights in accordance with Section 17711.01 and Article 11 of the Act, none of such Dissenting Units shall be converted into a right to receive the Merger Consideration otherwise payable to the holder of such Dissenting Units (as provided in Section 2.3(c), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Units pursuant to the Act. Each holder of Dissenting Units who, pursuant to the provisions of the Act, becomes entitled to payment of the fair value of such shares shall receive payment therefor in accordance with the Act (but only after the value therefor shall have been agreed upon or finally determined pursuant to the Act). In the event that any Company Member fails to make an effective demand for payment or fails to perfect its appraisal as to its units of Company Interests or any Dissenting Units shall otherwise lose their status as Dissenting Units, then any such units shall immediately be converted into the right to receive the consideration payable pursuant to Section 2.3(c) in respect of such shares as if such units had never been Dissenting Units, and Parent shall deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 2.8, following the satisfaction of the Payment Condition, the Merger Consideration to which such Company Member would have been entitled under Section 2.3(c) with respect to such units. The Company shall give Parent (a) prompt written notice (and in no event more than two Business Days) of (i) any demand received by the Company for appraisal of Company Interests or notice of exercise of a Company Member’s appraisal rights in accordance with the Act, and (ii) the withdrawals of such demands and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Act. The Company agrees that, except with Parent’s prior written consent, it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights.

2.10    Tax Withholding. Each of Parent, the Surviving Company and the exchange agent engaged by Parent, if applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment and, to the extent that amounts are so deducted and withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Each of Parent and the Surviving Company shall cooperate with the recipients of the Merger Consideration in order to reduce or eliminate any such withholding, including requesting and providing recipients of Merger Consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

2.11    Further Assurances. If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, the Surviving Company, and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary to consummate the Merger and to carry out the purposes and intent of this Agreement.

2.12    Tax Treatment. The Merger shall constitute a taxable acquisition by Parent of the Company Interests held by the Company Members. The parties agree to treat all payments of Merger Consideration pursuant to this Agreement as the payment for the purchase and sale of Company Interests and report such payments under the “installment method” in accordance with Section 453 of the Code.

2.13    Rescission Right. In the event that the QA Closing has not occurred by the date that is seven (7) months following the Closing, the Company Members shall have the option to rescind (the “Rescission Right”) the Merger and the other transactions contemplated hereby, in which case the parties hereto shall be restored, to the greatest extent practicable, to the same position they were in before the Merger and the other transactions contemplated hereby, including all Net Assets and the transfer of the Company Interests back to the Company Members, and the return of any consideration paid by Parent to the Company Members or any of their respective Affiliates (including any amounts paid for their benefit to the Representative) (the “Rescission”). In the event the Company Members elect to exercise the

Rescission Right, the Representative must send notice in writing to Parent no later than the earlier to occur of (i) 30 days following the date that is seven (7) months following the Closing and (ii) 30 days prior to the end of the fiscal year in which the Closing occurs (such, earlier date, the “Rescission Expiration Date”) informing Parent of the election to exercise the Rescission Right. Following receipt of such notice, the parties hereto shall cooperate fully and in good faith to make such arrangements and shall consummate the Rescission on a mutually agreeable date as soon as reasonably practicable, provided that the Rescission must in any event be consummated prior to the end of the fiscal year in which the Closing occurs. For the avoidance of doubt, (A) the Representative may waive the Rescission Right at any time and (B) the Rescission Right shall expire if not exercised prior to the Rescission Expiration Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure letter of the Company addressed to Parent, dated as of the Agreement Date and delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (which exceptions will correspond to the specifically identified section or subsection of the representations and warranties contained in this Article 3; provided however, that matters disclosed pursuant to any section or subsection of this Article in the Company Disclosure Letter will qualify other sections or subsections of this Article to the extent that it would be reasonably apparent on the face of an exception, without any independent knowledge of the subject matter thereof or the contents of any documents referenced therein, that such exception is applicable to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub (with the understanding and acknowledgement that Parent and Merger Sub would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Parent and Merger Sub are relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement), as of the date of this Agreement and as of the Closing that:

3.1    Organization and Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on the Company Business. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified, licensed and in good standing as would not result, or reasonably be expected to result, in a Material Adverse Effect. Schedule 3.1 of the Company Disclosure Letter sets forth each jurisdiction in which the Company is qualified or licensed to do business. The Company has made available to Parent true and complete copies of the Articles of Organization and its current operating agreement, including all amendments thereto (the “Charter Documents”). The Company is not in violation of its Charter Documents.

3.2    Subsidiaries. The Company does not have, and has never had, any Subsidiaries. The Company does not own, and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Person. There is no obligation, contingent or otherwise, of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

3.3    Power, Authorization and Validity.

(a)    Power and Authority. The Company has all requisite limited liability company power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Company Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, subject only to receipt of the Member Approval. The execution, delivery and performance by the Company of this Agreement and each of the Company Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, have been duly and validly approved and authorized by all requisite corporate action, subject only to receipt of the Member Approval.

(b)    No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Authority is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Company Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, except for the filing of the Agreement of Merger with the Secretary of State of the State of California.

(c)    Enforceability. This Agreement has been duly executed and delivered by the Company. This Agreement and each of the Company Ancillary Agreements are, or when executed and delivered by the Company shall be, assuming the due authorization, execution and delivery by Parent or the other Persons party hereto or thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d)    Manager Approval. The managers of the Company have by written consent unanimously: (i) approved and declared advisable this Agreement, (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to, and in the best interests of the Company and the Company Members and approved the same, (iii) approved the Company Ancillary Agreements and the transactions contemplated thereby, (iv) resolved to recommend to the Company Members the adoption of this Agreement, and (v) directed that this Agreement be submitted to the Company Members for adoption (such manager approval in (i)-(v), the “Manager Approval”).

(e)    Required Vote of Company Members. The affirmative vote or consent of the Requisite Members are the only votes or consents of the holders of any class or series of Company Interests necessary to adopt or approve this Agreement, the Merger, the Company Ancillary Agreements, the other transactions contemplated hereby and thereby (such vote or consent, the “Member Approval”). Upon receipt of the Member Approval, no further vote or consent of the holders of any class or series of Company Interests is necessary to adopt this Agreement and approve the Merger, the Company Ancillary Agreements, the transactions contemplated hereby and thereby and the other matters set forth in the Written Consent.

(f)    No Restrictions on the Merger; Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under Law (“Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement and each of the Company Ancillary Agreements.

3.4    Capitalization of the Company.

(a)    Authorized and Outstanding Capital Stock of the Company. The Company Interests (including the class of such Company Interests) held by each Company Member as of the Agreement Date is set forth on Schedule 3.4(a) of the Company Disclosure Letter, no units of the Company are issued or outstanding as of the Agreement Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter, and no units of the Company will be issued or outstanding as of the

Closing Date that are not set forth on Schedule 3.4(a) of the Company Disclosure Letter. Schedule 3.4(a) of the Company Disclosure Letter also sets forth for each Company Member the number of units held and the addresses of record and email addresses (if known) of such Company Member and the date of issuance of the units held by such Company Member. All issued and outstanding units of the Company have been duly authorized and validly issued, are fully paid and nonassessable, and were not issued in violation of and, except under the agreements to be terminated in accordance with Section 8.2(f), are not subject to any right of rescission, right of first refusal or preemptive right under, and have been offered, issued, sold and delivered by the Company in compliance with, Law and all requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by the Company.

(b)    No Other Rights. Except for the agreements to be terminated in accordance with Section 8.2(f), there is no outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any membership interests or other equity interests of any of the Company. Except under the agreements to be terminated in accordance with Section 8.2(f), there is no voting agreement, registration right, rights of first refusal, preemptive right, co-sale right or other similar right or restriction applicable to any outstanding security of the Company.

(c)    Ungranted Options. The Company has no offer letters or other Contracts that contemplate or commit the Company grant any option to purchase any Company Interests or any other security of the Company, and the Company has not otherwise promised to grant any option to purchase any Company Interests or any other security of the Company, which option has not been granted, other security has not been issued, or which promise to make such grant has been fully and validly extinguished without any further Liability to the Company.

(d)    Schedule 3.4(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all Debt as of the Agreement Date, including, for each item of Debt, the Contract(s) governing such item of Debt. All Debt may be prepaid at the Closing without penalty under the terms of the Contract(s) governing such Debt.

3.5    No Conflict. Neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements by the Company, nor the performance of the Company’s obligations hereunder or thereunder or the consummation of the transaction contemplated hereby or thereby, shall conflict with, result in a termination, breach, impairment, violation of (with or without notice or lapse of time, or both), acceleration of any obligation or loss of any material benefit, or constitute a default, or require the consent, release, waiver or approval of, or notice to, any third party, under: (a) any provision of any Charter Documents of the Company, each as currently in effect, (b) any Law applicable to the Company or any of its assets or properties, (c) any Company Material Contract, (d) any Governmental Permit, (e) any Privacy Policy, terms of use or terms of service of the Company, or (f) any judgment, decree or order to which the Company is subject.

3.6    Litigation. There is no Action pending or, to the Knowledge of the Company, threatened, against the Company (or against any officer, director, employee or agent of the Company in their capacity as such or relating to their employment, services or relationship with the Company). There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on the Company or any of its assets or properties. The Company does not have any Action pending against any Governmental Authority or any other Person.

3.7    Taxes.

(a)    Tax Returns, Taxes and Audits.

(i)    The Company (A) has properly completed and timely filed all Tax Returns required to be filed by or with respect to it, and all Tax Returns filed or required to be filed by or with respect to it are true, correct and complete in all material respects, (B) has timely paid all Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Return), (C) has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods or portions thereof prior to the Balance Sheet Date (which accrual or reserve as of the Balance Sheet Date is fully reflected on the face of the Company Balance Sheet (rather than in any notes thereto)), (D) has made (or will make on a timely basis) all estimated Tax payments required to be made sufficient to avoid any underpayment, penalties or interest, and (E) since the Balance Sheet Date has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice other than as a result of the transactions contemplated by this Agreement. Schedule 3.7(a)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each federal, state, local and non-U.S. jurisdiction in which the Company is required to file a Tax Return following the Closing with respect to any Pre-Closing Tax Period, including the type of Tax Return and the type of Tax required. No power of attorney with respect to Taxes has been granted by the Company. The Company has made available to Parent correct and complete copies of all federal and state income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received for all taxable years remaining open under the applicable statute of limitations.

(ii)    No deficiency for any Tax has been threatened, claimed, proposed or assessed in writing, or to the Knowledge of the Company, unwritten against the Company.

(iii)    The Company has not received from the IRS or any other Governmental Authority (including any sales or use Tax authority) any (A) notice indicating an intent to open an audit or other review related to any Tax matter, or (B) request for information related to any Tax matter. No Tax Return of the Company is under audit by the IRS or any other Governmental Authority and any past audits (if any) have been completed and fully resolved and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable Governmental Authorities. No written, or to the Knowledge of the Company, unwritten, claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be required to file any Tax Return in that jurisdiction.

(iv)    No Tax liens are currently in effect against any of the assets of the Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes nor has the Company agreed to any extension of time for filing any Tax Return that has not been filed. The Company has not consented to extend the period in which any Tax may be assessed or collected by any Tax agency or authority which extension is still in effect.

(v)    The Company has received, from each employee or former employee of the Company who holds stock that is subject to a substantial risk of forfeiture as of the Agreement Date, if any, a copy of the election(s) made under Section 83(b) of the Code with respect to all such shares, and, to the Company’s Knowledge, such elections were validly made and filed with the IRS in a timely fashion.

(vi)    Neither Parent (as a result of its acquisition of the Company) nor the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (A) any change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, including the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax Laws) to transactions, events or accounting methods employed prior to the Closing, (B) any use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (D) intercompany transactions or any excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provisions of applicable Law), (E) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (F) any deferred revenue accrued or prepaid amount received or paid on or prior to the Closing Date, or (G) any election made under Section 108(i) of the Code prior to the Closing.

(b)    Withholding and Profits Interests.

(i)    The Company has complied with all Laws relating to the payment, collection and withholding of any Tax (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provisions of state, local or foreign Tax Law), and has, within the time and in the manner prescribed by Law, collected and withheld from employee wages and other amounts payable to or from third parties and paid over to the proper Governmental Authorities all amounts required to be so collected and withheld and paid over under all Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state income and employment Tax withholding Laws), including federal, state, local and foreign Taxes, and has timely filed or provided all Tax Returns (including Forms W-2, K-1 and 1099) in accordance with Law.

(ii)    With respect to all Company Interests issued in connection with the performance of services and for which no consideration has been paid, and whether or not subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code: (i) such Company Interests have at all times qualified as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191; (ii) if issued in connection with grants of interests subject to a “substantial risk of forfeiture,” each recipient of such equity interests made a valid and timely election in respect of such equity interests pursuant to Section 83(b) of the Code; and (iii) the allocation of proceeds among the Company Members pursuant to Spreadsheet is consistent with the qualification of such interests as profits interests. The Company has not treated any Person holding an equity interest in the Company as an “employee” for federal and, where applicable, state and local tax purposes.

(c)    Tax Status and Indemnification Obligations.

(i)    The Company is not a party to or bound by any Tax sharing, indemnity, allocation or similar Contract (other than an Ordinary Commercial Agreement), and the Company has no Liability to another party under any such Contract.

(ii)    The Company is not now, and has never been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract (other than an Ordinary Commercial Agreement) or otherwise by operation of Law. None of the Company or any “dual resident corporation” (within the meaning of Section 1503(d) of the Code) in which the Company is considered to hold an interest, has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(iii)    The Company has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(iv)    The Company is not and has not been party to any joint venture, partnership or other arrangement or Contract that is treated as a partnership for federal income Tax purposes. There have been no entity classification elections filed pursuant to Treasury Regulations Section 301.7701-3 (or any analogous provision of state or local income Tax Law), with respect to the Company. The Company is classified, and has since the date of its formation been classified, as a partnership or disregarded entity for U.S. federal, state and local income Tax purposes, and neither the Company Members nor the Company have taken a position inconsistent with such treatment with respect to any U.S. federal, state or local Tax. The Company uses, and has always used, the accrual method of accounting for income Tax purposes and the taxable year of the Company is the calendar year ending December 31.

(v)    The Company is not and has never been the beneficiary of any Tax exemption or Tax holiday.

(vi)    Within the meaning of Treasury Regulation Section 1.1445-11T(d), neither (i) 50% or more of the value of the gross assets of the Company consists of “United States real property interests” under Section 897 of the Code, nor (ii) 90% or more of the value of the gross assets of the Company consists of U.S. real property interests plus cash or cash equivalents. No Seller is a “foreign person” within the meaning of Sections 897, 1445, 1446 or 7701 of the Code and the Treasury Regulations thereunder.

(vii)    The Company has not participated in and is not participating in an international boycott within the meaning of Section 999 of the Code.

(viii)    There is no property or obligation of the Company, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is, or may become, escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(ix)    The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of the applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

(x)    The Company has never requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(xi)    The Company (A) has not, and has not ever had, a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country in which it is organized and resident, (B) has not engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country, (C) is not and has not ever been, subject to Tax in a jurisdiction outside the country in which it is organized and resident, or (D) is not required to register in any jurisdiction for VAT purposes pursuant to applicable Law.

(xii)    None of the units of Company Interests are “covered securities” under Section 6045(g)(3) of the Code.

(d)    No Tax Shelters. The Company has (i) no disclosure obligation under Section 6662 of the Code or comparable provisions of state, local or foreign Law (ii) not participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction that is substantially similar to any of those transactions. The Company has not consummated, has not participated in, and is not currently participating in any transaction which was or is a “tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(e)    Nonqualified Deferred Compensation.

(i)    Each “nonqualified deferred compensation plan” under which the Company makes, is obligated to make or promises to make, payments subject to Section 409A of the Code, if any, has, since the inception of the Company, been operated in compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence each such plan have, since the inception of the Company, conformed to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No Company Benefit Arrangement or other Contract provides a gross-up, reimbursement or other indemnification for any Tax or related interest or penalty that may be imposed for failure to comply with the requirements of Section 409A of the Code.

(f)    Additional Tax Representations. The Company has never entered into any Contract or maintained any Company Benefit Arrangement that could give rise to payments with respect to the performance of services that are nondeductible under Sections 162(m), 404 or 280G of the Code or subject to the excise Tax under Section 4999 of the Code, and neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or upon occurrence of any additional event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director, consultant, independent contractor or other service provider of the Company or any of its ERISA Affiliates; (ii) result in the forgiveness of any indebtedness or (iii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Benefit Arrangement or related trust. There is no Company Benefit Arrangement or other Contract by which the Company is bound to compensate any employee of the Company or other service provider of the Company for any excise Tax or related interest or penalty paid pursuant to Section 4999 of the Code.

(g)    Limitations. Notwithstanding anything to the contrary in this Section 3.7, no representations are made concerning Parent’s ability to utilize or otherwise benefit from, Company net operating losses, capital losses, deductions, Tax credits and other similar items of the Company after the Closing Date.

3.8    Related Party Transactions. (a) No officers, directors, employees, members, managers or other securityholders of the Company (each, a “Related Party”) has any interest in any material asset used in or otherwise relating to the Business, except for the Related Party’s indirect interest therein as a member of the Company; (b) no Related Party is indebted to the Company (other than for advances for ordinary travel and other business expenses); (c) no Related Party is a party to, or has any financial interest in, any Contract, transaction or business dealing or involving the Company; (d) no Related Party is competing with the Company; and (e) to the Company’s Knowledge, no Related Party has any claim or right against the Company, in each case, other than (i) for payment of salaries and bonuses for services rendered; (ii) reimbursement of customary and reasonable expenses incurred on behalf of the Company; (iii) benefits due under Company Employee Plans, if any, and fringe benefits not required to be listed on the Company Disclosure Letter; (iv) agreements relating to outstanding Company shares or options; and (v) as provided in the Charter Documents.

3.9    Company Financial Statements. Schedule 3.9 of the Company Disclosure Letter sets forth sets forth the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Company Financial Statements present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject to the absence of information or notes not required by GAAP to be included in interim financial statements that, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise accrued for in such Company Financial Statements, and to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable Law and accounting requirements and the Financials are based upon such books and records. The Company has no Liabilities, except for (a) those shown on the Company Balance Sheet, (b) those that were incurred after the Balance Sheet Date in the Ordinary Course of Business, (c) Transaction Expenses and (d) executory obligations provided for in any of the Company’s Contracts that have been made available to Parent and which have not arisen as a result of the Company’s breach of any such Contract. The Company does not have any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K promulgated under the Securities Act. The Company has in place systems and processes that are customary for companies at the same stage of development as the Company designed: (A) to provide reasonable assurances regarding the reliability of the Company Financial Statements; and (B) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Company Financial Statements.

3.10    Title to Properties. The Company has good and marketable title to, or in the case of leased assets and properties, valid leasehold interests in, all of its tangible assets and properties (including those shown on the Company Balance Sheet), free and clear of all Encumbrances, other than Permitted Encumbrances. Such tangible assets constitute all the tangible assets used by the Company to conduct the Company Business. All machinery, vehicles, equipment and other tangible personal property owned or leased by the Company that are used in the Company Business are maintained in a manner consistent with standards generally followed with respect to similar properties. All leases of real or personal property to which the Company is a party are fully effective and afford the Company a valid leasehold possession of the real or personal property that is the subject of the lease. All rents, required deposits and additional rents which are due under the terms of the leases have been paid in full. The Company has never owned any real property. Schedule 3.10 of the Company Disclosure Letter sets forth a complete and accurate list of all real property leases to which the Company is a party (“Company Leased Real Property”). There are no Contracts that preclude or restrict, in any material respect, the ability of the Company to use any Company Leased Real Property for the purposes for which it is presently being used (or currently contemplated to be used, including any contemplated plans to expand any cannabis-related business activities). The activities carried on by the Company in all buildings, structures, improvements or fixtures included as part of, or located on or at, the Company Leased Real Property, have not been and are not in material violation of, or in material conflict with, any applicable building, zoning, environmental, health or safety regulations or ordinances or any other similar Laws (other than any applicable Federal Cannabis Law).

3.11    Absence of Certain Changes. Since the Balance Sheet Date, the Company Business has been operated in the Ordinary Course of Business and there has not been any Material Adverse Effect. From the Balance Sheet Date through and including the Agreement Date, there has not been with respect to the Company any:

(a)    amendment or change in its Charter Documents or adoption of a plan or agreement of complete or partial liquidation, dissolution, restructuring, consolidation or other reorganization;

(b)    termination, suspension or other lapse in connection with any Cannabis License or any submission or withdrawal of any application for any Cannabis License;

(c)    incurrence, creation or assumption of (i) any Encumbrance on any of its assets or properties (other than Permitted Encumbrances) or (ii) any Debt;

(d)    acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any shares of its capital stock, or any acceleration or release of any right to repurchase shares of its capital stock upon the securityholder’s termination of employment or services with it or pursuant to any right of first refusal;

(e)    payment or discharge of any of its Liabilities except for (i) Liabilities shown on the Company Balance Sheet or incurred in the Ordinary Course of Business after the Balance Sheet Date or (ii) Transaction Expenses;

(f)    purchase, license, sale, grant, assignment or other disposition or transfer, or any Company Material Contract for the purchase, license, sale, grant, assignment or other disposition or transfer, of any of its assets (including Company Intellectual Property Rights and other intangible assets), properties or goodwill, other than the non-exclusive license of its products or services to its customers in the Ordinary Course of Business;

(g)    declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, or any split, combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition of any of its capital stock or any change in any right, preference, privilege or restriction of any of its outstanding securities (other than applicable Contracts in connection with the termination of service of employees or other service providers, in each case in effect on the Agreement Date and disclosed on the Company Disclosure Letter);

(h)    issuance of membership interest or any securities convertible or exchangeable for units of the Company;

(i)    hiring or terminating of any officer, employee, independent contractor or other service provider of the Company;

(j)    change or increase in the compensation or benefits payable or to become payable to any of its current or former officers, directors, employees, advisors, independent contractors,

consultants, or in any bonus, pension, severance, change-of-control, retention, insurance or other benefit payment or arrangement (including any equity awards) made to or with any of such officers, directors, employees, advisors, independent contractors, or consultants, except as required by written Contract in effect as of the Agreement Date and made available to Parent;

(k)    change with respect to title, reporting or principal roles or responsibilities of any of its management, supervisory or other key personnel, any termination of employment or of a consulting agreement, or any labor dispute or claim of unfair labor practices;

(l)    Liability incurred by it to any of its current or former officers, directors, managers or members, except for normal and customary compensation and expense allowances payable to officers in the Ordinary Course of Business;

(m)    loan, advance or capital contribution by the Company to, or any investment by the Company in, any Person (other than the advance of travel expenses to employees in the Ordinary Course of Business);

(n)    entering into, amendment of, relinquishment, termination or nonrenewal by it of any Company Material Contract, Company Employee Agreement, or Company Employee Plan (or any other right or obligation) except as required by such Company Material Contract, Company Employee Agreement, Company Employee Plan, or Law;

(o)    entering into any new line of business or material change in the manner in which it extends discounts, credits or warranties;

(p)    change in accounting or Tax reporting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) or any revaluation of any of its assets;

(q)    settlement or compromise of any claim, audit report or assessment in respect of Taxes; entry into any closing agreement in respect of Taxes, amendment to any Tax Return; making of, change in, or revocation of any material election in respect of Taxes; adoption, change in, or revocation of any accounting method in respect of Taxes; surrender of any right to claim a refund of Taxes; entering into of any Tax allocation, sharing or indemnity agreement or closing agreement relating to Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)    deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or any discount, accommodation, customer credit or other concession made in order to accelerate or induce the collection of any receivable;

(s)    Action initiated by or against, or settled or otherwise resolved by, the Company;

(t)    capital expenditure made by it in excess of $25,000; or

(u)    negotiation with respect to, or any entry into, any Contract to do any of the things described in the preceding clauses (a)-(t) (other than negotiations and agreements with Parent and its representatives regarding the transactions contemplated by this Agreement).

3.12    Contracts, Agreements, Arrangements, Commitments and Undertakings. Schedule 3.12 of the Company Disclosure Letter sets forth a list of each effective Contract as of the Agreement Date of the following types to which the Company is a party or to which the Company or any of its assets or properties is bound, including the applicable subsection(s) to which such Contract is responsive:

(a)    (i) any Contract, other than supplier contracts, providing for payments (whether fixed, contingent or otherwise) by or to the Company in an aggregate annual amount of $100,000 or more and (ii) any supplier contracts providing for payments (whether fixed, contingent or otherwise) by the Company in an aggregate annual amount of $200,000;

(b)    any Contract with the Company’s customers or clients other than agreements with customers or clients that are on the Company’s standard form of customer or client agreement as made available to Parent without any material deviation therefrom;

(c)    any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Product or Company Technology;

(d)    any Contract under which the Company contracts for transportation, freight or warehousing services;

(e)    any Contract pursuant to which a third party manufactures any of the Company’s products or pursuant to which the Company manufactures products for any third party;

(f)    any material Contract with any suppliers, vendors or service providers to, or subcontractors of, the Company, to the extent not already disclosed pursuant to Sections 3.12(a), (c), (d) or (e);

(g)    any Contract that (i) provides for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights (A) by the Company for any other Person or (B) for the Company by any other Person (other than agreements with the Company’s employees on the Company’s standard form of employee proprietary information and invention assignment agreement), (ii) provides for the assignment or other transfer of any ownership interest in Technology or Intellectual Property Rights (1) to the Company from any other Person (other than agreements with the Company’s employees on the Company’s standard form of employee proprietary information and invention assignment agreement) or (2) by the Company to any other Person, (iii) includes any grant of an Intellectual Property License to any other Person by the Company (other than, with respect to this subsection (iii) only, non-exclusive licenses granted to the Company’s end users in the Ordinary Course of Business), or (iv) includes any grant of an Intellectual Property License to the Company by any other Person (other than, with respect to this subsection (iv) only, (x) Non-Negotiated Vendor Contracts that do not satisfy sub-section (i) of the definition of Company Material Contracts;

(h)    any Contract that relates to a partnership, joint venture, joint marketing, joint development or similar arrangement with any other Person;

(i)    any Company Employee Agreement or other Contract for or relating to the employment by the Company of any director, manager, officer, or employee (other than (i) any Contract related to the ownership of any Company Interests or (ii) any at-will employment offer letter or consulting agreement terminable on not more than 30 days’ notice);

(j)    any Contract involving any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any equity purchase, option,

hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal (other than (i) any Contract related to the ownership of any Company Interests or (ii) any at-will employment offer letter or consulting agreement terminable on not more than 30 days’ notice);

(k)    any Contract involving any severance, change-of-control, retention or similar type of agreement;

(l)    any indenture, mortgage, trust deed, promissory note, loan agreement, security agreement, guarantee or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, a leasing transaction of a type required to be capitalized in accordance with GAAP or evidencing any other Debt of the Company;

(m)    any Contract that restricts the Company or any of its employees from, or following the Effective Time will restrict Parent or any of its Affiliates from, (i) engaging in any aspect of its business, (ii) participating or competing in any line of business, market or geographic area, (iii) freely setting prices for its products, services or technologies (including most favored customer pricing provisions), or (iv) soliciting potential employees, independent contractors or other suppliers or customers;

(n)    any Contract under which the Company grants or is bound by or, following the Closing, purports to have Parent or any of its Affiliates grant or be bound by, any exclusive rights, noncompetition rights, rights of refusal, rights of first negotiation or similar rights to any Person;

(o)    any Contract that following the Closing would or would purport to: (i) require Parent or any of its Affiliates to grant any Intellectual Property License, or (ii) restrict Parent or any of its Affiliates from performing any of the activities listed in Section 3.12(m)(i) through (iv);

(p)    any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Company Interests or other securities or any options, warrants or other rights to purchase or otherwise acquire any such Company Interests, other securities or options, warrants or other rights for the foregoing;

(q)    any Contract with any labor union or any collective bargaining agreement or similar Contract with the Company’s employees;

(r)    any Contract relating to the settlement or other resolution of any Action (including any agreement under which any employment-related claim is settled);

(s)    (i) any Contract that includes an obligation by the Company to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property Rights or Technology, and (ii) any other Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other Person, other than, in the case of each of clauses (i) and (ii) Non-Negotiated Vendor Contracts and non-exclusive licenses granted to the Company’s end users entered into in the Ordinary Course of Business;

(t)    any Contract that would be required to be set forth on Schedule 3.8 (other than those referenced in Section 3.12(i));

(u)    any Contract pursuant to which the Company has acquired a business or entity, any securities of any entity, or any significant assets of a business or entity, whether by way of merger, consolidation, amalgamation, plan or scheme of arrangement, purchase of stock, purchase of assets, license or otherwise;

(v)    any Contract with any Person with whom the Company does not deal at arm’s length;

(w)    any Contract that involves the sharing of profits with other Persons or the payment of royalties or referral fees to any other Person, excluding Non-Negotiated Vendor Contracts;

(x)    any Contract that contains an earn-out or other contingent payment or obligation;

(y)    any non-disclosure Contract or other Contract concerning the use or disclosure of Proprietary Information by, to, or from the Company entered into outside the Ordinary Course of Business; or

(z)    any Contract or subcontract to which any Governmental Authority, university, college other educational institution or research center is a party.

All Contracts to which the Company is a party are in written form. True, correct and complete copies of each Company Material Contract (including schedules, exhibits and amendments thereto), or summaries of any oral Company Material Contract, have been made available to Parent.

3.13    No Default; No Restrictions.

(a)    Each of the Company Material Contracts is in full force and effect as to the Company and is valid and enforceable against the Company (and, to the Knowledge of the Company, is in full force and effect as to, and enforceable against, the other parties thereto) in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. The Company is performing in all material respects all of the obligations required to be performed by it and is entitled to all of the benefits under, and is not alleged to be in default in respect of, any Company Material Contract. To the Knowledge of the Company, there exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (1) become a default or event of default under any Company Material Contract, or (2) give any third party (A) the right to declare a default or exercise any remedy under any Company Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Company Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (D) the right to cancel, terminate or modify any Company Material Contract. Since January 1, 2018, the Company has not received any written, or, to the Knowledge of the Company, oral notice or other communication regarding any actual or possible violation or breach of or default under, or intention to cancel or modify, any Company Material Contract.

(b)    The Company is not a party to, and no asset or property of the Company is bound by, any judgment, injunction, order or decree, that restricts or prohibits the Company or, following the Merger, will restrict or prohibit Parent or any of its Affiliates, from freely engaging in the Company Business or from competing anywhere in the world (including any judgments, injunctions, orders or decrees restricting the geographic area in which the Company or, following the Merger, Parent or any of its Affiliates may sell, license, market, distribute or support any products, Intellectual Property Rights or

Technology or provide services or restricting the markets, customers or industries that the Company or, following the Merger, Parent or any of its Affiliates may address in operating the Company Business or restricting the prices that the Company or, following the Merger, Parent or any of its Affiliates may charge for Company Intellectual Property Rights, Company Technology or Company Products (including most favored customer pricing provisions)), or includes any grants by the Company or, following the Merger, Parent or any of its Affiliates of exclusive rights or licenses, noncompetition rights, rights of refusal, rights of first negotiation or similar rights.

3.14    Intellectual Property.

(a)    Schedule 3.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) material unregistered Marks owned by, or exclusively licensed to, the Company; and (ii) Domain Names owned by the Company, listing the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration. With the exception of the Domain Names listed on Schedule 3.14(a) of the Company Disclosure Letter, the Company does not own any Registered Company Intellectual Property Rights.

(b)    The Company owns all Company Intellectual Property Rights and Company Technology owned or purported to be owned by, or subject to an obligation to be assigned to, the Company (collectively, the “Owned Company IP”), free and clear of all Encumbrances (other than Permitted Encumbrances). The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of Owned Company IP. The Company has not (i) transferred to any Person ownership of, or granted any exclusive license with respect to, any Intellectual Property Rights that are or would have been, but for such transfer or grant, Owned Company IP or (ii) permitted the rights of the Company in any Intellectual Property Rights that are or were, at the time, material Owned Company IP to lapse or enter into the public domain. No Owned Company IP is subject to any claim, proceeding or outstanding decree, order, judgment, stipulation or Contract restricting in any material manner, the use, transfer, or, (except for non-exclusive licenses granted pursuant to Intellectual Property Licenses listed in Schedule 3.12(g)(iii) of the Company Disclosure Letter) licensing thereof by the Company, or which may affect the validity, use or enforceability of such Owned Company IP or Company Software. All Company Intellectual Property Rights and Company Technology that are not Owned Company IP (“Licensed IP”) are validly licensed to the Company pursuant to (A) Intellectual Property Licenses contained in the Contracts listed on Schedule 3.12(g) of the Company Disclosure Letter, or (B) Non-Negotiated Vendor Contracts that have been made available to Parent. The Company has (and will continue to have immediately following the Closing) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Company.

(c)    All Owned Company IP is fully and freely transferable and assignable and may be transferred and assigned to Parent without restriction and without payment of any kind to any third Person.

(d)    The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights and Technology used by the Company to conduct the Company Business. The Company Intellectual Property Rights owned by or exclusively licensed to the Company are valid and enforceable (excluding any applications related thereto).

(e)    The Company does not license any Intellectual Property under Patents from third parties.

(f)    Copies of the Company’s standard form(s) of non-disclosure agreement and any other of the Company’s standard form(s), including attachments, of non-exclusive licenses of, or agreements to provide on a non-exclusive basis, Company Products to customers (collectively, the “Standard Form Agreements”) have been made available to Parent.

(g)    Neither the conduct of the Company Business as it is currently conducted, nor any Company Product (including the design, development, use, practice, offering, licensing, provision, import, branding, advertising, promotion, marketing, sale, distribution, making available, or other exploitation of any Company Product) (i) has been or is infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights of any third Person, or (ii) has been or is constituting unfair competition or trade practices under the Laws of any relevant jurisdiction.

(h)    The Company has not received any notice from any written, or to the Knowledge of the Company, any other, Person: (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology of any third Person, (ii) alleging the Company has been or is contributing to or inducing any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person or unfair competition; (iii) inviting the Company to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Products or the conduct of the Company Business; or (iv) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology. To the Knowledge of the Company, there is no reasonable basis for any Person to make any such allegation, invitation, or challenge. The Company has no reason to believe that any such claim is or may be forthcoming. The Company is not in violation of the material terms of any Intellectual Property License.

(i)    To the Knowledge of the Company, no Person is infringing, misappropriating, misusing, diluting or violating any Owned Company IP, Company Technology owned by or exclusively licensed to the Company, or Company Products. The Company has not made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights, Company Technology owned by or exclusively licensed to the Company, or Company Products.

(j)    The Company is not restricted or limited from engaging in any line of business or from developing, using, making, selling, offering for sale any product, service or Technology or from hiring or soliciting potential employees or independent contractors. Neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement, will result in the Company of any of its Affiliates, as of the Agreement Date, or Parent (or any of its Affiliates as of the Agreement Date) as a result of or in connection with any Intellectual Property Licenses or other Contract to which the Company is a party: (i) granting to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to any of them (other than rights granted by the Company on or prior to the Closing Date under Intellectual Property Rights held by the Company as of the Closing Date) or being required to provide any source code for any Company Product to any third Person, (ii) being bound by, or subject to, any non-compete or other restriction on its freedom to engage in, participate in, operate or compete in any line of business, or (iii) being obligated to pay any royalties or other license fees with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(k)    The Company has taken commercially reasonable measures to protect all Proprietary Information of the Company and all Proprietary Information of any third Person in the Company’s possession or control, or to which the Company has access, with respect to which the

Company has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or has been actually disclosed by or on behalf of the Company to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. All Persons who have contributed, developed or conceived any Company Intellectual Property or Company Products have done so pursuant to a valid and enforceable agreement that protects the confidential information of the Company and grants the Company exclusive ownership of such Person’s contribution, development or conception.

(l)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed or made available with or used in the delivery or provision of any Company Software in a manner that: (i) requires or purports to require the licensing of any Owned Company IP for the purpose of making derivative works, (ii) requires or purports to require the disclosure or distribution in source code form of any Owned Company IP, or (iii) imposes any restriction on the consideration to be charged for the distribution of any Owned Company.

(m)    No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Company IP or otherwise made available to the Company for any other purpose, and (ii) no Governmental Authority or any university, college, other educational institution or research center owns, purports to own, has any other rights in or to (including through any Intellectual Property License), or has any option to obtain any rights in or to, any Owned Company IP. No employee of the Company who has been involved in the creation or development of any Technology or Intellectual Property Rights for the Company, or have had access to such Technology or Intellectual Property Rights, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee or independent contractor was also performing services for the Company. Without limiting the foregoing, there are no current or contingent usage rights, march-in rights, manufacturing restrictions or other rights of any governmental entity in or to any Owned Company IP.

(n)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights or Company Technology, and in the case of Licensed IP in the manner in which the Company uses, practices or otherwise exploits such Licensed IP as of the Agreement Date. Neither the execution, delivery and performance of this Agreement or any Company Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any Company Ancillary Agreement will, pursuant to any Contract to which the Company is a party or otherwise bound, result (or purport to result) in the transfer or grant by the Company or Parent or any of their respective Affiliates to any Person (other than Parent and its Affiliates) of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property Rights or Company Technology or any Intellectual Property Rights or Technology of Parent or any of its Affiliates.

3.15    Privacy and Data Protection. There has been no loss or damage, or unauthorized or illegal use, disclosure, modification, possession, interception, or other processing of or access to, or other misuse of, any of any Personal Information or User Data, and the Company is not aware of any facts reasonably suggesting the likelihood of the foregoing, including any breach of security or receipt of any notice or complaint from any Person regarding Personal Information or User Data. Schedule 3.15 of the Company Disclosure Schedule identifies (by effective date) each Privacy Policy in effect at any time since the inception of the Company and identifies the period of time during which such Privacy Policy has been, or was, in effect. All Privacy Policies and all Persons performing services on behalf of the Company are and have been in compliance in all material respects with all Privacy Laws.

3.16    Compliance with Laws.

(a)    Except as is not material in any case or in the aggregate, the Company has at all times complied with, and is not (and has not been) in violation of, any Law.

(b)    The Company holds all permits, licenses and approvals from, and has made all filings with, Governmental Authorities that are required to be held to conduct the Company Business in compliance with Law and applicable Contracts, including without limitation all Cannabis Licenses (collectively, “Governmental Permits”), and all such Governmental Permits are valid and in full force and effect. Schedule 3.16(b) of the Company Disclosure Letter sets forth a complete and accurate list of each Governmental Permit, including the issuer, date of issuance and expiration date of each such Governmental Permit. The Company has never received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or other oral communication, from any Governmental Authority regarding (i) any actual or possible violation of Law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit. The rights and benefits of each Governmental Permit will be available to the Surviving Company immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the Agreement Date and immediately prior to the Effective Time and will not be cancelled, terminated, revoked, limited in scope or otherwise adversely affected by the Merger or the other transactions contemplated hereby.

(c)    All materials, products and services distributed or marketed by the Company have at all times made all material disclosures to customers required by Law, and none of such disclosures made or contained in any such materials have been inaccurate, misleading or deceptive in any material respect.

(d)    To the Knowledge of the Company, each of the co-manufacturers, contract manufacturers, vendors, suppliers and distributors (collectively, the “Suppliers”) of the products, services, devices, hardware or other technology offered, sold or licensed, and the products serviced (including manufactured, processed, extracted, tested, stored, or delivered), from time to time by the Company (the “Company Products”) is in compliance with all Laws applicable to the cultivation, manufacturing, sale, lease, storage and delivery of such products, including such Laws that require such co-manufacturers to possess all permits for the current operation of their business, including the Medicinal and Adult-Use Cannabis Regulation and Safety Act (“MAUCRSA”), the Food and Drug Act, the Federal Trade Commission Act, the Fair Packaging and Labeling Act, the Safe Drinking Water and Toxic Enforcement Act of 1986, “Proposition 65”, the Laws of the State of California, and California’s local city and county rules and regulations, and the Laws of the United States Food and Drug Administration (“FDA”), United States Department of Agriculture (“USDA”), United States Federal Trade Commission (“FTC”), Occupational Safety and Health Administration (“OSHA”) and Environmental Protection Agency (“EPA”) or any other Governmental Authority. None of the products being manufactured, assembled, sold, leased or delivered by the Company requires any approval of the FDA, USDA, FTC, OSHA and EPA or any other Governmental Authority for the purpose for which they are being manufactured, assembled, sold, leased or delivered, as applicable, which has not been obtained.

3.17    Employees, ERISA and Other Compliance.

(a)    Schedule 3.17(a)-1 of the Company Disclosure Letter accurately lists all current employees of the Company as of the Agreement Date, and for each such employee, his or her: (i) job position, (ii) classification as full-time, part-time or seasonal, (iii) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations, (iv) accrued but unused vacation or paid- time off, (v) average hours of work per week, (vi) visa type (if any), (vii) commencement date of employment with the Company, (viii) work location, (ix) severance entitlements, if any, and (x) leave status (including anticipated return to work date). Each employee classified by the Company as exempt earns in excess of the minimum salary threshold for exemption and each non-exempt employee earns in excess of the applicable minimum wage. Schedule 3.17(a)-2 of the Company Disclosure Letter accurately lists all independent contractors of the Company as of the Agreement Date, and for each such independent contractor, his or her: (A) terms of compensation, (B) total 2018 compensation and expected 2019 compensation, (C) commencement date with the Company or any Affiliate of the Company, (D) service location; (E) description of services provided; (F) notice required to terminate the relationship, and (G) whether engaged directly or through a third party.

(b)    The Company has correctly classified and paid employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and other Laws. All employees of the Company are, and have been since their respective start of employment by the Company, legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period permitted by Law. All independent contractors providing services to the Company have been properly classified and paid as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other Laws. The Company does not have any employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of Proprietary Information or assignment of inventions).

(c)    The Company and each of its ERISA Affiliates: (i) are, and at all times have been, in compliance in all material respects with all Laws respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, overtime pay, sick leave, payroll documents, equal opportunity, immigration compliance, occupational health and safety, termination or discharge, plant closing and mass layoff requirements, affirmative action, workers’ compensation, disability, unemployment compensation, whistleblower laws, collective bargaining, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of independent contractors, health care continuation requirements of COBRA, the requirements of the Family and Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state Law and all provisions of the California Labor Code, (ii) have withheld, paid and reported all amounts required by Law or by Contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to employees or independent contractors of the Company, (iii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for employees of the Company (other than routine payments to be made in the Ordinary Course of Business). There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any of its Affiliates under any worker’s compensation policy or long-term disability policy.

(d)    The Company is not a party to or currently negotiating any collective bargaining or similar agreement with any labor union or organization, nor are any organized groups of its employees represented by any labor union. There is no, and in the past three (3) years there has been no pending, or to the Company’s Knowledge, threatened, labor dispute, work slowdown, work stoppage, strike, investigation by a Governmental Authority, involving the Company. To the Knowledge of the Company, (i) no employee of the Company currently intends to terminate his or her employment with the Company and (ii) no employee of the Company has received an offer to join a business that is competitive with the Company Business.

(e)    The Company is in compliance with the requirements of the Immigration Reform Control Act of 1986 and has a complete and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each of its employees.

(f)    The Company has not been a party to any Action, or received written notice of any threatened Action, in which the Company was, or is, alleged to have violated any Contract or Law relating to employment, including equal opportunity, discrimination, retaliation, harassment, immigration, wages, hours, unpaid compensation, classification of employees as exempt from overtime or minimum wage Laws, benefits, collective bargaining, the payment of social security and similar Taxes, occupational safety and health, and/or privacy rights of employees.

(g)    There is no pending, or to the Knowledge of the Company, threatened, and for the four (4) years the Company has not received notice of any, investigation or audit by a Governmental Authority responsible for the enforcement of labor, immigration or employment regulations and, for the past three (3) years the Company has not been found by any Governmental Authority to have engaged in any unfair labor practice, as defined in the National Labor Relations Act (29 U.S.C. § 151 et seq.) or other applicable Laws.

(h)    In the past two years, there has been no “mass layoff,” “employment loss,” or “plant closing” as defined by the WARN Act or any other Law in respect of the Company and the Company has not been affected by any transaction or engaged in any lay-offs or employment terminations sufficient in number to trigger application of any such Law.

(i)    To the Knowledge of the Company, no employee or independent contractor of the Company is in violation of (i) any term of any employment or independent contractor Contract with the Company or (ii) any term of any other Contract or any restrictive covenant relating to the right of any such employee or independent contractor to be employed by or to render services to the Company or to use Proprietary Information of others. The employment of any employee or engagement of any independent contractor by the Company does not subject them to any Liability to any third party.

(j)    Schedule 3.17(j) of the Company Disclosure Letter sets forth a true, complete and correct list of every Company Employee Plan and each Company Employee Agreement (each, a “Company Benefit Arrangement” and collectively, the “Company Benefit Arrangements”).

(k)    True, complete and correct copies of the following documents, with respect to each Company Benefit Arrangement, where applicable, have previously been delivered to Parent: (i) all documents embodying or governing such Company Benefit Arrangement and any funding medium for the Company Benefit Arrangement; (ii) the most recently filed IRS Form 5500; (iii) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (iv) all non-routine correspondence to and from any state or federal agency.

(l)    No Company Benefit Arrangement is intended to qualify under Section 401(a) of the Code.

(m)    (i) Each Company Benefit Arrangement is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms. (ii) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Arrangement or any fiduciary or service provider thereof, and, to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. (iii) All payments and/or contributions required to have been made with respect to all Company Benefit Arrangements either have been made or have been accrued in accordance with the terms of the applicable Company Benefit Arrangement and applicable Law.

(n)    Neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Company nor any ERISA Affiliate has ever incurred any Liability under Title IV of ERISA that has not been paid in full.

(o)    None of the Company Benefit Arrangements provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and the Company has never promised to provide such post-termination benefits.

(p)    Each Company Benefit Arrangement may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law. Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Benefit Arrangement or adopt any arrangement or program which, once established, would come within the definition of a Company Benefit Arrangement.

(q)    No Company Benefit Arrangement is subject to the laws of any jurisdiction outside the United States.

3.18    Books and Records.

(a)    The Company has made and kept business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records of the Company (collectively, the “Books and Records”) that are true, correct and complete and accurately and fairly reflect, in all material respects, the business activities of the Company. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its normally maintained Books and Records. At the Closing, the Books and Records of the Company will be in the possession of the Company.

(b)    The minute books of the Company made available to Parent accurately and adequately reflect all action previously taken by the members and the manager of the Company.

(c)    Schedule 3.18(c) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

3.19    Insurance. The Company maintains the policies of insurance and bonds set forth on Schedule 3.19 of the Company Disclosure Letter, which include all legally required workers’ compensation and other insurance, correct and complete copies of which have been made available to Parent. Schedule 3.19 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, policy number and the term and amount of coverage thereunder. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policy or bond or for which its total value (inclusive of defense expenses) would reasonably be expected to exceed the applicable policy limits. All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no Knowledge of any threatened termination of any of such policies or bonds.

3.20    Environmental Matters. The Company and its predecessors has at all times been in material compliance with all Environmental Laws, which compliance includes the possession of all Governmental Permits and other governmental authorizations required under Environmental Laws and compliance with the terms and conditions thereof. Except as disclosed on Schedule 3.20, the Company has never received any written notice or other written communication from a Governmental Authority that alleges that the Company is not in compliance with any Environmental Law, and to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by the Company with any current Environmental Law. All Governmental Permits held by the Company pursuant to any Environmental Law (if any) are identified in Schedule 3.20 of the Company Disclosure Letter.

3.21    Customers and Suppliers; Company Products.

(a)    Schedule 3.21(a) of the Company Disclosure Letter sets forth the top twenty-five (25) revenue sources of the Company based on revenue during each of (i) the twelve (12) months ending on December 31, 2019 and (ii) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each a “Significant Customer”). The Company has no Knowledge of any material dissatisfaction on the part of any Significant Customer. Since January 1, 2019, the Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Customer that such Significant Customer will not continue as a customer, as the case may be, of the Company or, following the Effective Time, Parent or any of its Affiliates or that such Significant Customer intends to terminate, breach or request a material modification to existing Contracts with the Company or following the Effective Time, Parent or any of its Affiliates. There are no pending material warranty claims made or refunds requested by any Significant Customer with respect to any Company Products except for normal warranty claims and refunds consistent with past history and that would not result in a reversal of any material amount of revenue by the Company. Neither the Company nor any of its representatives have made any oral commitments or promises with respect to the Company Product, including pricing, future features, or the like, to any current Significant Customer or prospective partner.

(b)    Schedule 3.21(b) of the Company Disclosure Letter sets forth the top twenty-five (25) vendors and suppliers of products and services to the Company based on amounts paid or payable by the Company to such vendors and suppliers during each of (i) the twelve (12) months ending December 31, 2019 and (ii) the year-to-date period ending on the last day of the calendar month immediately preceding the Agreement Date (each, a “Significant Supplier”). The Company is current in its payments to all Significant Suppliers and the Company does not have, and since January 1, 2019 has not had, any material dispute concerning Contracts with or products and/or services provided by any Significant Supplier that arose or remained unresolved. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or, following the Effective Time, Parent or any of its Affiliates or that such supplier intends to terminate, breach or not renew existing Contracts with the Company or following the Effective Time, Parent or any of its Affiliates.

(c)    The Company Products: (i) are in material compliance with applicable state and local regulations regarding lab testing requirements, (ii) have, to the Knowledge of the Company, been properly manufactured, handled and stored and are properly packaged and labeled and fit for human consumption; (iii) are in material compliance with the Federal Food, Drug and Cosmetic Act as amended and regulations promulgated thereunder as in effect as of the date hereof (collectively, the “Food and Drug Act”) and applicable Laws governing the purity of food sold for human consumption as in effect as of the date hereof (“Food Laws”).

(d)    The Company and, to the Knowledge of the Company, the Suppliers, have not voluntarily recalled, suspended, or discontinued manufacturing any Company Product at the request of any Governmental Authority, nor has the Company received any written notice from any Governmental Authority that it has commenced or threatened to initiate any action to withdraw approval, restrict sales or marketing, or request a recall of, any Company Product, or that a Governmental Authority has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Company Product.

(e)    The Company has not received written notice of, or been subject to, any finding of material deficiency or material noncompliance, material penalty, fine or sanction, request for corrective or remedial action or other material compliance or enforcement action, in respect of any of (i) the Company Products, (ii) the ingredients in the Company Products, or (iii) the facilities at which such Company Products are manufactured, packaged or initially distributed.

(f)    (i) The Company and, to the Knowledge of the Company, the Suppliers are in material compliance with all currently applicable premarket authorization requirements for the Company Products, including those requirements for food additives, (ii) all materials contained in the Company Products materially comply with established specifications, and (iii) the level of contaminants (e.g., heavy metals such as lead) or other impurities in the Company Products have been and currently are in material compliance with all applicable Laws.

(g)    The Company has not made any false statements in, or material omissions from, any applications, approvals, reports or other submissions made by the Company to the FDA, the USDA, the FTC or other Governmental Authorities or in any other records and documentation prepared or maintained by the Company solely for compliance with the requirements of the FDA, the USDA, the FTC or other Governmental Authorities relating to the Company Products.

(h)    The Company is in material compliance with all currently applicable labeling requirements of the FDA, the USDA and other Governmental Authorities and the currently applicable FTC requirements, and the applicable requirements in state consumer protection laws regarding truthful advertising, including the requirements to have adequate substantiation for all express and implied marketing, advertising or labeling claims and requirements that prohibit “drug” claims on Company Products.

(i)    The Company has not received any written or, to the Knowledge of the Company, oral notification from any Governmental Authority that remains unresolved indicating that any Company Product is unsafe or ineffective for its intended use or fails to comply with any applicable premarket authorization requirements.

(j)    The Company Products are free from any material defect. None of the Company Products constitutes or contains any material Contaminants. The Company utilizes industry standard means and measures designed to prevent the introduction of any Contaminants into the Company Products. There are no errors or defects in Company Products which do, or may reasonably be expected to, materially affect the value, functionality or fitness of the intended purpose of such Company Product or that would reasonably be expected to adversely affect the Company’s ability to perform any of its contractual obligations; nor has there been, and there are no claims asserted against the Company in writing, or to the Knowledge of the Company, otherwise, from any of its customers, partners or distributors related to Company Products or Company Intellectual Property Rights as a result of any such errors or defects; and the Company has not been and is not required to recall any Company Products.

3.22    Accounts Receivable. Schedule 3.22 of the Company Disclosure Letter sets forth an accurate and complete aging of the Company’s accounts receivable as of the last day of the month prior to the Agreement Date in the aggregate and by customer. All such accounts receivable derive from bona fide sales transactions entered into in the Ordinary Course of Business and are payable on the terms and conditions set forth in the applicable Contract.

3.23    Anti-Money Laundering Laws. Except with respect to the Company’s operations conducted in accordance with its respective Cannabis Licenses under the laws of the State of California, the Company is, and has always been, in compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the United Kingdom Proceeds of Crime Act 2002 and all other applicable anti-money laundering and counter terrorist financing Laws, and has established policies, procedures and internal controls designed to ensure compliance with such Laws.

3.24    Anti-Corruption and Anti-Bribery Laws.

(a)    None of the Company, any of its directors, officers, agents, employees, independent contractors or other representatives, and any other Person associated with or acting for or on behalf of the Company, has, directly or indirectly, in connection with the conduct of any activity of the Company violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq. (“FCPA”), the United Kingdom Bribery Act of 2010 (the “Bribery Act”) or any other applicable anti-corruption or anti-bribery Law.

(b)    The Company has established and maintains policies, procedures and internal controls designed to ensure compliance with the FCPA, the Bribery Act and all other applicable anti- corruption and/or anti-bribery Laws.

3.25    Trade Compliance. The Company does not engage in export, import, or related transactions in the operation of its business.

3.26    Transaction Expenses. No investment banker, broker, finder or similar party is or shall be entitled to any payment of any fees of expenses in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates at or prior to the Effective Time. The legal and accounting advisors and any other persons to whom the Company currently expects to owe fees and expenses that will constitute Transaction Expenses are set forth on Schedule 3.26 of the Company Disclosure Letter.

3.27    Working Capital. At the Closing, the Company shall have Working Capital of at least $2,500,000, inclusive of $2,000,000 of cash.

3.28    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3 and the Company Disclosure Letter, the Company and the Company Members make no express or implied representation or warranty in respect of the Company. Notwithstanding anything in this Section 3.28 or elsewhere in this Agreement to the contrary, nothing in this Agreement shall limit, restrict or waive in any manner, or be used as a defense against, the right of any Parent Indemnified Party to (a) rely on and enforce the representations, warranties, covenants and agreements contained in this Agreement or any Company Ancillary Agreement as set forth herein and therein, or (b) pursue any claim for fraud, intentional misrepresentation or willful breach.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into this Agreement, and with the understanding that the Company and the Company Members will be relying thereon in consummating the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant to the Company (with the understanding and acknowledgement that the Company would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that the Company is relying on these representations and warranties, and that these representations and warranties constitute an essential and determining element of this Agreement), as of the date of this Agreement and as of the Closing that:

4.1    Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as presently proposed to be conducted. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.2    Power, Authorization and Validity.

(a)    Power and Authority. Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Parent Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent of this Agreement and each of the Parent Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby and thereby, subject to any required approval of Merger Sub’s sole member. The execution, delivery and performance by Merger Sub of this Agreement and each of the Merger Sub Ancillary Agreements to which it is to be party and to consummate the transactions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub, subject to any required approval of Merger Sub’s sole member.

(b)    No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform their respective obligations under this Agreement, each of the Parent

Ancillary Agreements (as to Parent) and each of the Merger Sub Ancillary Agreements (as to Merger Sub) or to consummate the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings, if any, that if not made or obtained by Parent or Merger Sub would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements (as to Parent) and the Merger Sub Ancillary Agreements (as to Merger Sub), (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California; (iii) any filings required under applicable securities Laws; (iv) any requests, filings or approvals required in connection with the preservation or transfer of the Cannabis Licenses.

(c)    Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub. This Agreement and each of the Parent Ancillary Agreements are, or when executed by Parent shall be, assuming the due authorization, execution and delivery by the Company or the other Persons party hereto or thereto, valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and each of the Merger Sub Ancillary Agreements to be entered into by Merger Sub are, or when executed by Merger Sub shall be, assuming the due authorization, execution and delivery by the Company or the other Persons hereto or thereto, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

4.3    No Conflict. Neither the execution and delivery of this Agreement, any of the Parent Ancillary Agreements (in the case of Parent) or any of the Merger Sub Ancillary Agreements (in the case of Merger Sub) by Parent or Merger Sub, nor the consummation of the Merger or any other transaction contemplated hereby or thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in a breach, impairment, violation of or an acceleration of an obligation or loss of material benefit, or constitute a default under (a) any provision of the certificate of incorporation, articles of organization, bylaws or operating agreement of Parent or Merger Sub, each as currently in effect, or (b) any Law (other than Federal Cannabis Law) applicable to Parent, Merger Sub or any of their respective material assets or properties, except in the case of clause (b) where such conflict, breach, impairment, violation or default would not reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Parent Ancillary Agreements and the Merger Sub Ancillary Agreements.

4.4    Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any contract made by or on behalf of the Parent or Merger Sub for which the Company or any Company Member is or could become liable or obligated.

4.5    Financial Statements. Schedule 4.5 sets forth sets forth the Parent Financial Statements. The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Parent Financial Statements present fairly the Company’s financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject to the absence of information or notes not required by GAAP to be included in interim financial statements that, if furnished, would not, individually or in the aggregate, disclose any material obligation or liability not otherwise accrued for in such Parent Financial Statements, and to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.

4.6    Litigation. There is no Action pending or, to the knowledge of Parent, threatened, against Parent (or against any officer, director, employee or agent of Parent in their capacity as such) that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. There is no judgment, decree, injunction, rule or order of any Governmental Authority, arbitrator or mediator binding on Parent or any of its assets or properties that would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

4.7    Absence of Certain Developments.

(a)    Since December 31, 2019, there has not been any material adverse effect on Parent and its subsidiaries, taken as a whole.

(b)    Since December 31, 2019, Parent has carried on its business in all material respects in the Ordinary Course of Business.

4.8    Tax Matters. Merger Sub is treated as a disregarded entity for Tax purposes, and no election has or will be made to treat Merger Sub as an association taxable as a corporation.

4.9    Available Funds. At the Closing, Parent shall have available cash sufficient to enable it to consummate the transactions contemplated by this Agreement.

4.10    Parent Shares. All shares of Parent Common Stock which may be issued pursuant to this Agreement will be, when issued in accordance with the terms of this Agreement for the consideration expressed herein, duly authorized and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions set forth herein, under Parent’s bylaws or under the Securities Act and any other applicable Law.

4.11    Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities other than in connection with this Agreement and has conducted its operations only as contemplated by this Agreement.

4.12    No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Parent, its Affiliates or Subsidiaries nor any other Person makes any express or implied representation or warranty in respect of Parent and its Subsidiaries. Notwithstanding anything in this Section 4.12 or elsewhere in this Agreement to the contrary, nothing in this Agreement shall limit, restrict or waive in any manner, or be used as a defense against, the right of any Company Indemnified Party to (a) rely on and enforce the representations, warranties, covenants and agreements contained in this Agreement or in any Parent Ancillary Agreement as set forth herein and therein, or (b) pursue any claim for fraud, intentional misrepresentation or willful breach.

ARTICLE 5

CERTAIN COVENANTS

During the time period from the Agreement Date until the earlier to occur of (x) the Effective Time or (y) the termination of this Agreement in accordance with the provisions of Article 9, the Company covenants and agrees with Parent as follows:

5.1    Advise of Changes.

The Company and Parent, as applicable, shall promptly advise the other Party in writing of (a) the occurrence or non-occurrence of any event that would render any representation or warranty of the Company or Parent, as applicable, untrue or inaccurate at or prior to the Closing, (b) any breach of any covenant or obligation of the Company or Parent, as applicable, pursuant to this Agreement or any Company Ancillary Agreement or Parent Ancillary Agreement, (c) any Material Adverse Effect with respect to the Company or Parent, or (d) any change, event, circumstance, condition or effect that would cause, or reasonably be expected to cause, any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.1 shall not be deemed to amend or supplement the Company Disclosure Letter and shall not cure any breach of, or non- compliance with, any other provision of this Agreement or limit the right of Parent, Company or any Indemnified Party to indemnification, compensation or reimbursement under Article 10, or any right of Parent or the Company to claim a failure of a condition to Closing set forth in Section 8.1 or Section 8.2, as applicable, with respect to any matters disclosed pursuant to this Section 5.1.

5.2    Maintenance of Business.

(a)    The Company shall use reasonable efforts to carry on and preserve the Company Business and its business relationships with users, customers, advertisers, suppliers, employees and others with whom the Company has business or contractual relations. If so requested by Parent, the Company shall exercise reasonable efforts to cooperate with Parent in facilitating an orderly and smooth transition of such relationships to Parent upon the consummation of the Merger. Such cooperation may include joint customer calls and cooperation in setting sales and marketing strategies. If the Company becomes aware of any material deterioration in the relationship with any users, customers, advertisers, suppliers, employees or others with whom the Company has business or contractual relations, it shall promptly bring such information to Parent’s attention in writing and, if requested by Parent, shall use reasonable efforts to promptly restore the relationship.

(b)    The Company shall (i) pay all of its debts and Taxes when due and (ii) pay or perform its other Liabilities when due.

(c)    The Company shall use commercially reasonable efforts to ensure that each Contract to which the Company is a party that is entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, either Merger.

(d)    The Company shall continue to collect accounts receivable and pay accounts payable with respect to the Company Business in the Ordinary Course of Business.

(e)    The Company shall not, without Parent’s prior written consent, accelerate the payment of any commissions, cash bonuses or other cash compensation to any of its directors, officers, employees or independent contractors.

(f)    The Company shall not grant or agree to grant any options to purchase membership interests of the Company.

(g)    The Company shall not, without Parent’s prior written consent, settle or compromise or agree to settle or compromise any material Action or claim.

5.3    Conduct of Business. The Company shall continue to conduct the Company Business in the Ordinary Course of Business and, notwithstanding the foregoing, the Company shall not, without Parent’s prior written consent, or except as specifically set forth on Schedule 5.3 of the Company Disclosure Letter, take any action that, had it been taken after the Balance Sheet Date but before the execution of this Agreement, would have been required to be disclosed in the Company Disclosure Letter pursuant to Section 3.11. Parent acknowledges and agrees that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

5.4    Regulatory Approvals.

(a)    The Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or any Company Ancillary Agreement, including, for the avoidance of doubt, in order to preserve or transfer the Cannabis Licenses (including, for the avoidance of doubt, with respect to the CDPH Licenses and/or any other such license pertaining to necessary governmental approval for extraction and manufacturing operations), other than those in connection with any BCC License. The Company shall use commercially reasonable efforts to obtain, and to cooperate with Parent and Merger Sub to promptly obtain, all such authorizations, approvals and consents from Governmental Authorities and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents. The Company shall promptly inform Parent of any communication between the Company and any Governmental Authority regarding any of the transactions contemplated hereby, and provide a copy of such communication if it is in writing. If the Company or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Company shall consult with and cooperate with Parent in advance of any such written or oral communication to any Governmental Authority, and shall not participate in any substantive meeting or discussion with any Governmental Authority in respect of investigation or inquiry concerning the transactions contemplated hereby unless it consults with Parent in advance and, except as prohibited by applicable Law or Governmental Authority, gives Parent the opportunity to attend and participate thereat. The Company shall use commercially reasonable efforts to resolve questions or objections, if any, of any Governmental Authority.

(b)    Following the Closing, the Surviving Company and Parent shall, as promptly as possible, with respect to any BCC License, (i) make, or cause to be made, all filings and submissions required by an Governmental Authority to transfer ownership of such BCC License from the Surviving Company to the Parent and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary in connection thereof.

5.5    Approval of Company Members.

(a)    The Company shall use its commercially reasonable efforts to obtain and deliver to Parent within one hour following the execution and delivery hereof a true, correct and complete executed copy of the Written Consent evidencing the Member Approval.

(b)    The Company shall, with the assistance of Parent, prepare an information statement (together with any amendments thereof or supplements thereto, the “Information Statement”) to be used in connection with soliciting member approval of the matters set forth in the Written Consent in order to consummate the Merger and the other transactions contemplated hereby, as well as to facilitate Parent’s proposed issuance of Parent Shares in the Merger in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act and applicable exemptions under state securities laws. The Information Statement shall include, among other things, a description of the terms of this Agreement, the Company Ancillary Agreements and the transactions contemplated hereby and thereby, the requisite notice of appraisal rights under the Act, and the recommendation of the managers of the Company to the Company Members to vote in favor of the approval and adoption of this Agreement and the Merger, the other transactions contemplated hereby and the other matters set forth in the Written Consent. The Company will send the Information Statement to each Company Member in connection with soliciting such approval in accordance with applicable Law. The parties hereto shall cooperate with each other in connection with the preparation of the Information Statement, including by providing information reasonably necessary for the preparation of the Information Statement, and by accepting all reasonable comments suggested in connection therewith. Whenever any event occurs which should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement to the Information Statement, and the Company shall thereafter deliver to the Company Members such amendment or supplement. No amendment or supplement to the Information Statement will be made by the Company without the approval of Parent, not to be unreasonably withheld, conditioned or delayed.

(c)    The managers of the Company shall unanimously recommend that the Company Members vote in favor of the adoption of this Agreement. The managers of the Company shall not (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (ii) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) approve, enter into, or permit or cause the Company to enter into, any letter of intent, agreement in principle, acquisition agreement or other similar Contract or instrument related to any Acquisition Proposal, or (iv) resolve or announce its intention to do any of the foregoing.

(d)    In connection with the solicitation of Written Consents from the Company Members, the Company shall furnish to Parent, as soon as practicable upon the delivery and effectiveness of the Written Consents, a schedule that sets forth (i) the name of each Company Member who has executed and delivered a Written Consent to the Company, (ii) the number of Company Interests owned of record by each such Company Member, and (iii) the number of Company Interests with respect to which such Written Consent was delivered to the Company. Such schedule shall be updated on a regular basis by the Company as it receives additional Written Consents.

5.6    Necessary Consents. The Company shall use reasonable efforts to obtain prior to the Closing such consents and authorizations of third parties, give notices to third parties and take such other actions as may be reasonably necessary or appropriate in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement, to enable the Company to carry on the Company Business immediately after the Effective Time in the same manner in which it was conducted prior to the Effective Time, and to keep in effect and avoid the breach, violation of, termination of, or adverse change to, any Contract to which the Company is party, including the consents, authorizations, notices and actions which are listed on Schedule 5.6 of the Company Disclosure Letter.

5.7    No Other Negotiations.

(a)    The Company shall not, and shall not authorize, encourage or permit any of its officers, directors, employees, Affiliates, agents, advisors (including any attorneys, financial advisors, investment bankers or accountants) or other representatives (collectively, “Company Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, entertain, knowingly encourage or facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, term sheet, indication of interest, or Contract contemplating or otherwise relating to any Acquisition Proposal or (v) submit any Acquisition Proposal to the vote of any Company Members. The Company will, and will cause the Company Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Parent and its representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Parent and its representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any Company Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.7(a) to cause such Company Representative not to take, then the Company shall be deemed for all purposes of this Agreement to have breached its obligations under this Section 5.7(a).

(b)    The Company shall immediately (but in any event, within 24 hours) notify Parent orally and in writing after receipt by the Company (or, to the Knowledge of the Company, by any Company Representative), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Parent and its representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person(s) making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Parent reasonably informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal, offer, notice or request and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such inquiry, expression of interest, proposal, offer, notice or request and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

5.8    Access to Information. Within three (3) Business Days following the Agreement Date, the Company will deliver to Parent a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the Agreement Date. The Company shall provide Parent and its agents and advisors reasonable access to the files, books, records, Technology, Contracts, personnel and offices of the Company, including any and all information relating to the Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property of the Company, subject to the terms of the Confidentiality Agreement. The Company shall cause its accountants to reasonably cooperate with Parent and Parent’s agents and advisors in making available all financial information reasonably requested by Parent and its agents and advisors, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No review pursuant to this Section 5.8 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.9    Satisfaction of Conditions Precedent. The Company shall use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent set forth in Sections 8.1 and 8.2, and the Company shall use commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement. In furtherance of, and without limiting, the foregoing, the Company shall use its commercially reasonable efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, from each Company Member, an executed Written Consent, an executed Joinder Agreement and an executed Investor Questionnaire certifying that such Company Member is an “accredited investor” as set forth therein.

5.10    Employment Arrangements; Termination of Certain Company Benefit Arrangements.

(a)    Following the date of this Agreement, the Company shall use reasonable efforts in assisting Parent to secure signed Offer Letters or consulting agreements, as applicable, from each employee or independent contractor of the Company to whom Parent decides to extend an offer of employment or enter into a consulting agreement with, including by providing Parent necessary information relating any such employees’ employment or independent contractor arrangement with the Company. Prior to the Closing, the Company shall terminate the employment of each employee of the Company to whom Parent does not extend an offer of employment or who does not accept any such extended offer and each independent contractor of the Company who will not continue as an independent contractor for Parent or any of its Affiliates following the Closing. The Company shall obtain from each Non-Continuing Employee who receives a severance payment or other consideration in connection with such Non-Continuing Employee’s separation from the Company delivers a general release of claims against Parent, the Company and their Affiliates, in a form reasonably acceptable to Parent. Any severance costs arising out of termination of any Non-Continuing Employee who Parent decides not to extend an offer of employment to, contrary to the good faith advice of the Company, shall be borne by Parent and shall not constitute Closing Employee Payments.

(b)    The Company and any ERISA Affiliate shall terminate, effective as of no later than the day immediately preceding the Closing Date, any and all Company Benefit Arrangements (unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such arrangements shall not be terminated).

(c)    The provisions contained in this Section 5.10 are for the sole benefit of the respective parties hereto and no current or former employee, director, independent contractor, consultant, service provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. Nothing in this Section 5.10, express or implied, shall be construed or interpreted to (i) create any right, benefit or remedy of any nature whatsoever, including any right to continued employment or service, under or by reason of this Agreement, in any other person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Arrangement or employee benefit plan of Parent, the Surviving Company or any of their Affiliates, or (ii) amend any Company Benefit Arrangement or employee benefit plan of Parent, the Surviving Company or any of their Affiliates. Nothing in this Section 5.10 shall be construed or interpreted to limit the ability of Parent, the Surviving Company or any of their Affiliates to amend or terminate any employee benefit plan pursuant to its terms.

5.11    Satisfaction of Debt and Transaction Expenses.

(a)    As soon as practicable following the Agreement Date, but in any event no later than two (2) Business Days prior to Closing, the Company shall obtain, in each case in form and substance reasonably acceptable to Parent, (i) executed pay-off letters with respect to the Debt of the Company set forth on Schedule 5.11 of the Company Disclosure Letter and any other Debt of the Company incurred prior to the Closing (collectively, the “Closing Pay-Off Debt”), which letters shall provide for the release of all Encumbrances relating to the Closing Pay-Off Debt following satisfaction of the terms contained in such pay-off letters (including any premiums above the principal amount of such Closing Pay-Off Debt or any fees payable in connection with such Closing Pay-Off Debt), and (ii) a UCC-3 termination statement terminating the security interests of each Person holding a security interest in the assets of the Company ((i)-(ii), collectively, the “Closing Pay-Off Debt Documentation”). Prior to Closing, the Company shall satisfy, pay and fully discharge all Debt.

(b)    As soon as practicable following the Agreement Date, but in any event no later than two (2) Business Days prior to Closing, the Company shall obtain, in each case in form and substance reasonably acceptable to Parent, written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any fee, compensation or reimbursement from the Company, in connection with this Agreement or any of the transactions contemplated by this Agreement (but excluding any expenses or fees incurred in connection with the QA), acknowledges that: (1) it has been paid in full for all fees, costs and expenses of any nature that is or will become payable to such Person in connection with this Agreement and/or the transactions contemplated by this Agreement and (2) such Person is not to perform any further services, or incur any additional fees, costs and expenses, for the Company without the express written authorization of Parent (collectively, the “Transaction Expense Documentation”). Prior to Closing, the Company shall satisfy, pay and fully discharge all Transaction Expenses.

5.12    Notices to Company Members and Employees.

(a)    The Company shall timely provide to the Company Members all advance notices required to be given to such Company Members in connection with this Agreement, the Merger and the transactions contemplated by this Agreement under the Charter Documents or other applicable Contracts and under Law, or obtain waivers of the same, in each case in form and substance satisfactory to Parent.

(b)    The Company shall give all notices and other information required to be given by the Company to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable Governmental Authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Laws in connection with the transactions contemplated by this Agreement or other applicable Contracts.

5.13    Closing Financial Certificate and Spreadsheet. The Company shall prepare and deliver to Parent drafts of the Closing Financial Certificate and the Spreadsheet not later than three (3) Business Days prior to the expected Closing Date. The Company shall provide Parent and its accounting and financial staff, auditors and advisors reasonable access to the books and records of the Company and its accounting and financial staff in connection with Parent’s review thereof. The Company will consider any comments made by Parent and reflect any appropriate changes in the final Closing Financial Certificate and the final Spreadsheet, which shall be delivered by the Company to Parent at least one (1)

Business Day prior to the Closing Date (or such shorter period as agreed to by Parent). Parent’s acceptance of the Closing Financial Certificate or Spreadsheet for purposes of satisfying the closing conditions in Section 8.2(h) and Section 8.2(i), respectively, shall not be deemed to be an agreement by Parent that the Closing Financial Certificate or the Spreadsheet is accurate or complete and shall not affect, in any manner whatsoever, any Parent Indemnified Party’s right to indemnification, compensation or reimbursement pursuant to Section 10.2 if the Closing Financial Certificate or the Spreadsheet is not accurate or complete.

5.14    Takeover Statutes. If any Takeover Statute or other anti-takeover regulation, charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby, the Company and the managers of the Company shall grant such approvals and take such actions as are necessary under such provision or Law so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such provision, Law or Contract.

5.15    Corporate Matters. The Company shall (a) prior to the Closing, pay all corporate franchise, foreign corporation and similar Taxes due, and (b) at the Closing, deliver to Parent the minute books containing the records of all proceedings, consents and actions of the managers of the Company and the Company Members and the ledgers, journals and other records reflecting all unit issuances and transfers to the extent that such minute books and ledgers, journals and other records do not reside with the Company.

5.16    Tail Policy. Prior to the Effective Time, the Company shall purchase tail insurance coverage for the Company’s directors and officers in a form reasonably acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six years following the Effective Time with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time (the “Tail Policy”). The cost of the Tail Policy shall constitute a Transaction Expense.

5.17    Terminated Agreements. The Company shall use commercially reasonable efforts to cause each of the agreements listed on Schedule 8.2(f) of the Company Disclosure Letter (the “Terminated Agreements”) to be terminated, in each case effective prior to or as of the Effective Time, including sending all required notices, such that each Terminated Agreement shall be of no further force or effect prior to or as of the Effective Time. Upon the Closing, the Company shall have paid all amounts owed under the Terminated Agreements (as a result of the termination of the Terminated Agreements or otherwise), and the Surviving Company will not be subject to or incur any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) under any Terminated Agreement following the Effective Time.

ARTICLE 6

PARENT COVENANTS

Except as otherwise provided below, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Article 9, Parent covenants and agrees with the Company as follows:

6.1    Regulatory Approvals. Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether foreign, federal, state, local or municipal, which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, any Parent Ancillary Agreement or any Merger Sub Ancillary Agreement. Parent shall use reasonable best efforts to obtain all such authorizations, approvals and consents from Governmental Authorities and shall pay any associated filing fees payable by Parent with respect to such authorizations, approvals and consents. Subject to Law, Parent shall promptly inform the Company of any communication between Parent and any Governmental Authority regarding any of the transactions contemplated hereby, and provide a copy of such communication if it is in writing. Notwithstanding anything in this Agreement to the contrary, if any Action is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, it is expressly understood and agreed that neither Parent nor any of its Subsidiaries or Affiliates shall be under any obligation to: (a) litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, or (b) make proposals, execute or carry out agreements or submit to orders providing for (i) the sale, divestiture or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent, any of its Affiliates or the Company, or the holding separate of units of the Company or (ii) the imposition of any limitation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Interests.

6.2    Satisfaction of Conditions Precedent. Parent shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent set forth in Sections 8.1 and 8.3, and Parent shall use reasonable best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement.

6.3    Indemnification of Officers and Directors of the Company.

(a)    For a period of six years following the Closing, Parent shall cause the Surviving Company to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company (the “Company Indemnified Parties,” and each a “Company Indemnified Party”), pursuant to any indemnification provisions under the Charter Documents as in effect on the Agreement Date, and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date, in each case, which have been made available to Parent (the “Company Indemnification Obligations”) with respect to claims arising out of matters occurring at or prior to the Effective Time; provided, however, that the foregoing obligations shall be subject to any limitations imposed by applicable Laws.

(b)    Except as set forth in Section 6.4 below, Parent shall be under no obligation to maintain the existence of the Surviving Company for any specified period following the Effective Time; provided, however, that if the Surviving Company shall be dissolved or otherwise terminated without the prior written consent of Representative, Parent or an Affiliate of Parent reasonably acceptable to Representative shall assume the obligations set forth in this Section 6.3. This Section 6.3: (i) shall survive the consummation of the Merger and the Effective Time; (ii) is intended for the benefit of, and will be enforceable by, each Company Indemnified Party and his or her heirs and representatives; and (iii) shall be binding on all successors and assigns of Parent and the Surviving Company. The Tail Policy will be the primary obligor for any claims by the Company Indemnified Parties under this Section 6.3, and the Company Indemnified Parties shall seek recovery from the Tail Policy (if and to the extent available) prior to seeking recourse from Parent or the Surviving Company pursuant to any other Contract.

(c)    Any amounts paid by Parent or the Surviving Company, or any of their respective successors or assigns, to any Company Indemnified Party in respect of the Company Indemnification Obligations (such amounts, “Company Indemnification Obligation Payments”) shall be deemed Damages recoverable out of the Holdback Amount or from the Company Members directly pursuant to, and subject to the limitations set forth in, Article 10 hereof.

6.4    Post-Closing Maintence of the Business. During the time period from the Closing until the earlier to occur of (x) the expiration of the Rescission Right or (y) the waiver of the Rescission Right by the Representative, Surviving Company covenants and agrees, and Parent covenants and agrees that it shall cause the Surviving Company, to:

(a)    use reasonable efforts to maintain the Surviving Company’s status as a limited liability company under the laws of the State of California;

(b)    pay all of Surviving Company’s debts and Taxes when due subject to good faith disputes over Taxes and pay or perform its other Liabilities when due;

(c)    maintain separate accounting books and records for the Surviving Company;

(d)    except in connection with the acquisition of Parent as a whole, not sell or transfer substantially all of the assets (whether by sale of stock, merger, consolidation or otherwise) of the Surviving Company or otherwise adopt any plan of merger, consolidation, reorganization (or similar plan or change of control transaction), liquidation or dissolution or filing of a petition in bankruptcy with respect to the Surviving Company under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Surviving Company under any similar Law, in each case without providing the Representative with at least 10 days’ written notice and an opportunity to exercise its Rescission Right (notwithstanding the provisions of Section 2.13);

(e)    not incur, create, assume or permit to exist (i) any Encumbrance on any of the Surviving Company’s assets or properties, (ii) any guaranty by the Surviving Company of any guaranty of the Liabilities of a third party or (iii) any Debt for the Surviving Company, except in each such case to the extent that the lender, holder or beneficiary, as the case may be, of such Encumbrance, Debt or guaranty has agreed in writing with Representative that (A) such Encumbrance, Debt or guaranty shall automatically terminate without any further action on the part of any party upon exercise of the Rescision Right, and (B) while such Rescision Right remains outstanding and exercisable, that it shall forebear from foreclosing or exercising any right or remedy upon any assets of the Surviving Company in connection with such Encumbrance, Debt or guaranty;

(f)    prior to adopting any Company Employee Plan for the Surviving Company, consult and coordinate in good faith with the Representative in the adoption and implementation of any such plan;

(g)    not (i) declare, set aside or pay any dividend on, or the making of any other distribution in respect of, the Surviving Company’s capital stock or equity interests or any direct or indirect redemption, purchase or other acquisition of any of the Surviving Company’s capital stock or equity interests, (ii) make any cash payment or agreements to make any cash payments to Parent or its Affiliate (other than as to an equivalent of cash that has been contributed by Parent and its Affiliates to the Surviving Company); and (iii) except in the ordinary course of business, divert any cash, cash equivalents, receivables, earnings or other assets earned or generated from the Surviving Company’s business operations to any third party; and

(h)    maintain all Surviving Company’s cash and cash equivalents (other than cash and cash equivalents contributed by Parent and its Affiliates to the Surviving Company) in accounts of the Surviving Company.

Notwithstanding the foregoing, the Representative may waive, in his sole and absolute discretion, either prospectively or retroactively, any of the covenants set forth in this Section 6.4.

6.5    Parent Shares. On or prior to the Relevant Date, Parent shall reserve a sufficient number of shares of Parent Common Stock in order to fulfill its obligations hereunder.

ARTICLE 7

AGREEMENTS RELATING TO PARENT COMMON STOCK

7.1    Private Placement. Parent intends to issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and an exemption from qualification under the laws of the State of California and other applicable state securities laws. The Company agrees to fully cooperate with Parent in its efforts to ensure that such shares of Parent Common Stock may be issued pursuant to such exemptions and agrees that, in the event any Company Member who is to receive shares of Parent Common Stock hereunder is not an “accredited investor” (within the meaning of Regulation D of the Securities Act), the Company shall arrange for such Company Member to be represented by a “purchaser representative” (within the meaning of Regulation D of the Securities Act).

7.2    Restrictions on Transfer. The Parent Shares shall be subject to the restrictions on Transfer set forth in this Article 7 and in Parent’s Amended and Restated Bylaws. The Parent Shares constitute “restricted securities” under the Securities Act, and may not be Transferred absent registration under the Securities Act or an exemption therefrom, and any such Transfer shall also be conditioned on compliance with applicable state and foreign securities laws. Each Company Member who receives Parent Shares and every transferee or assignee of any Parent Shares from any Company Member shall be bound by and subject to the terms and conditions of this Article 7, and Parent may require, as a condition precedent to the Transfer of any Parent Shares, that any recipient, transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Article 7. To ensure compliance with the restrictions imposed by this Agreement, Parent may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if Parent acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. Parent shall not be required (a) to transfer on its books any Parent Shares that have been Transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Parent Shares, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so Transferred.

7.3    Market Stand-Off. No Company Member who receives Parent Shares, subject to any early release provisions that apply pro rata to shareholders of Parent according to their holdings of the Parent Common Stock (determined on an as-converted into common stock basis), shall, for a period of one hundred eighty (180) days (plus up to an additional thirty five (35) days to the extent reasonably requested by Parent or such underwriter(s) to accommodate regulatory restrictions on the publication or other distribution of research reports or earnings releases by Parent, including stock exchange rules) following the effective date of the registration statement filed with the SEC relating to the initial firm commitment underwritten sale of Parent Common Stock to the public under the Securities Act (the “IPO”), directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of or Transfer any Parent Shares or securities convertible into shares of Parent Common Stock, except for: (i) transfers of shares permitted under, and effected in accordance with, Parent’s Amended and Restated Bylaws so long as such transferee furnishes to Parent and, if requested, the managing underwriter their written consent to be bound by this Section 7.3 as a condition precedent to such transfer; and (ii) sales of any securities to be included in the registration statement for the IPO. For the avoidance of doubt, the provisions of this Section 7.3 shall only apply to the IPO. Each Company Member who receives Parent Shares shall enter a standard underwriter lock-up agreement in connection with the IPO, and it shall be a condition to any transfer or assignment of any such shares that each such transferee or assignee agree to enter into such a lock-up agreement. For the avoidance of doubt, the foregoing provisions of this Section shall not apply to any registration of securities of the Company (a) under an employee benefit plan or (b)

in a merger, consolidation, business combination or similar transaction. The underwriters in connection with the IPO are intended third party beneficiaries of this Section 7.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

7.4    Legends. Each certificate or book-entry notation representing any Parent Shares issued to or held by any Company Member in accordance with the terms hereof shall bear the following legends (in addition to any other legends required by law, Parent’s certificate of incorporation or bylaws or any other agreement to which any such Company Member is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER, INCLUDING A RIGHT OF FIRST REFUSAL IN THE ISSUER’S AMENDED AND RESTATED BYLAWS AND A MARKET STAND OFF RESTRICTION IN CONNECTION THE ISSUER’S INITIAL PUBLIC OFFERING, IN EACH CASE AS SET FORTH IN A MERGER AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE ORIGINALLY ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON PERMITTED TRANSFEREES OF THESE SHARES.

7.5    QA Closing. Following the Closing, if Parent consummates a Qualifying Acquisition, then (i) at the QA Closing, Parent shall ensure that the holders of Parent Shares receive, in exchange for the Parent Shares issued to such holders pursuant to Section 2.3(c)(i), in the aggregate shares of common stock of a publicly listed company that acquires Parent with a value of at least $55,000,000 (as reasonably determined by the board of directors of Parent in accordance with reasonable market practice three Business Days prior to the date of the QA Closing) and (ii) Parent shall ensure that it shall be a condition to the QA Closing that the entity that acquires Parent shall have assumed all of Parent’s obligations to pay any remaining Merger Consideration hereunder. Following the Closing, if Parent consummates an IPO, then if at the QA Closing the Parent Shares issued pursuant to Section 2.3(c)(i) have in the aggregate a value of less than $55,000,000 (as reasonably determined by the board of directors of Parent in accordance with reasonable market practice three Business Days prior to the date of the QA Closing), then Parent shall issue to such holders thereof in the aggregate a number of Parent Shares having a value of such difference. Such additional Parent Shares shall be issued to such holders of Parent Shares proportionally in accordance with the proportions of Parent Shares issued pursuant to Section 2.3(c)(i). If the QA Closing occurs prior to the Closing, then appropriate adjustments shall be made at Closing to ensure, to the greatest extent practicable, that the parties hereto are treated in the same manner as if the QA Closing had occurred after the Closing.

ARTICLE 8

CONDITIONS TO CLOSING OF THE MERGER

8.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order shall have been issued, or other legal or regulatory action taken, by any Governmental Authority of competent jurisdiction that restrains, prohibits or prevents the consummation of the Merger on the terms and conditions set forth herein, nor shall any Law have been enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger on the terms and conditions set forth herein illegal.

(b)    Member Approval. The Member Approval shall have been obtained and such approval shall remain in full force and effect.

8.2    Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent (on its own behalf and on behalf of Merger Sub), to the extent permitted by Law:

(a)    Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Fundamental Representations shall be accurate in all respects, (ii) each of the representations and warranties of the Company, other than the Fundamental Representations, that are qualified by materiality or Material Adverse Effect shall be accurate in all respects, and (iii) each of the representations and warranties of the Company, other than the Fundamental Representations, that are not so qualified shall be accurate in all material respects (other than the representation and warranty as to no Material Adverse Effect set forth in Section 3.11, which shall be true and correct as of the Agreement Date); and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer of the Company to such effect.

(c)    No Actions. There shall be no Action of any nature pending or threatened against Parent, the Company, Merger Sub, or any of their respective properties, officers or directors, or any order entered or other legal action taken by any Governmental Authority of competent jurisdiction, arising out of, relating to, challenging or seeking to prohibit this Agreement, the Merger or the other transactions contemplated by this Agreement.

(d)    Offer Letters, Non-Competition Agreements and Non-Solicitation Agreements. Each of the Offer Letters, the Non-Competition Agreements and the Non-Solicitation Agreements shall remain in full force and effect.

(e)    Consents. Parent shall have received a duly executed copy of the third-party consents, licenses and notices set forth on Schedule 8.2(e) of the Company Disclosure Letter, in each case in form and substance reasonably acceptable to Parent.

(f)    Termination of Agreements. Each of the agreements identified on Schedule 8.2(f) of the Company Disclosure Letter shall have been terminated and the parties to such agreements shall have waived all of their respective rights thereunder, in each case effective prior to or as of the Effective Time, and the Company shall have delivered evidence of such termination and waiver in form and substance reasonably acceptable to Parent.

(g)    Resignations of Directors and Officers; Releases. Each of the individuals holding the positions of a director or officer of the Company, in office immediately prior to the Effective Time, shall have executed and delivered to Parent a resignation letter and release in the form reasonably satisfactory to Parent.

(h)    Closing Financial Certificate. Parent shall have received the Closing Financial Certificate from the Company at least one Business Day prior to the Closing Date (or such shorter time as agreed to by Parent).

(i)    Spreadsheet. Parent shall have received the Spreadsheet from the Company at least one Business Day prior to the Closing Date (or such shorter time as agreed to by Parent).

(j)    Good Standing Certificates. Parent shall have received a certificate of good standing from the Office of the Secretary of State of the State of California and each other state or jurisdiction in which the Company is qualified to do business as a foreign corporation certifying, as of a date no more than ten (10) Business Days prior to the Closing Date, that the Company is in good standing and that, as to the State of California, all applicable Taxes and fees of the Company through such certification date have been paid.

(k)    Secretary’s Certificate. Parent shall have received a certificate dated as of the Closing Date, signed by the secretary of the Company, certifying as to (i) an attached copy of the Company’s operating agreement and stating that the Company’s operating agreement has not been amended, modified, revoked or rescinded, (ii) an attached copy of the Articles of Organization and stating that the Articles of Organization has not been amended, modified, revoked or rescinded, (iii) an attached copy of the resolutions of the manager of the Company evidencing the Manager Approval, and stating that such resolutions have not been amended, modified, revoked or rescinded and (iv) an attached copy of the Written Consents received from Company Members, and stating that such Written Consents constitute the Member Approval and that the resolutions set forth therein have not been amended, modified, revoked or rescinded.

(l)    Termination of Company Benefit Arrangements. The Company shall have terminated or cancelled the Company Benefit Arrangements as set forth in Section 5.10(b) (if any) effective as of the date specified by Parent.

(m)    Closing Pay-Off Debt. The Company shall have satisfied, paid and fully discharged all Closing Pay-Off Debt and Parent shall have received the Closing Pay-Off Debt Documentation, each in form and substance reasonably acceptable to Parent.

(n)    Transaction Expenses. The Company shall have satisfied, paid and fully discharged all Transaction Expenses and Parent shall have received the Transaction Expense Documentation and evidence reasonably satisfactory to Parent that all other Transaction Expenses have been satisfied, paid and fully discharged.

(o)    Tax Forms. Parent shall have received a complete and properly executed IRS Form W-9 or the appropriate version of IRS Form W-8 (as and if applicable) from each Company Member and from each Person entitled to receive any payment in connection with the Closing.

(p)    FIRPTA. Parent shall have received a statement satisfying the requirements of Treasury Regulation Section 1.1445-11T(d)(2)(i) and in substantially the form of Exhibit F, certifying that fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests, or ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents (the “FIRPTA Certificate”).

(q)    Tail Policy. The Company shall have obtained the Tail Policy and provided evidence thereof to Parent.

(r)    Cash Balance. The Company shall have at least $2,000,000 of unrestricted cash as of the Closing, which shall be included in the calculation of Working Capital.

(s)    Company Member Deliverables. Parent shall have received a fully executed copy of the following from Company Members holding at least 95% of outstanding Company Interests: (i)    the Written Consent, (ii) the Joinder Agreement and (iii) the Investor Questionnaire, certifying that such Company Member is an “accredited investor” as set forth therein, each of which shall remain in full force and effect.

(t)    Governmental Approvals. Other than the filing of the Agreement of Merger in accordance with the terms of Section 2.1 and any filings required under applicable securities Laws, all permits, authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority as may be required to consummate the Merger shall have been filed, occurred or been obtained (including, for the avoidance of doubt, with respect to the CDPH Licenses and/or any other such license pertaining to necessary governmental approval for extraction and manufacturing operations), other than with respect to any currently held BCC Licenses, which for the avoidance of doubt shall be obtained after Closing.

8.3    Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company, to the extent permitted by Law:

(a)    Representations and Warranties. As of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made only as of a specific earlier date, in which case as though made as of such earlier date), (i) each of the Parent Fundamental Representations shall be accurate in all respects, (ii) each of the representations and warranties of Parent and Merger Sub, other than Fundamental Representations, that are qualified by materiality or material adverse effect shall be accurate in all respects; (ii) each of the representations and warranties of Parent and Merger Sub that are not so qualified shall be accurate in all material respects; and (iii) and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

ARTICLE 9

TERMINATION OF AGREEMENT

9.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned, notwithstanding the delivery of Written Consents, at any time prior to the Effective Time by the mutual written consent of Parent and the Company.

9.2    Unilateral Termination.

(a)    Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final judgment or taken any action (and the final appeal of such judgment or action has been denied) having the effect of permanently restraining or enjoining or otherwise prohibiting the Merger or any other material transaction contemplated by this Agreement or (ii) there has been adopted an applicable Law that makes the consummation of the Merger on the terms and conditions contemplated by this Agreement illegal, provided, however, that only the enforcement of any Federal Cannabis Law by a Governmental Authority of competent jurisdiction to permanently enjoin or otherwise prohibit the Merger or the transactions contemplated thereby, and not solely the existence, issuance, enactment, promulgation or entry of any Federal Cannabis Law, shall give either Parent or the Company a termination right pursuant to this Section 9.1(a).

(b)    Either Parent or the Company, by giving written notice to the other, may terminate this Agreement if the Merger shall not have been consummated by 5:00 p.m. Pacific time on the date that is 180 days following the Agreement Date if the conditions to the terminating party’s obligations to Closing under Article 8 (other than conditions pertaining to covenants to be performed as part of effectuating the Closing) have not been satisfied and the terminating party has not waived such unsatisfied conditions by such date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any party whose breach of a representation or warranty or covenant made under this Agreement by such party results in the failure of any condition set forth in Article 8 to be fulfilled or satisfied on or before such date. Notwithstanding the foregoing, such 180 day period shall automatically be extended as necessary to accommodate any time period required by any Governmental Authority in order to satisfy the conditions set forth in Section 8.2(e) and Section 8.2(t) as they relate to the transfer of any necessary Cannabis License (other than any BCC License), not to extend past December 31, 2020.

(c) Either Parent or the Company, by giving written notice to the other, may terminate this Agreement at any time prior to the Effective Time if the other has committed a breach of (i) any of its representations or warranties under Article 3 or Article 4, as applicable, or (ii) any of its covenants under Article 5 or Article 6, as applicable, and (A) has not cured such breach within ten (10) Business Days after the party seeking to terminate this Agreement has given the other party written notice of such breach and its intention to terminate this Agreement pursuant to this Section 9.2(b) (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (B) if not cured on or prior to the Closing Date, or if not curable, such breach would result in the failure of any of the conditions set forth in Article 8 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 9.2(b) shall not be available to a party if such party is at that time in material breach of this Agreement.

(d)    Parent, by giving written notice to the Company, may terminate this Agreement at any time prior to the Effective Time if executed Written Consents evidencing the Member Approval are not delivered to Parent within one hour after the execution and delivery of this Agreement by Parent, Merger Sub, the Company and the Representative; provided, however, that this termination right shall no longer apply and shall expire if not exercised by Parent prior to the time the Written Consents evidencing the Member Approval are delivered to Parent (regardless of timing).

9.3    Termination upon Rescission. This Agreement shall automatically terminate if the Company properly exercises the Rescission Right pursuant to Section 2.13.

9.4    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, Section 9.2 or Section 9.3, this Agreement shall forthwith become void and there shall be no Liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, managers, shareholders, members or Affiliates; provided, however, that (a) the provisions of this Section 9.4 and Article 12 shall remain in full force and effect and survive any termination of this Agreement, (b) nothing herein shall relieve any party hereto from Liability in connection with any fraud, intentional misrepresentation, or willful breach prior to such termination and (c) in the event of the termination of this Agreement pursuant to Section 9.3, the provisions of Section 2.13 shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE 10

SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES,

CONTINUING COVENANTS

10.1    Survival. If the Merger is consummated, the representations and warranties contained in Article 3 and Article 4 of this Agreement, the Company Disclosure Letter and the certifications of the Company and Parent made with respect thereto and delivered pursuant to Section 8.2 and Section 8.3, shall survive the Effective Time and remain in full force and effect until the Expiration Date; provided, however, that: (a) the Fundamental Representations and the certification of the Company and Parent made with respect thereto and delivered pursuant to Section 8.2 and Section 8.3, respectively, solely as such may relate to the Fundamental Representations, will remain operative and in full force and effect until the 60th day following the expiration of the applicable statute of limitations (as such statute of limitations pertains to the subject matter of such Fundamental Representation or certification, or to the ability of Parent or any third party to make a claim relating to the subject matter of such Fundamental Representation or certification or to the inaccuracy in or breach of such Fundamental Representation or certification, as the case may be, whichever is later), (b) no right to indemnification, compensation or reimbursement pursuant to this Article 10 in respect of any Claim based upon any inaccuracy in or breach of a representation or warranty or related certification that is set forth in a Notice of Claim delivered in accordance with Section 10.5 prior to the applicable expiration date of such representation or warranty or certification shall be affected by the expiration of such representation or warranty or certification and (c) such expiration shall not affect the rights of any Indemnified Party, under this Article 10 or otherwise, to seek recovery of Damages arising out of any fraud, intentional misrepresentation or willful breach, which rights will survive until the 60th day following the expiration of the statute of limitations applicable to such fraud, intentional misrepresentation or willful breach. All covenants of the Company and Parent to be performed at or prior to the Closing and the certifications made with respect thereto pursuant to Section 8.2(b) and Section 8.3(b), respectively, shall survive the Effective Time and remain in full force and effect until the 60th day following the expiration of the applicable statute of limitations (as such statute of limitations pertains to the breach of or failure to perform or comply with any such covenant, or any breach or inaccuracy of such certification, as applicable); provided, however, (i) no right to indemnification, compensation or reimbursement pursuant to this Article 10 in respect of any Claim based upon any breach of a covenant or the related certification set forth in a Notice of Claim delivered prior to the 60th day following the applicable expiration date of such covenant or certification shall be affected by the expiration of such covenant and (ii) such expiration shall not affect the rights of any Indemnified Party, under this Article 10 or otherwise, to seek recovery of Damages arising out of any fraud, intentional misrepresentation or willful breach, which rights will survive until the 60th day following the expiration of the statute of limitations applicable to such fraud, intentional misrepresentation or willful breach.

10.2    Company Member Agreement to Indemnify. Each Company Member shall severally (based on each such Company Member’s Pro Rata Share), and not jointly, indemnify and hold harmless each of Parent and its Affiliates and its and their respective officers, directors, agents, representatives and employees (each hereinafter referred to individually as a “Parent Indemnified Party” and collectively as the “Parent Indemnified Parties”) from and against, and shall compensate and reimburse each of them for, any and all losses, costs, damages, Liabilities, Taxes, interest and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court costs incurred in connection with investigating, defending against or settling any claims subject hereto) (hereinafter collectively referred to as “Damages”) incurred by a Parent Indemnified Party, directly or indirectly, and whether arising out of a Third Party Claim or a direct claim (so long as a Parent Indemnified Party has made a claim for indemnification in accordance with Section 10.5, and, prior to the expiration of the applicable survival period under Section 10.1) arising out of or resulting from:

(a)    any inaccuracy in or breach of any representation or warranty made by the Company in Article 3 of this Agreement or in the Company Disclosure Letter as of the Agreement Date or as of the Closing Date as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates, and any inaccuracy in or breach of any certification made by the Company pursuant to Section 8.2(a) as of the date such certificate shall be delivered to Parent;

(b)    any breach of, or failure to perform or comply with, any of the covenants of or agreements made by the Company in this Agreement and any inaccuracy in or breach of any certification made by the Company pursuant to Section 8.2(b) as of the date such certificate shall be delivered to Parent;

(c)    (i) any claim asserted by: any current, former or alleged securityholder (including any current, former or alleged holder of options or other securities or rights to securities) of the Company (whether against the Company, Parent, any Affiliate of the Company or Parent, or any officer, director, employee, agent or representative of any of the foregoing) (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby, (B) alleging any ownership of or interest in any membership interests or other securities of the Company that is not specifically disclosed in the Spreadsheet, (C) that is in any way inconsistent with, or that involves an allegation of facts inconsistent with, any of the information set forth in Schedule 3.4 of the Company Disclosure Letter or in the Spreadsheet, (D) relating to any rights of a securityholder of the Company, including any rights to securities, antidilution protection, preemptive rights, rights of first offer or first refusal, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Merger Consideration or application thereof are incorrect, (E) relating to any rights under the Charter Documents, (F) that such Person’s securities were wrongfully issued or repurchased by the Company or (G) relating to any actual or alleged breach of fiduciary duties or (ii) any Company Indemnification Obligation Payments;

(d)    any inaccuracies or errors in or omissions from the Spreadsheet (including any updated Spreadsheet) or the Closing Financial Certificate, or any inaccuracy in or breach of any certification to be made by the Company pursuant to Section 8.2(h), Section 8.2(i), Section 8.2(k) or Section 8.2(p) as of the date of such certification;

(e)    any payments made with respect to Dissenting Units in excess of the Pro Rata Share of the Merger Consideration payable with respect to such Dissenting Units, and any costs and expenses incurred in connection with defending against and resolving any claim with respect to the Dissenting Units;

(f)    any Action pending against the Company (or against any officer, director, manager, employee or agent of the Company in their capacity as such) as of the Effective Time;

(g)    any failure by the Representative to perform or comply, or otherwise act in accordance with, any covenant, agreement or any other provision applicable to the Representative contained in this Agreement;

(h)    any Pre-Closing Taxes;

(i)    regardless of the disclosure of any matter set forth in the Company Disclosure Letter, any fraud, intentional misrepresentation or willful breach on the part of (i) any current, former or alleged securityholder of the Company, (ii) the Company or (iii) any current or former Company Representative (whether or not such Company Representative was acting on behalf of the Company), in connection with or relating directly or indirectly to (A) the negotiation, execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby, (B) any of the transactions contemplated hereby, (C) the due diligence investigation conducted by Parent and its Affiliates and their respective directors, officers, employees, agents and other representatives with respect to the Company or (D) any discussions or information regarding the Company provided or otherwise made available in connection with this Agreement and the transactions contemplated hereby; and

(j)    any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would otherwise entitle a Parent Indemnified Party to indemnification, compensation or reimbursement under any of clauses (a) through (g) of this Section 10.2, including the costs and expenses incurred or paid by any Parent Indemnified Party in connection with the defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) and settlement or other resolution, regardless of the resolution of such Third Party Claim, but subject to Section 10.7.

10.3    Indemnification by Parent. Parent shall indemnify and hold harmless the Company Members, their Affiliates, and their respective heirs, personal representatives, trustees, successors and assigns (each hereinafter referred to individually as a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”) from and against, and shall compensate and reimburse each of them for, any and all Damages incurred by a Company Indemnified Party, directly or indirectly, and whether arising out of a Third Party Claim or a direct claim (so long as a Company Indemnified Party has in good faith made a claim for indemnification in accordance with Section 10.5, and, prior to the expiration of the applicable survival period under Section 10.1) arising out of or resulting from:

(a)    any inaccuracy in or breach of any representation or warranty made by Parent or Merger Sub in Article 4 of this Agreement as of the Agreement Date or as of the Closing Date as though such representation or warranty were made as of the Closing Date rather than the Agreement Date, except in the case of any individual representation and warranty which by its terms speaks only as of a specific date or dates, in which case as though made as of such specific date or dates, and any inaccuracy in or breach of any certification made by Parent pursuant to Section 8.3(a) as of the date such certificate shall be delivered to the Company;

(b)    any breach of, or failure to perform, any agreement or covenant of Parent or Merger Sub pursuant to this Agreement;

(c)    any Third Party Claim alleging the occurrence of facts or circumstances or raising claims that, if assumed to be true, would otherwise entitle a Company Indemnified Party to indemnification, compensation or reimbursement under any of clauses (a) through (b) of this Section 10.3, including the costs and expenses incurred or paid by any Company Indemnified Party in connection with the defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) and settlement or other resolution, regardless of the resolution of such Third Party Claim, but subject to Section 10.7.

10.4    Limitations.

(a)    In the case of any General Representation Claim, each Company Member shall be severally and not jointly liable for such Company Member’s Pro Rata Share of any Damages resulting therefrom, provided that the aggregate liability of the Company Members for all General Representation Claims shall be capped at the General Representation Cap. In the case of any claim pursuant to Section 10.3(a) or Section 10.3(c) (other than a claim in connection with a Fundamental Representation) (a “Parent General Claim”), the aggregate liability of the Parent Indemnified Parties for all such claims shall be capped at the General Representation Cap.

(b)    In the case of any Claim under (i) Section 10.2(a) with respect to any Fundamental Representation or any certifications made with respect thereto pursuant to Section 8.2(a), (ii)    any of clauses (b) through (j) of Section 10.2 ((i) and (ii), collectively, “Special Matters”), each Company Member shall be severally and not jointly liable for such Company Member’s Pro Rata Share of any Damages resulting therefrom, provided that the aggregate liability for the Company Members for all Claims for Special Matters shall be capped at the Merger Consideration paid or payable to the Company Members pursuant to Section 2.3.

(c)    Subject to Section 10.4(d), in no event shall any Company Member have liability pursuant to this Article 10 in excess of the Merger Consideration payable (inclusive of the portion of the Holdback Amount and the Expense Fund Amount withheld from such Indemnifying Party’s proceeds) to such Company Member pursuant to Section 2.3. Subject to Section 10.4(d), in no event shall any Parent Indemnifying Party have liability pursuant to this Article 10 in excess of the Merger Consideration.

(d)    Notwithstanding anything herein to the contrary, there shall be no maximum liability for any Company Member or Parent Indemnified Party who committed, participated in or had actual knowledge of fraud, intentional misrepresentation or willful breach.

(e)    No Parent Indemnified Party may recover any Damages in respect of General Representation Claims unless and until Damages in the aggregate under all Claims that have been incurred, paid or properly accrued exceed $287,500 (the “Deductible”), in which case the Parent Indemnified Parties may recover all Damages in excess of the Deductible. No Company Indemnified Party may recover any Damages in respect of Parent General Claims unless and until Damages in the aggregate under all Claims that have been incurred, paid or properly accrued exceed the Deductible, in which case the Company Indemnified Parties may recover all Damages in excess of the deductible. In determining whether a breach of a representation or warranty has occurred, and in determining the amount of any Damages in respect of the inaccuracy in or breach of any representation or warranty as of any particular date, any materiality, Material Adverse Effect or similar qualification limiting the scope of such representation or warranty shall be disregarded.

(f)    Notwithstanding anything herein to the contrary, for purposes of calculating or determining the amount of Damages incurred under Section 10.2 or Section 10.3, there shall be deducted from any Damages an amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements (after giving effect to any deductible or retention or increase in premium associated therewith to the extent paid or payable and net of any costs, Taxes and expenses of recovery or collection thereof) actually received by any Company Indemnified Party or Parent Indemnified Party, as applicable, in connection with such Damages; provided, however, that none of the Indemnified Parties shall have any obligation to (i) seek recovery against any insurance policies (other than the Tail Policy) or (ii)    obtain insurance coverage or other third party protection with respect to any particular matter. Each of Parent and Representative (on behalf of the Company Members) shall use commercially reasonable efforts to mitigate Damages in accordance with the common law doctrine of mitigation.

(g)    No Indemnified Party shall be entitled to double recovery for any indemnifiable Damages even though such Damages may be recoverable under more than one provision of Section 10.2 or Section 10.3.

(h)    Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will any Indemnified Party be entitled to recover exemplary or punitive damages under this Article 10 (except to the extent such punitive damages are awarded to a third party or in the case of fraud, intentional misrepresentation or willful breach).

(i)    The rights to indemnification, compensation or reimbursement set forth in this Agreement shall not be affected by any investigation conducted by Parent, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the Agreement Date or the Closing Date), with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, agreement or obligation or the existence of facts and circumstances that provide the basis for a Claim hereunder.

10.5    Notice of Claim. As used herein, an “Indemnified Party” shall refer to a Parent Indemnified Party or a Company Indemnified Party, as applicable; the party or parties hereto against whom an Indemnified Party is entitled to assert a claim for indemnification hereunder shall be referred to herein as the “Indemnifying Party”. If any Indemnified Party wishes to assert a Claim, it shall deliver a notice of claim (any such notice, together with any notice of a Third Party Claim, a “Notice of Claim”) to the Indemnifying Party, or with respect to a Company Member, to the Representative. In the case that the Indemnified Party is a Company Indemnified Party, all Claims shall be brought by the Representative (on behalf of the Company Indemnified Parties); in the case that the Indemnifying Party is a Company Member, the Representative shall act on behalf of the Company Indemnifying Matters on all matters under this Article 10. The Notice of Claim shall set forth: (a) that an Indemnified Party has directly or indirectly incurred, paid or properly accrued or reasonably believes it may have to directly or indirectly incur, pay or accrue, Damages; (b) the actual or estimated amount of such Damages to the extent known or reasonably estimable (which, in the case of Damages not yet incurred, paid or accrued, may be the maximum amount reasonably anticipated by Parent to be incurred, paid or accrued or may be the amount of Damages claimed by a third party in a Third Party Claim (which amount may be modified by the Indemnified Party in good faith from time to time); and (c) a brief description, in reasonable detail (to the extent reasonably available to such Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on such Indemnified Party’s belief thereof and the basis for indemnification. All Claims properly set forth in a Notice of Claim shall remain outstanding until such Claims for Damages have been finally resolved or satisfied. The failure to give such Notice of Claim shall not affect any Indemnified Party’s ability to seek indemnification hereunder unless, and only to the extent that, such failure has materially prejudiced the Indemnifying Party’s ability to defend successfully a Claim.

10.6    Resolution of Notice of Claim.

(a)    Each Notice of Claim shall be resolved as follows:

(i)    Uncontested Claims. If, within 30 days after a Notice of Claim is received by the Indemnifying Party, the Indemnifying Party does not contest such Notice of Claim in writing to the Indemnified Party as provided in Section 10.6(a)(ii), the Indemnifying Party shall be conclusively deemed to have consented to the recovery by each applicable Indemnified Party of the full amount of Damages (subject to the limitations contained in Section 10.4) arising out of or resulting from the matters specified in the Notice of Claim, including the forfeiture of all or a portion of the Holdback Amount (including, for the avoidance of doubt, by permanently withholding the payment or issuance of amounts that would otherwise become subject to the Holdback Amount), and, without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnifying Parties for such amount in any court having jurisdiction over the matter where venue is proper.

(ii)    Contested Claims. If the Indemnifying Party gives the Indemnified Party written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 30-day period specified in Section 10.6(a)(i), then such Contested Claim shall be resolved by either (A) a written settlement agreement executed by the Indemnified Party and the Indemnifying Party or (B) in the absence of such a written settlement agreement within 30 days following receipt by Indemnified Party of the written notice from the Indemnifying Party (or such longer period as agreed by the Parties), by litigation in accordance with the terms and provisions of Section 10.6(b).

(b)    Litigation of Contested Claims. Either Parent or the Representative may bring suit in accordance with Section 12.1 to resolve a Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the parties to this Agreement, the applicable Indemnified Party and the Indemnifying Parties, as applicable, all of whom shall be obligated to act in accordance with such decision. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(c)    Payment of Claims. If any amount is determined, agreed or deemed agreed to be owed to any Parent Indemnified Party in accordance with this Section 10.6, then, subject to Section 11.1(c), (i) first, Parent shall permanently withhold a portion of the Holdback Amount with a value (based on FMV) equal to such amount (or, if such amount exceeds the then remaining Holdback Amount, the entire Holdback Amount including, for the avoidance of doubt, by permanently withholding the payment or issuance of amounts that would otherwise become subject to the Holdback Amount) and/or setoff against any Merger Consideration that remains payable (including any Parent Shares (with a value based on FMV), the First Cash Payment, the Second Cash Payment or the Third Cash Payment), and (ii) second, if the remaining Holdback Amount and such setoff rights are, as reasonably determined by Parent, insufficient to cover the full amount that is determined, agreed or deemed agreed to be owed to such Indemnified Party (or if the Holdback Amount, including amounts that would otherwise become subject to the Holdback Amount, has been previously permanently withheld pursuant to Section 10.8), then, subject to the limitations contained in Section 10.4, each Company Member shall, within ten (10) Business Days following the date such amount is determined, agreed or deemed agreed to be owed pay such Company Member’s Pro Rata Share of the amount owed, to such Parent Indemnified Party (the “Owed Amount”). In such case of recovery from a Company Indemnifying Party, each Company Indemnifying Party’s Owed Amount shall be satisfied (i) in cash, or (ii) prior to the QA Closing, at such Company Member’s option, through remittance of Parent Shares with a value (based on FMV) equal to such Owed Amount. The Representative hereby agrees to give notice to each Company Member of such payment obligation within three (3) Business Days of such determination, agreement or deemed agreement. If any amount is determined, agreed or deemed agreed to be owed to any Company Indemnified Party, then, subject to the limitations contained in Section 10.4, Parent shall, within ten (10) Business Days following the date such amount is determined, agreed or deemed agreed to be owed, pay such amount owed to such Company Indemnified Party based on their respective Pro Rata Share. Parent shall satisfy such obligation (A) in cash or, (B) prior to the QA Closing, at Parent’s option, through issuance of Parent Shares with a value (based on FMV) equal to such amount.

10.7    Defense of Third Party Claims. In the event that an Indemnified Party becomes aware of a claim by a third party (a “Third Party Claim”) that such Indemnified Party in good faith believes may result in a Claim by or on behalf of such Indemnified Party, such Indemnified Party shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third Party Claim. The Indemnified Party shall notify the Indemnifying Party of any such Third Party Claim, and the Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. The Indemnifying Party shall have the right to receive copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to the Indemnified Party and subject to execution by the Indemnifying Party of a standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information. In the event of settlement or other resolution by the Indemnified Party of any Third Party Claim, the amount paid in such settlement or resolution (the “Settlement Amount”) shall not be determinative and binding upon the Indemnifying Party as to the amount of Damages recoverable pursuant to this Article 10 with respect thereto unless the Indemnifying Party has consented (or been deemed to have consented), which consent may not be unreasonably withheld, conditioned or delayed, to any such settlement or resolution (in which case the Settlement Amount for such settlement or resolution shall, subject to the limitations set forth in this Article 10, be Damages for which the Indemnified Party is entitled to be indemnified, compensated and reimbursed hereunder), it being understood and agreed that any costs and expenses incurred or paid by any Indemnified Party in connection with the defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees, costs of investigation and court or arbitration costs) with respect to such settlement or resolution are Damages recoverable pursuant to this Article 10 regardless of whether the Indemnifying Party consents (or is deemed to have consented) to the Settlement Amount. The Indemnifying Party’s consent to any such settlement or resolution shall be deemed to have been given unless the Indemnifying Party shall have objected in a writing delivered to the Indemnified Party within ten (10) Business Days after a written request for such consent is delivered to the Indemnifying Party by the Indemnified Party.

10.8    Holdback Arrangements.

(a)    The Holdback Amount shall be available to indemnify, compensate and reimburse the Parent Indemnified Parties for any Damages for which they are entitled to recover in accordance with the terms of this Article 10, which will occur through permanently withholding the applicable portion of the Holdback Amount (including, for the avoidance of doubt, by permanently withholding the payment or issuance of amounts that would otherwise become subject to the Holdback Amount) in accordance with the terms of this Section 10.8. Each Claim that is to be satisfied through the permanent withholding of any portion of the Holdback Amount (including, for the avoidance of doubt, by permanently withholding the payment or issuance of amounts that would otherwise become subject to the Holdback Amount) pursuant to this Article 10, shall be satisfied by forfeiture on behalf of the Company Members of the Holdback Shares and Holdback Cash with a value equal to the applicable Damages (including, for the avoidance of doubt, by permanently withholding the payment or issuance of amounts that would otherwise become subject to the Holdback Amount).

(b)    As soon as reasonably practicable (but in any event within five (5) Business Days) following the Expiration Date, Parent shall, subject to Section 10.8(c) and Section 10.9, deliver to the Company Members the portion of the Holdback Amount, if any, that has not previously been permanently withheld by Parent less the portion of the Holdback Amount having a value equal to the amount that may reasonably be necessary to satisfy all unresolved, unsatisfied or disputed Claims for Damages specified in any Notice of Claim delivered to the Representative before the Expiration Date. If any Claim is unresolved, unsatisfied or disputed as of the Expiration Date, then Parent shall retain possession and custody of the portion of the Holdback Amount with a value that equals the total maximum amount of Damages that may reasonably be necessary to satisfy all such unresolved, unsatisfied or disputed Claims, and as each such Claim is resolved, Parent shall, subject to Section 10.9, deliver to the Company Members the remaining Holdback Amount that is not required to satisfy such Claim and any remaining Claims.

(c)    Each delivery of any portion of the Holdback Amount to Company Members pursuant to Section 10.8(b) shall be made by Parent in proportion to the Company Members’ respective Pro Rata Shares of the Holdback Amount being delivered, with the Holdback Cash and Holdback Shares so delivered to a particular Company Member to be based on the same proportion as the Holdback Cash and Holdback Shares (if any) were held back and retained by Parent from the Company Members in accordance with Section 2.4(a) and Section 2.4(b). Any Holdback Shares to be so delivered to a particular Company Member shall be rounded down to the nearest whole number of shares, and any Holdback Cash shall be rounded down to the nearest cent.

(d)    For purposes of this Article 10, each Holdback Share shall be deemed to have a value equal to the FMV (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Parent Common Stock occurring after the Effective Time). The parties further agree that, until such time as the Holdback Shares shall be released to the Company Members or Parent, the Holdback Shares will be held in escrow by Parent and treated as having been issued at the Closing to the respective Company Members and outstanding, and the respective Company Members (i) will be shown as the registered owners thereof on the books and records of Parent and (ii) shall have all rights to vote such Holdback Shares and receive on a current basis any cash dividends or other distributions made with respect to the Holdback Shares, other than dividends or distributions of shares of Parent capital stock (which shall be retained by Parent for the benefit of the respective Company Members and included as part of the Holdback Shares).

10.9    Payment of Holdback Amount. With respect to any portion of the Holdback Amount to be released to Company Members pursuant to Section 10.8:

(a)    if any Company Member who held Company Interests has not satisfied the Payment Condition prior to the date on which such Holdback Amount is to be released or paid to such Company Member, then any portion of the Holdback Amount that would otherwise be released or paid to such Company Member shall be held by Parent, without interest, until such Company Member satisfies the Payment Condition; and

(b)    unless the Representative provides updated payment delivery instructions, each delivery of any portion of the Holdback Amount to a particular Company Member shall be effected in accordance with the payment delivery instructions set forth in such Person’s Letter of Transmittal.

10.10    Tax Consequences of Indemnification Payments. All payments (if any) made to an Indemnified Party pursuant to any indemnification, compensation or reimbursement obligations under this Article 10 will be treated as adjustments to the Merger Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by Law.

10.11    No Right of Contribution. Without limiting the provisions of Section 6.3, each Indemnifying Party who is a Company Indemnified Party waives, and acknowledges and agrees that such Indemnifying Party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, indemnity, subrogation, reimbursement, or advancement of expenses, against Parent, the Surviving Company, or any of their respective Affiliates, successors or assigns, in connection with any indemnification obligation of such Indemnifying Party in his, her or its capacity as an Indemnifying Party under this Agreement.

10.12    Exclusive Remedy. Following the Closing, except for (a) claims for fraud, intentional misrepresentation or willful breach against any Indemnifying Party who committed, participated in or had actual knowledge of such fraud, intentional misrepresentation or willful breach, (b) claims for equitable relief and (c) claims pursuant to any other agreement (other than this Agreement) entered into in connection with this Agreement and the transactions contemplated hereby, the rights to indemnification, compensation or reimbursement under this Article 10 shall be the sole and exclusive remedy with respect to the subject matter of this Agreement.

10.13    Set Off Right. Subject to the limitations set forth in this Article 10, Parent shall be entitled to set off any amounts to which Parent is or may be entitled pursuant to this Article 10, against any amounts owed by Parent pursuant to Article 2. Parent shall have the right, exercisable by delivery of written notice to the Representative, to set-off against amounts owed by Parent pursuant to Article 2, an amount equal to the aggregate amount of all Damages relating to unpaid claims for indemnification made by Parent; provided, however, that if the amount of any Damages relating to claims for indemnification made by Parent that is setoff against amounts owed by Parent exceeds the amount by which the amounts owed by Parent were reduced for such claim, then Parent shall continue to be entitled to indemnification for the amount of such excess pursuant to the terms and conditions of this Article 10.

10.14    Appointment of Representative.

(a)    By voting in favor of the adoption of this Agreement, executing and delivering a Joinder Agreement or participating in the Merger and receiving the benefits thereof, each Company Member shall be deemed to have approved the designation of and hereby designates the Representative as the representative of the Company Members and as the attorney-in-fact and exclusive agent for and on behalf of each Company Member with respect to Claims under this Article 10 and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement, including the exercise of the power to: (i) give and receive notices and communications (on behalf of itself or any other Company Member) relating to this Agreement or any of the transactions and other matters contemplated hereby, (ii) authorize Parent and any other applicable Parent Indemnified Party to be indemnified, reimbursed or compensated for Damages, including through the forfeiture by the Company Members of all or any portion of the Holdback Amount (including, for the avoidance of doubt, by permanently withholding the payment or issuance of amounts that would otherwise become subject to the Holdback Amount) or through direct recovery from Company Members, in satisfaction of Claims by Parent or any other Parent Indemnified Party pursuant to this Article 10 (including by not objecting to such Claims), (iii) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of courts with respect to (A) Claims by Parent or any other Parent Indemnified Party pursuant to this Article 10 or (B) any dispute between any Parent Indemnified Party and any such Company Member, in each case, relating to this Agreement or any of the transactions or other matters contemplated hereby and (iv) take all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing.

Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Company Members, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. The Representative shall have authority and power to act on behalf of each Company Member with respect to the disposition, settlement or other handling of all Claims under this Article 10 and all rights or obligations arising under this Article 10. The Company Members and their respective successors, heirs, estates and assigns shall be bound by all actions taken and documents executed by the Representative in connection with the Representative’s duties under this Agreement, and Parent and the other Parent Indemnified Parties shall be entitled to rely on any action or decision of the Representative. The Company Members recognize and intend that the power of attorney granted in this Section 10.14(a) and the powers, immunities and rights to indemnification granted to the Representative Group hereunder: (1) are coupled with an interest and are irrevocable; (2) may be delegated by the Representative; and (3) shall survive the death, incapacity, dissolution, liquidation, bankruptcy or winding up of each of the Company Members and shall be binding on any successor thereto. Each Company Member (x) agrees that all actions taken by the Representative under this Agreement shall be binding upon such Company Member and such Company Member’s successors as if expressly confirmed and ratified in writing by such Company Member and (y) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement. The Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied. The Representative may engage attorneys, accountants and other professionals and experts. The Representative may in good faith (1) rely conclusively upon (x) the Spreadsheet, (y) any signature believed by it to be genuine, and (z) information, reports, statements and opinions prepared or presented by such professionals engaged by the Representative, and any action taken by the Representative based on such reliance shall be deemed conclusively to have been taken in good faith; and (2) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Member or other party. Parent may conclusively rely, without independent verification or investigation, upon any action of the Representative as being the binding decision or action of the Company Members, and Parent shall not be liable to any Company Member or any other Person for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any decision or action of the Representative. The Person serving as the Representative may resign at any time and may be replaced from time to time by the holders of a majority in interest of the Merger Consideration payable to the Company Members. No bond shall be required of the Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Representative and the Closing and/or any termination of this Agreement. Notices or communications to or from the Representative shall constitute notice to or from each of the Company Members.

(b)    In performing the functions specified in this Agreement, neither the Representative nor its members, managers, directors, officers, contractors, agents and employees (collectively, the “Representative Group”) shall be liable to any Company Member in the absence of gross negligence or willful breach on the part of the Representative. Each Company Member shall severally (based on each such Company Member’s respective Pro Rata Share and in an amount not to exceed such Company Member’s proceeds pursuant to this Agreement), and not jointly, indemnify, defend and hold harmless the Representative Group from and against any loss, liability, claim, damage, fee, cost or expense (including costs of skilled professionals and incurred in connection with seeking recovery from insurers), judgment, fine or amount paid in settlement incurred without gross negligence or willful breach on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative (together, the “Representative Expenses”). Such Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Holdback Amount otherwise distributable to the Company Members at the time of distribution, and third, directly from the Company Members. The Company Members acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement or the transactions contemplated hereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in his, her or its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions.

(c)    Parent shall hold back from the First Cash Payment payable to the Company Members pursuant to Section 2.3(c)(ii)(A) $200,000.00 (the “Expense Fund Amount”) and shall wire the Expense Fund Amount to the Representative. The Expense Fund Amount shall be held by the Representative in a segregated account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Company Members will not receive any interest on the Expense Fund and assign to the Representative any such interest. The Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Company Members. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Expense Fund (if any) to Parent or the exchange agent, if any, as applicable, for further distribution to the Company Members. For Tax purposes, Parent shall be deemed to have paid at Closing to each Company Member its, his or her share of the Expense Fund Amount and then each Company Member shall be deemed to have voluntarily contributed such amount to the Expense Fund held by the Representative (and, for the avoidance of doubt, the amount of the Expense Fund that is returned to the Company Members shall not again be subject to information reporting or Tax withholding by Parent or the Surviving Company).

(d)    The Representative represents and warrants to Parent and Merger Sub as of the Agreement Date and as of the Closing Date as follows: (i) the Representative has all requisite power and authority to execute and deliver this Agreement and any other applicable Contract, instrument or document contemplated hereby and to perform its obligations hereunder and thereunder, (ii) this Agreement and any other applicable Contract, instrument or document contemplated hereby has been duly executed and delivered by the Representative and constitutes a valid and binding obligation of the Representative, enforceable in accordance with its terms and (iii) neither the execution, delivery or performance of this Agreement or any other applicable Contract, instrument or document contemplated hereby by the Representative nor the consummation of the Merger will conflict with, or result in a termination, breach, impairment or violation of, the organizational or other governing documents of the Representative, or any applicable Law or Contract to which the Representative or its assets or properties is bound.

ARTICLE 11

TAX MATTERS

11.1    Tax Returns.

(a)    The Representative shall prepare and timely file, or shall cause to be prepared and timely filed, at the Company Members’ expense, all Tax Returns for which income of the Company flows through to the Company Members that relate solely to a Pre-Closing Tax Period regardless of when they are to be filed (each a “Seller Tax Return”), and the Company shall pay, or cause to be paid, all

Taxes of the Company due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by Law. At least fifteen (15) days prior to filing any such Tax Return, the Representative shall submit a copy of any such Tax Return, along with supporting work papers, to Parent for Parent’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. If the Representative does not receive comments from Parent at least five (5) days prior to the due date for filing any such Tax Return, Parent shall be deemed to have no comments to such Tax Returns.

(b)    Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to Pre-Closing Tax Periods (including Straddle Periods) other than Seller Tax Returns (such Tax Returns “Pre-Closing Tax Returns”), subject to the approval of the Represenative, which such approval shall not be unreasonably witheld, conditioned or delayed. Parent shall permit the Representative, at the Company Members’ expense, to review and comment on each such Pre-Closing Tax Return with respect to a taxable period ending on or before the Closing Date at least fifteen (15) days prior to filing. The Representative shall be entitled to comment on such Tax Returns and Parent shall incorporate such comments in good faith into such Tax Returns. If Parent does not receive comments from the Representative at least five (5) days prior to the filing of such Tax Returns, the Representative shall be deemed to have no comments to such Tax Returns.

(c)    Not later than ten (10) days prior to the due date of the payment of Taxes on any Pre-Closing Tax Returns which Parent has the responsibility to cause to be filed pursuant to Section 11.1(b), without duplication of, or prejudice to, the Indemnified Parties’ rights to indemnification, compensation or reimbursement under Section 10.2, the Indemnifying Parties shall pay to Parent (based on each such Indemnifying Party’s Pro Rata Share) an amount in cash in the aggregate equal to the amount of Pre-Closing Taxes (to the extent not taken into account in the determination of the Base Consideration), as reasonably determined by Parent, due in respect of such Tax Returns. Notwithstanding the foregoing, Parent shall be entitled, at its option, to recover all or any portion of such Pre-Closing Taxes from the Holdback Amount in accordance with the principles set forth in Section 10.8(a). Not later than fifteen (15) days prior to the due date of the payment of such Taxes, Parent shall notify the Representative of (i) the amount of any such Pre-Closing Taxes and (ii) the method of recovery from the Indemnifying Parties.

11.2    Cooperation. Parent and the Representative agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent or the Representative, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Parent, the Company and the Representative shall retain all books and records in their possession with respect to Taxes for a period of at least seven years following the Closing Date. Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Representative be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Parent or its Affiliates (other than income Tax Returns of the Company for Pre-Closing Tax Periods).

11.3    Tax Audits.

(a)    If notice of any Action with respect to Taxes of the Company (a “Tax Claim”) shall be received by any party for which any other party may reasonably be expected to be liable, the notified party shall notify such other party or parties in writing of such Tax Claim; provided, however, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification, compensation or reimbursement obligations under Article 10 or this Article 11 except to the extent that such other party is actually and materially prejudiced thereby. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 11.3 directly conflicts with any provision of Article 10, this Section 11.3 shall govern.

(b)    Parent shall have the right to control the conduct of any Tax Claim of the Company. To the extent a Tax Claim relates to Taxes attributable to a Pre-Closing Tax Period, Parent shall (i) keep the Representative reasonably informed of all material developments on a timely basis, (ii) provide to the Representative copies of any and all material correspondence from any Governmental Authority related to such Tax Claim, (iii) provide the Representative with the opportunity to attend conferences with the relevant Governmental Authority (if reasonably practical) and (iv) receive consent of the Representative, which shall not be unreasonably withheld, conditioned or delayed, prior to settling, adjusting or otherwise resolving such Tax Claim.

11.4    Transfer Taxes. Any transfer, stamp, documentary, sales, use, registration, VAT and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne one-half by Parent and one-half by the Company Members. The Representative agrees to file or cause to be filed in a timely manner all necessary documents (including all Tax Returns) with respect to all such amounts.

11.5    Tax Treatment. The parties acknowledge and agree that, for U.S. federal income Tax purposes, the transaction shall be treated as a purchase by Parent of all the equity interests in the Company that is intended to be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, (i) with respect to Parent, (A) the Company shall be deemed to make a liquidating distribution of its assets to the Company Members, and (B) Parent shall be deemed to acquire, by purchase, all such assets from the Company Members; and (ii) with respect to the Company Members, the Company Members shall be treated as selling partnership interests and shall report gain or loss, if any, resulting from the sale of their partnership interests in accordance with Sections 741 and Section 751 of the Code. Each of Parent and the Company Members shall prepare and timely file all relevant Tax Returns on a basis consistent with the foregoing and take no inconsistent position on any Tax Return, in any audit or similar proceeding relating to Taxes before any Governmental Authority, or otherwise, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law).

11.6    Purchase Price Allocation. Within 90 days following the Closing, Parent shall provide the Representative with an allocation of the purchase price (and all other items required under the Code) among the assets of Company in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local, or non-U.S. Law, as appropriate) (the “Allocation Schedule”). The Allocation Schedule shall be subject to the approval of the Representative, which such approval shall not be unreasonably witheld, conditioned or delayed. Parent, the Company, and the Company Members shall report, act and file all Tax Returns (including amended Tax Returns and claims for refund) and information reports consistent with the Allocation Schedule, and neither Parent, the Company, nor the Company Members shall take any position inconsistent therewith upon examination of any such Tax Return, in any examination, audit, or other proceeding with respect to such Tax Returns except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law).

ARTICLE 12

MISCELLANEOUS

12.1    Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal Laws of the State of California, irrespective of its conflicts of law principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of any of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 10.6(b)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the courts of the State of California or the federal courts of the United States of America located in the State of California; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.9 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.

12.2    Assignment; Binding Upon Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may, after the Closing, assign this Agreement to any direct or indirect wholly owned Subsidiary of Parent or to any Person who acquires all or substantially all of the assets of Parent or a majority of the outstanding voting securities of Parent (whether by merger, consolidation, share purchase or otherwise), including in connection with a QA, without the prior consent of any other party hereto, so long as such Subsidiary or Person expressly agrees to be bound by the terms hereof and provided that Parent remains liable for its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

12.3    Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable (other than under Federal Cannabis Law), then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.4    Counterparts. This Agreement may be executed in any number of counterparts (including via.pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

12.5    Other Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions (without posting a bond or other security) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.6    Amendments and Waivers.

(a)    This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the members of the Company and Merger Sub; provided, however, that after the receipt of Written Consents constituting the Member Approval, no amendment shall be made that requires further approval by the Company Members under the Act without obtaining such requisite approval.

(b)    At any time prior to the Effective Time, the Company (in the case of Parent or Merger Sub) or Parent (in the case of the Company), and at any time after the Effective Time, the Representative (in the case of Parent or the Surviving Company) or Parent (in the case of the Representative), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

12.7    Expenses. Except as otherwise expressly provided herein, whether or not the Merger is successfully consummated, each party shall bear its respective legal, accounting, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, it being the intention of the parties that if the Merger is consummated, any Transaction Expenses that remain unpaid at the Closing shall be Damages for which Parent is entitled to be indemnified, reimbursed and compensated for under Article 10.

12.8    Attorney-Client Privilege; Waiver of Conflicts.

(a)    Neither Parent nor the Surviving Company shall assert any Privileged Communications against the Company Members in connection with any claim for indemnification, compensation or reimbursement brought by Parent or any other Parent Indemnified Party pursuant to Article 10. Following the Effective Time, the Representative and the Company Members will be permitted to use Privileged Communications in connection with the defense of any claim by Parent or any other Parent Indemnified Party under Article 10. The foregoing provisions shall not apply in the case of a claim for fraud, intentional misrepresentation or willful breach.

(b)    Each party to this Agreement hereby acknowledges and agrees that (i) at the Closing the attorney-client relationship between Dorsey & Whitney LLP and the Company and the Company Members with respect to the negotiation of this Agreement and Closing shall terminate, and (ii) Dorsey & Whitney LLP in the future may represent the Company and the Company Members (and any of their respective heirs, executors, administrators, affiliates, successors and assigns) (collectively, the “Seller

Parties”) in any matter, including any dispute, negotiation, controversy, arbitration or litigation which may arise between any Seller Party(ies) on the one hand, and Parent (and any of their respective affiliates, successors and assigns) (collectively, the “Buyer Entities”), on the other hand, with respect to this Agreement, any Company Ancillary Agreement, and Parent Ancillary Agreement and the Transactions contemplated hereby and thereby, even if such matters are directly adverse to Parent and each of the other Buyer Entities, and each of Parent and the other Buyer Entities hereby consents to such representation. Dorsey & Whitney LLP will not be required to notify Parent or any other Buyer Entity of any such representation as it arises. In connection with any such representation by Dorsey & Whitney LLP of any one or more of the Seller Parties in any matter in which the Buyer Entities are adverse, Parent and each other Buyer Entity hereby waives any duty of confidentiality or attorney-client privilege which may have arisen as a result of Dorsey & Whitney LLP’s representation of the Company and the Company Members. Parent and each other Buyer Entity understands that it is being asked now to waive future conflicts as described above without specific knowledge as to the specifics of those conflicts because the waiver pertains to future facts and events. This consent and waiver is intended to be for the benefit of Dorsey & Whitney LLP and effective in all jurisdictions in which Dorsey & Whitney LLP practices, and to extend to any rights conferred on Parent or any other Buyer Entities by the professional rules of conduct of any such jurisdiction and any other statute, rule, decision or common law principle relating to conflicts of interest that may otherwise be applicable.

12.9    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express overnight service. Such notices and other communications shall be effective and be deemed delivered and received (a) upon receipt if hand delivered, (b) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (c) three (3) Business Days after mailing if sent by mail, and (d) one (1) Business Day after dispatch if sent by overnight courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 12.9; provided, that, with respect to any notices deliverable to the Representative, such notices shall be delivered solely via email:

If to Parent or Merger Sub:

Left Coast Ventures, Inc.

975 Corporate Center Parkway, Suite 120

Santa Rosa, CA 95407

with a copy (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention: John Roberston and Laura Medina

E-Mail: jrobertson@cooley.com and lmedina@cooley.com

If to the Company (prior to the Closing):

Sisu Extraction, LLC

2779 Fickle Hill Road

Arcata, CA 95521

Attention: John Figueiredo

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

600 Anton Boulevard, Suite 2000

Costa Mesa, CA 92626

Attn: Jason Wisniewski

Facsimile No.: (714) 800-1499

If to the Representative:

John Figueiredo

112 W 3rd Street, Suite F

Eureka, CA 95501

12.10    Interpretation; Rules of Construction. The terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Company Disclosure Letter and the Exhibits and Schedules hereto), and when a reference is made in this Agreement to Exhibits, Schedules, Sections or Articles, such reference shall be to an Exhibit or Schedule to, Section or Article of this Agreement, respectively, unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “asset” or “property” shall be construed as having the same meaning and effect and to refer to any and all assets and properties, real and personal, tangible and intangible. When a reference is made to a specific Law, act or statute, such reference shall include any regulations promulgated thereunder. Any agreement, instrument or statute defined or referred to herein means such agreement, instrument, or statute, in each case, as from time to time amended, modified or supplemented (in the case of agreements or instruments, if permitted under this Agreement), including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession or comparable successor statutes; provided that any reference to any agreement or instrument on the Company Disclosure Letter or on any Schedule to this Agreement shall not refer to any amendment, modification or supplement thereto unless expressly set forth in the Company Disclosure Letter or such other Schedule. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The terms defined herein have the meanings assigned to them in this Agreement and include plural as well as the singular. Accounting terms not otherwise defined have the meaning assigned to them in accordance with GAAP. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. Unless stated otherwise, the terms “dollars” and “$” shall mean United States dollars. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Any action required by the terms hereof to be taken on a specific day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period specified herein is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. References herein to any obligation of the Indemnifying Parties to “indemnify” (and similar terms) the Indemnified Parties shall be deemed to refer to the Indemnifying Parties’ obligation to indemnify, hold harmless, compensate and reimburse the Indemnified Parties for Damages pursuant to Article 10. If the Company has or has had one or more Subsidiaries at any time prior to the Effective Time, then the parties acknowledge and agree that (a) all representations and warranties in Article 3 and the defined terms used therein (but not any representations and warranties deemed made in the Company Disclosure Letter pursuant to the first paragraph of Article 3) shall be deemed to refer to both the Company and each such Subsidiary, if any, and (b) the covenants in Sections 5.1- 5.3 will be deemed to apply to both the Company and each such Subsidiary, if any. For purposes of this Agreement, (i) each statement or other item of information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be a representation and warranty made by the Company in the corresponding section or subsection of this Agreement and (ii) each document shall be deemed to have been “made available” by the Company to Parent only if it has been posted in the electronic data site prepared in connection with the Merger and as to which Parent has been provided written notice and full access at least 48 hours prior to the execution of this Agreement or provided to Parent or its counsel (with confirmation of receipt) at least 48 hours prior to the execution of this Agreement.

12.11    Third-Party Beneficiary Rights. None of the provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement; provided, however, that Article 10 is intended to benefit the Indemnified Parties, Section 6.3 is intended to benefit the Company Indemnified Parties, Section 6.4 is intended to benefit the Company Members and Section 7.3 is intended to benefit the underwriters in connection with a QA.

12.12    Public Announcement. Parent may issue such press releases, and make such other public announcements and disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby as it reasonably determines are required under applicable securities Laws or regulatory or stock exchange rules or, after the Closing, as it deems otherwise appropriate. Neither the Company nor the Representative shall, and each shall cause its respective Affiliates and representatives not to, issue any press releases or make any public announcements or public disclosures relating to this Agreement, the Merger or the other transactions contemplated hereby without Parent’s prior written consent.

12.13    Confidentiality.

(a)    The parties acknowledge that the Company and Parent previously have executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms until the Effective Time, at which time it shall terminate and be of no further force and effect; provided that nothing in the Confidentiality Agreement shall be deemed to restrict Parent’s rights under Section 12.12. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)    The Representative hereby agrees to hold this Agreement and the transactions contemplated hereby, and all information received by the Representative with respect hereto or thereto or in connection herewith (including any information obtained with respect to any Claims), in confidence and not disclose the existence or terms hereof or any such information to any third party (other than the Indemnifying Parties or legal counsel engaged by the Representative, in each case solely to the extent necessary to perform its obligations hereunder and only if such Persons are subject to an obligation to keep such information confidential).

12.14    Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Company Disclosure Letter, the Parent Ancillary Agreements, the Confidentiality Agreement and the Merger Sub Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto or thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT

LEFT COAST VENTURES, INC.

By:	/s/ Brett Cummings

Name:	Brett Cummings
Title:	Chief Executive Officer

MERGER SUB

LCV HOLDINGS 710, LLC
By:	Left Coast Ventures, Inc.
Its:	Manager Member

By:	/s/ Brett Cummings

Name:	Brett Cummings
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY

SISU EXTRACTION, LLC

By:	/s/ John Figueiredo

Name:	John Figueiredo
Title:	Founder and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REPRESENTATIVE

/s/ John Figueiredo
John Figueiredo

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Execution Version

EXHIBIT A TO MERGER AGREEMENT

ACTION BY WRITTEN CONSENT

OF THE MEMBERS OF

SISU EXTRACTION, LLC

a California limited liability company

February     , 2020

Under and in accordance with the California Revised Uniform Limited Liability Company Act (the “Act”) and the current Operating Agreement (the “Operating Agreement”) of Sisu Extraction, LLC, a California limited liability company (the “Company”), the undersigned, constituting (i) not less than 66.66% of all issued and outstanding equity interests of the Company, (ii) a majority of the issued and outstanding Class A Company Interests voting as a separate class and (iii) a majority of the issued and outstanding Class B Company Interests voting as a separate class (the “Members”), hereby execute this instrument to evidence their consent to the taking of the actions set forth herein, and the adoption of the following preambles and resolutions without the holding of a meeting:

APPROVAL OF MERGER AND RELATED ACTIONS

WHEREAS, the Company’s Managers (the “Managers”) have unanimously approved an Agreement and Plan of Merger to be entered into by and among the Company, Left Coast Ventures, Inc., a Delaware corporation (“Parent”), LCV Holdings 710, LLC, a California limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), and the Representative (as defined therein), including all exhibits and schedules attached thereto, in substantially the form attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, in connection with the Merger, the Managers have unanimously approved, subject to the required Member vote, an Agreement of Merger to be filed with the Secretary of State of the State of California, in substantially the form attached as Exhibit D to the Merger Agreement attached hereto (the “California Agreement of Merger”);

WHEREAS, pursuant to the Merger and subject to the terms and conditions of the Merger Agreement, each unit of the Company (other than any Disregarded Units, as defined in the Merger Agreement) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into a non-assignable contingent right to receive, pro rata based on ownership of the Company, a portion of the Merger Consideration which consists of: (i) the First Cash Payment Amount equal to $2,500,000, less certain deductions set forth in the Merger Agreement, payable within 10 days following the earlier to occur of (a) the QA Closing and (b) the date on which the Rescission Right has expired or been irrevocably waived by the Representative; (ii) the Base Stock Consideration equal to shares of Parent Common Stock having an aggregate FMV of $55,000,000, less the Holdback Shares, payable upon the earlier of (a) the closing of a Liquidity Event or (b) five (5) years from the date of Closing; (iii) the Second Cash Payment Amount equal to $2,500,000, payable on the earlier to occur of (a) the QA Closing and (b) the date on which the Rescission Right has expired or been irrevocably waived by the Representative; provided that, in no event shall the date in subsection (iii)(b) be earlier than the date that is six (6) months following the Closing Date; (iv) the Third Cash Payment Amount equal to $2,500,000, less the Holdback Cash, as applicable, payable on the date that is six (6) months after the Second Cash Payment Date; (v) the Earnout Stock Consideration calculated by dividing (a) $17,500,000 by (b) a per share value that is equal to the FMV per share of Parent Common Stock at the time of the achievement of any applicable Earnout Milestone and payable upon successful completion of such Earnout Milestones as set forth in the Merger Agreement; (vi) the Holdback Cash (as hereinafter defined) and Holdback Shares (as hereinafter defined), if any, required to be delivered in accordance with the Merger Agreement; and (vii) the Expense Fund Amount (as hereinafter defined), if any, required to be delivered in accordance with the Merger Agreement;

WHEREAS, in connection with the Merger and subject to the terms and conditions of the Merger Agreement, an amount of Parent Common Stock equal to 12.5% of the Base Stock Consideration (the “Holdback Shares”) and $500,000 in cash of the Third Cash Payment (the “Holdback Cash”) shall be withheld by Parent, to be held and released in accordance with the terms of the Merger Agreement, for the purpose of providing a source of funds for satisfying certain indemnification obligations of the Indemnifying Parties under the Merger Agreement in accordance with Article 10 of the Merger Agreement;

WHEREAS, the Managers declared the Merger Agreement and the Merger fair to, and in the best interests of, the Company and its Members, and has adopted and approved the Merger Agreement, the Merger and the transactions contemplated thereby upon the terms and subject to the conditions set forth in the Merger Agreement, and has resolved to submit to, and unanimously recommend the adoption and approval of the Merger Agreement, the Merger and the transactions contemplated thereby, as more specifically described herein, by, the Members of the Company; and

WHEREAS, each of the undersigned Members (i) acknowledges receipt of a copy of the Merger Agreement and acknowledges that he, she or it has had the opportunity to ask the Company questions and to receive answers regarding the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) has been urged to consult with his, her or its own legal, tax and/or financial advisor(s) regarding the consequences to him, her or it of the Merger and the Merger Agreement, and the execution of this Action by Written Consent of the Members, (iii) believes he, she or it has received all information necessary to provide an informed consent of the Merger Agreement and the transactions contemplated thereby, (iv) has reviewed and understands the Merger Agreement and this Action by Written Consent of the Members, and deems approving the Merger and the Merger Agreement to be in the best interests of such Member and the Company, and (iv) is competent to execute this Action by Written Consent of the Member free from coercion, duress or undue influence.

NOW, THEREFORE BE IT RESOLVED, that the Merger Agreement (including the California Agreement of Merger) and the exhibits and schedules attached thereto, in substantially the forms attached hereto as Exhibit A, and the transactions and agreements contemplated thereby, including the apportionment of the Merger Consideration pursuant to Article 2 of the Merger Agreement and the indemnification obligations of the Company Members pursuant to Article 10 of the Merger Agreement, are hereby adopted, ratified and approved, and the undersigned Members irrevocably consent to be bound by the indemnification and other obligations of Company Members set forth in the Merger Agreement, including without limitation, those set forth in Article 10 thereof; and

2

RESOLVED FURTHER, that the Merger be, and it hereby is, authorized, approved and consented to in all respects.

WAIVER OF DISSENTERS’ RIGHTS

RESOLVED, a Member of the Company who does not vote in favor of the Merger and is in compliance with all the provisions of the Act relating to dissenters’ rights, may, under certain circumstances by following procedures prescribed by the Act, exercise dissenters’ rights to receive cash in an amount equal to the “fair market value” of such units of Company Interest as to which such Member has exercised such dissenters’ rights; and

RESOLVED FURTHER, that the undersigned hereby acknowledges that he, she or it is aware of the undersigned’s rights to dissent to the Merger in accordance with the Act, and that by signing this written consent, the undersigned irrevocably waives his, her or its dissenters’ rights for such units in accordance with the Act with respect to the Merger.

WAIVER OF NOTICE

RESOLVED, that the undersigned Members hereby waive any and all notice or consent requirements, as well as any right of first refusal, tag-along rights and other similar rights, that may be applicable to, or triggered by, the Merger, the Merger Agreement and any of the transactions contemplated therein that are contained in the Company’s current articles of organization, Operating Agreement, in any contract between the Company and the undersigned, or under applicable law.

APPOINTMENT OF REPRESENTATIVE; EXPENSE FUND

WHEREAS, under the terms of the Merger Agreement John Figueiredo shall act on behalf of the Members as the Representative;

WHEREAS, in connection with the Merger and subject to the terms and conditions of the Merger Agreement, at the closing of the Merger Agreement $200,000.00 (the “Expense Fund Amount”) of the First Cash Payment Amount (as defined in the Merger Agreement) shall be wired by Parent to the Representative to be held by the Representative in a segregated account to be used for the purpose of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to the Merger Agreement; and

WHEREAS, as soon as reasonably determined by the Representative that the Expense Fund Amount is no longer required to be withheld, the remaining Expense Fund Amount (if any) shall be distributed to the Company Members in accordance with the Merger Agreement.

NOW, THEREFORE BE IT RESOLVED, that the appointment of John Figueiredo as the Representative to act on behalf of the Members in accordance with the terms, provisions and powers set forth in the Merger Agreement be, and hereby is, acknowledged, ratified and approved;

3

RESOLVED FURTHER, that the Representative is authorized to execute and deliver all documents and to take all actions which he deems necessary or advisable to effect his duties pursuant to the Merger Agreement and any other transaction documents;

RESOLVED FURTHER, that the obligation of the Members to indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred in good faith on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties as Representative, on the terms and subject to the conditions set forth in the Merger Agreement be, and hereby is, authorized, confirmed and approved in all respects;

RESOLVED FURTHER, that all actions, notices, communications and determinations given or made by the Representative in connection with the Merger Agreement shall be deemed to have been authorized by, and shall be binding upon, any and all Members, and no Member shall have the right to object, dissent, protest or otherwise contest the same; and

RESOLVED FURTHER, that the creation of the Expense Fund, as well as the contributions to and the distributions from the Expense Fund, in accordance with the Merger Agreement to pay any expenses arising in connection with the administration of Representative’s duties under the Merger Agreement after the closing of the Merger Agreement and the indemnification of the Representative in accordance with Merger Agreement, be, and hereby is, acknowledged, ratified and approved.

AUTHORIZATION OF DISTRIBUTIONS

WHEREAS, Section 6.4 of the Operating Agreement places certain restrictions on distributions to the Members;

WHEREAS, in connection with the Merger, the Managers believe it is in the best interest of the Company and the Members to make a one-time pro-rata distribution to all Members of all cash held by the Company less $2,000,000.00 prior to the closing of the Merger Agreement (the “Distribution”), provided, that, at the closing, the Company will have Working Capital (as defined in the Merger Agreement) of at least $2,500,000.00, inclusive of $2,000,000.00 of cash; and

WHEREAS, the Members deem such Distribution to be in the best interest of the Company and the Members and hereby waive the distribution restrictions imposed by Section 6.4 of the Operating Agreement.

NOW, THEREFORE BE IT RESOLVED, that the Distribution is hereby authorized and approved, and the undersigned Members hereby waive the restrictions on distributions set forth in Section 6.4 of the Operating Agreement with respect thereto.

GENERAL AUTHORIZATION

RESOLVED, that the Managers of the Company be, and each of them hereby is, authorized, directed and empowered, for and on behalf of the Company, to execute all documents and take such further action, as they may deem necessary, appropriate or advisable to effect the purposes of each of the foregoing preambles and resolutions; and

4

RESOLVED FURTHER, that any and all actions heretofore taken by any Manager of the Company in connection with the carrying out of the actions contemplated by these resolutions are hereby ratified, adopted, approved and confirmed in all respects as authorized acts in the name and on behalf of the Company and the Members.

[SIGNATURE PAGES FOLLOWS]

5

IN WITNESS WHEREOF, the undersigned have executed this Action by Written Consent of the Members to be effective as of the date first written above. This written consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEMBERS:

John Figueiredo

TO8, LLC

By:

Name:

Title:

Ruckus, LLC

By:

Name:

Title:

Eos Ventures, LLC

By:

Name:

Title:

[SIGNATURE PAGE TO WRITTEN CONSENT OF THE MEMBERS]

IN WITNESS WHEREOF, the undersigned have executed this Action by Written Consent of the Members to be effective as of the date first written above. This written consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEMBERS:

Red Cap Services, LLC

By:

Name:

Title:

DBR Douglas, LLC

By:

Name:

Title:

Leon Brechbill (IRA)

By:

Name:

Title:

Falcon Resources, Inc.

By:

Name:

Title:

[SIGNATURE PAGE TO WRITTEN CONSENT OF THE MEMBERS]

IN WITNESS WHEREOF, the undersigned have executed this Action by Written Consent of the Members to be effective as of the date first written above. This written consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEMBERS:

Mark Burr

Dave Clarkson

Elevated Resources, LLC

By:

Name:

Title:

Josh Gesick

Jimmy Green

John Green

Jose Ramon Moreno Quijano

[SIGNATURE PAGE TO WRITTEN CONSENT OF THE MEMBERS]

IN WITNESS WHEREOF, the undersigned have executed this Action by Written Consent of the Members to be effective as of the date first written above. This written consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEMBERS:

New Hope Equipment Sales, LLC

By:

Name:

Title:

Jerry Pickart

Kent Snider & Mary Wright Snider

By:

Name:

Philip Thomas

Tony Tibbs

Dan Wake

[SIGNATURE PAGE TO WRITTEN CONSENT OF THE MEMBERS]

IN WITNESS WHEREOF, the undersigned have executed this Action by Written Consent of the Members to be effective as of the date first written above. This written consent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

MEMBERS:

Paul Zueger

Paul (“Chris”) Zueger & Kristin M. Zueger

By:

Name:

TAC CO, LLC

By:

Name:

Title:

[SIGNATURE PAGE TO WRITTEN CONSENT OF THE MEMBERS]

Execution Version

EXHIBIT A TO CONSENT

Merger Agreement

(provided separately)

EXHIBIT A

Execution Version

EXHIBIT B TO MERGER AGREEMENT

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”) is entered into as of February      , 2020, by and among Left Coast Ventures, Inc., a Delaware corporation (“Parent”), Sisu Extraction, LLC, a California limited liability company (the “Company”), and the undersigned holder (“Holder”) of membership interests of the Company (the “Company Interests”). Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and among Parent, the Company, LCV Holdings 710, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and John Figueiredo, an individual, as representative of the Company Members (the “Representative”), Merger Sub shall merge with and into the Company, with the Company to be the surviving company of the Merger (the “Merger”);

WHEREAS, as a result of the consummation of the Merger, the Company Interests held by the Company Members will be converted into the right to receive consideration as set forth in the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, pursuant to Section 5.9 of the Merger Agreement, the Company is required to use its commercially reasonable efforts to obtain as promptly as reasonably practicable after the Agreement Date and prior to the Closing Date, a copy of this Agreement executed by each Company Member, including an executed investor questionnaire attached hereto as Exhibit A certifying that each such Company Member is an “accredited investor” as set forth therein;

WHEREAS, it is a condition to the obligation of Parent and Merger Sub to effect the Merger that Parent shall have received a fully executed copy of this Agreement from each Company Member; and

WHEREAS, in order to induce Parent and Merger Sub to complete the transactions contemplated by the Merger Agreement, Holder is willing to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.    Representations and Warranties of Holder. Holder hereby represents and warrants to Parent as follows:

(a)    Holder’s address and email address set forth on the signature page hereto are accurate and complete.

(b)    Holder has completed the investor questionnaire attached hereto as Exhibit A, and the information set forth therein is accurate and complete. Holder understands and acknowledges that Parent is relying on such investor questionnaire to determine whether Holder is an accredited investor within the meaning of Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and is using such information for purposes of confirming the availability of an exemption to the registration requirements under the Securities Act in connection with issuing the Parent Shares in the Merger.

1

(c)    If Holder is an entity, it has all requisite power and authority or, if Holder is an individual, he/she has the legal capacity, to enter into this Agreement and any other agreement to which Holder is, or is to be, a party in connection with the Merger (this Agreement and such other agreements (if any), collectively, the “Holder Agreements”), and to perform its, his or her covenants and obligations hereunder and, if applicable, thereunder. If Holder is an entity, the execution and delivery of the Holder Agreements and the performance by Holder of its covenants and obligations under the Holder Agreements have been duly authorized by all necessary action on the part of Holder and no further action is required on the part of Holder to authorize the Holder Agreements or the performance by Holder of its covenants and obligations hereunder or, if applicable, thereunder. This Agreement and the other Holder Agreements have been, or will be upon execution by Holder, duly executed and delivered by Holder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Holder, enforceable against Holder in accordance with their respective terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(d)    As of the date hereof, there is no Action of any nature pending, or to the knowledge of Holder, threatened, against Holder or any of Holder’s properties (whether tangible or intangible) or, if Holder is an entity, any of Holder’s officers or directors (in their capacities as such), arising out of or relating to: (i) Holder’s beneficial ownership of Company Interests or any right to acquire the same, (ii) Holder’s capacity as a Company Member, (iii) the Holder Agreements, the Merger Agreement, or any of the Contracts or the transactions contemplated hereby or thereby, (iv) any contribution, assignment, sale or other transfer of assets (tangible and intangible) by Holder (or any of its Affiliates) to the Company or any of its Affiliates, or (v) any other Contract between Holder (or any of its Affiliates) and the Company or any of its Affiliates, nor to the actual knowledge of Holder is there any reasonable basis therefor. As of the date hereof, there is no Action pending or, to the knowledge of Holder, threatened against Holder with respect to which Holder has the right, pursuant to Contract, the Laws of the State of California or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the date hereof.

(e)    The execution and delivery by Holder of this Agreement and each other Holder Agreement (if any), and the performance by Holder of its, his or her covenants and obligations hereunder and, if applicable, thereunder will not conflict with (i) any provision of the charter documents of Holder if Holder is an entity, (ii) any Contract to which Holder or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or its, his or her properties or assets. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Holder in order to enable Holder to execute and deliver this Agreement and each other Holder Agreement (if any), and perform its, his or her covenants and obligations hereunder and, if applicable, thereunder.

(f)    Holder (i) has received a copy of the Merger Agreement, this Agreement and each other Holder Agreement (if any), (ii) has had the opportunity to carefully read each such agreement, (iii) has discussed the foregoing with Holder’s professional advisors to the extent Holder has deemed necessary and (iv) understands his, her or its obligations hereunder or thereunder.

(g)    Holder is the sole record and beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the Company Interests set forth on the signature page hereto (collectively, the “Holder Securities”) (subject to, in the case of individuals, applicable community property laws, if any), and such Holder Securities are, or as of the Closing will be, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance

2

of any kind. Holder is not a party to any Contract with respect to the voting of equity securities of the Company or relating to the allocation of the Merger Consideration in a manner that is inconsistent with the terms of the Merger Agreement, this Agreement and each other Holder Agreement (if any). Other than the Holder Securities, Holder does not beneficially own any other securities of the Company or rights to acquire securities of the Company.

(h)    Holder has not (i) Transferred any of the Holder Securities, or any interest therein, (ii) granted any options, warrants, calls or any other rights to purchase or otherwise acquire any such Holder Securities or any interest therein, or (iii) entered into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(i)    Holder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the Merger Agreement, this Agreement and each other Holder Agreement (if any), or in connection with the Merger or any other transaction contemplated thereby (except to the extent Holder bears any liability therefor pursuant to the terms of the Merger Agreement, this Agreement and each other Holder Agreement (if any)). Neither Parent nor the Company shall incur any Liabilities, either directly or indirectly, to any investment banker, broker, advisor, finder or similar party as a result of the Merger Agreement, this Agreement and each other Holder Agreement (if any) or the Merger or any other transaction contemplated thereby due to arrangements entered into by Holder with any such investment banker, broker, advisor, finder or similar party.

2.    Further Representations and Warranties Regarding Parent Shares. Holder further represents and warrants as follows:

(a)    Holder is acquiring the Parent Shares for investment for Holder’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and Holder has no present intention of reselling or distributing any of such securities in violation of the Securities Act or any applicable state securities law and has no Contract with any person regarding the resale or distribution of such securities in violation of the Securities Act or any applicable state securities law.

(b)    Holder understands and acknowledges that Holder’s investment in the Parent Shares involves a high degree of risk and has sought such accounting, legal and tax advice as Holder has considered necessary to make an informed investment decision with respect to Holder’s acquisition of the Parent Shares. Holder is fully aware of: (i) the highly speculative nature of an investment in the Parent Shares, (ii) the financial hazards involved, (iii) the lack of liquidity of the Parent Shares including the restrictions on Transfer and other obligations with respect thereto set forth in this Agreement and the Merger Agreement, (iv) the qualifications and backgrounds of the management of Parent, and (v) the tax consequences of acquiring the Parent Shares. Holder has such knowledge and experience in financial and business matters such that Holder is capable of evaluating the merits and risks associated with consummating the Merger and accepting the Parent Shares as consideration in the Merger in accordance with the terms of this Agreement, the Merger Agreement and, if applicable, any other Holder Agreements, has the capacity to protect Holder’s own interests in connection with the Merger and the other transactions contemplated by this Agreement, the Merger Agreement and, if applicable, any other Holder Agreements, and is financially capable of bearing a total loss of the Parent Shares. Holder either has a pre-existing personal or business relationship with Parent or any of its partners, officers, directors or controlling persons, or by reason of Holder’s business or financial experience or that of its professional advisers who are unaffiliated with and who are not compensated by Parent or any Affiliate or selling agent of Parent, directly or indirectly, has the capacity to protect Holder’s own interests in connection with the Merger and the other transactions contemplated by the Merger Agreement, this Agreement and, if applicable, any other Holder Agreements.

3

(c)    Holder has received or has had full access to information Holder considers necessary or appropriate to make an informed investment decision with respect to the Parent Shares to be issued in connection with the Merger, and has had an opportunity to ask questions and receive answers regarding the business, properties, prospects and financial condition of Parent.

(d)    Holder understands and acknowledges that the Parent Shares issued in connection with the Merger Agreement will not be registered under the Securities Act by reason of a specific exemption from the registration and prospectus delivery requirements of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations set forth in this Agreement (including in the investor questionnaire attached as Exhibit A hereto).

(e)    Holder understands and acknowledges that the Parent Shares issued in connection with the Merger Agreement constitute “restricted securities” under Rule 144 promulgated under the Securities Act and, therefore, such shares may not be sold unless they are registered under the Securities Act or an exemption from the registration and prospectus delivery requirements of the Securities Act is available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act. Holder further understands and acknowledges that Parent is under no obligation, and does not intend, to register the resale of the Parent Shares that are issuable to Holder in connection with the Merger Agreement, that Holder will be required to bear the financial risks of holding Parent Shares for an indefinite period of time, and that there is no guarantee that Holder will be able to achieve liquidity with respect to any Parent Shares that Holder receives in connection with the Merger Agreement.

3.    Agreements of Holder.

(a)    Holder hereby acknowledges and agrees that he, she or it is a “Company Member” and, if applicable, an “Indemnifying Party” under the Merger Agreement and agrees to be bound by the provisions of the Merger Agreement applicable to the Company Members, including (A) the amount, form and allocation of Merger Consideration payable in accordance with Article 2 of the Merger Agreement (including the provisions therein relating to the Holdback Amount), (B) the obligation to indemnify, reimburse and compensate the Parent Indemnified Parties in accordance with Article 10 of the Merger Agreement, and (C) the restrictions on Transfer and other provisions relating to the Parent Shares set forth in Article 7 of the Merger Agreement.

(b)    Holder acknowledges and agrees that (i) Parent shall retain and hold back the Holdback Amount from the Company Members pursuant to and subject to the terms and conditions of the Merger Agreement; and (ii) Holder shall be entitled to a portion of the Holdback Amount only if, as and when such amount becomes payable to Holder in accordance with the provisions of the Merger Agreement.

(c)    As security for Holder’s faithful performance of this Agreement and the Merger Agreement, Holder has executed the Assignment Separate from Certificate in the form attached hereto as Exhibit B, in blank, to the Secretary of Parent, or the Secretary’s designee, to hold such Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers, forfeitures and/or releases in respect of the Holdback Shares withheld from Holder pursuant to the terms of the Merger Agreement (the “Holder Holdback Shares”) as are in accordance with the terms of this Agreement and the Merger Agreement. Holder hereby acknowledges that the Secretary of Parent, or the Secretary’s designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to consummate the Merger and that said appointment is coupled with an interest and is accordingly irrevocable. Holder agrees that said escrow holder shall not be liable to any party hereof (or to any other party) except for such escrow holder’s gross negligence or willful misconduct. The escrow holder may rely upon any letter, notice or other document

4

executed by any signature purported to be genuine and may resign at any time. Holder agrees that if the Secretary of Parent, or the Secretary’s designee, resigns as escrow holder for any or no reason, then Parent shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement. If at any time any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger Agreement, then Holder hereby agrees to execute and deliver any documents or other instruments and to take such action as is reasonably necessary to effect such actions in accordance with the provisions of this Agreement or the Merger Agreement. Holder will be shown as the registered owner of the Holder Holdback Shares on the books and records of Parent and shall have all rights with respect to the Holder Holdback Shares during the period of time in which such shares have not been forfeited (including the right to vote such shares and the right to receive on a current basis any cash dividends or other distributions made with respect to the Holder Holdback Shares, other than dividends or distributions of shares of Parent Common Stock, which shall be retained by Parent for the benefit of Holder and included as part of the Holder Holdback Shares), except the right of possession thereof.

(d)    Unless otherwise consented to in writing by Parent, Holder shall not (i) Transfer any Holder Securities, (ii) grant any option, warrant, call or any other right to purchase or otherwise acquire any Holder Securities or any interest therein, or (iii) enter into any Contract with respect to any of the matters contemplated by clauses (i) or (ii).

(e)    Any Company Interests or other securities of the Company that Holder purchases or with respect to which Holder otherwise acquires beneficial ownership after the Agreement Date and prior to the Effective Time, including by reason of (i) exercise, conversion or exchange of any securities of the Company or (ii) stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, shall be subject to the terms and conditions of this Agreement to the same extent as if such securities were included on the signature page hereto.

(f)    Holder hereby irrevocably and unconditionally waives and agrees not to assert any appraisal or dissenter’s rights (including any notice requirements related thereto) under applicable Law relating to the Merger or any related transaction that Holder or any other Person may have by virtue of, or with respect to, the Holder Securities.

(g)    Holder shall not knowingly take any action that (i) would make any representation or warranty contained herein untrue or incorrect or (ii) would reasonably be expected to have the effect of impairing the ability of Holder to perform its, his, or her obligations under any Holder Agreement or preventing or materially delaying the consummation of any of the transactions contemplated by the Merger Agreement, any Holder Agreement, or the Written Consent; provided that nothing contained in this Section 3(g) shall be construed to prohibit Holder in his or her capacity as a manager of the Company (if applicable) from exercising his or her fiduciary duties to the Company Members under applicable law.

(h)    Holder acknowledges that he, she, or it has received a copy of the Merger Agreement. Until the Effective Time, Holder (in its, his or her capacity as such) agrees to the same restrictions applicable to the Company pursuant to Section 5.7 (No Other Negotiations) of the Merger Agreement. In the event Holder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Holder shall promptly inform Parent as to any such matter and the details thereof to the maximum extent possible without violating its, his, or her fiduciary duties or any confidentiality obligations to which the Holder or the Company is bound as of the date hereof.

(i)    Holder acknowledges and understands that the representations, warranties and covenants by Holder set forth herein and, if applicable, the other Holder Agreements and any covenants set forth in the Merger Agreement applicable to the Company Members and, if applicable, Indemnifying Parties

5

will be relied upon by Parent, Merger Sub, the Company and their respective Affiliates and counsel, and that substantial Liabilities may be incurred by such Persons if Holder’s representations, warranties, or covenants set forth herein and the other Holder Agreements and any covenants set forth in the Merger Agreement applicable to Holder are inaccurate or are breached.

4.    Representative. Holder hereby agrees to the appointment of John Figueiredo as the Representative (as such term is defined in the Merger Agreement) and as the attorney-in-fact and agent for and on behalf of each Company Member with respect to all matters for which authority was granted to the Representative under the Merger Agreement and hereby authorizes and approves the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative pursuant to the authority granted to it under the Merger Agreement.

5.    Confidentiality. Holder agrees to at all times keep confidential and not divulge, furnish or make accessible any information regarding or relating to the Merger Agreement, this Agreement and, if applicable, the other Holder Agreements or the Merger or any of the other transactions contemplated hereby or thereby, or any claim or dispute arising therefrom or relating thereto, to anyone (other than: (a) to directors, officers, managers, attorneys, accountants, or financial advisors of Holder, in each case who have a need to know such information in order to fulfill their obligations to the Holder, are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are either bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5 or are bound by legally enforceable codes of professional responsibility that require maintenance of confidentiality of such information or (b) in the case of a Holder that is a venture capital or private equity fund, to the limited and prospective partners, stockholders, or members of such Holder to the extent such disclosure is made in the ordinary course of such Holder’s business and only to the extent necessary to satisfy such Holder’s reporting requirements under applicable agreements with such parties in effect on the date of this Agreement or in connection with customary fundraising activities; provided that any such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by Holder to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared that are at least as restrictive as this Section 5; provided further that Holder shall be liable to Parent for any Damages resulting from any failure to maintain such confidentiality by any Person to whom disclosures were made by Holder pursuant to the foregoing clauses (a) or (b) except, in each case, to the extent that (A) such information has otherwise been made public (other than as a result of disclosure by Holder in violation of the terms of this Joinder Agreement, any Person to whom any Holder disclosed such information who violated the terms of any confidentiality obligation to such Holder or by the Company or the Representative in violation of the confidentiality provisions in the Merger Agreement); (B) such Holder is required by applicable Law or any applicable Action to divulge or disclose such information, in which case Holder shall use its reasonable efforts to cooperate with Parent, at Parent’s sole cost and expense, to limit such disclosure to the greatest extent permitted under applicable Law; or (C) Holder is required by an applicable process, subpoena or order, provided that Holder gives Parent notice that is reasonable in the circumstances and cooperates with Parent, at Parent’s sole cost and expense, to obtain a protective order to take such other legal steps to protect its interest in such information).

6.    Consent. With respect to all Holder Securities, the Holder hereby consents to the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger. Holder hereby agrees that at any meeting of the members of the Company (whether annual or special and whether or not adjourned or postponed), however called, and in any action by written consent of the members of the Company, at which the Merger Agreement and other related agreements (or any amended versions thereof) or such other related actions, are submitted for the consideration and vote of the members of the Company, unless otherwise directed in writing by Parent, Holder shall cause the Holder Securities to be voted (a) in favor of (i) the Merger and the adoption and approval of the Merger Agreement and the terms

6

thereof, (ii) each of the other actions contemplated by the Merger Agreement and (iii) any action in furtherance of any of the foregoing and (b) against any action, proposal, agreement or transaction that, to the knowledge of Holder, could reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement.

7.    Termination of Certain Agreements. Each of the agreements listed on Exhibit C attached hereto shall, contingent upon the occurrence of the Closing (each a “Terminated Agreement” and collectively the “Terminated Agreements”) automatically terminate and be of no further force or effect. Furthermore, the Holder and the Company each hereby acknowledges and agrees that (a) to the extent any Terminated Agreement may, by its terms, only be terminated (or, if necessary, amended to provide for its termination as contemplated by this Section 7) pursuant to an agreement or other instrument, written or otherwise, between the Company and one or more other parties thereto, this Agreement, together with the other Joinder Agreements entered into by other holders of securities of the Company in connection with the Merger Agreement, who are also parties to such Terminated Agreement, shall be deemed to be one and the same instrument for purposes of satisfying the termination (or, if applicable, amendment providing for such termination) requirements set forth in any such Terminated Agreement, and the Company hereby consents to each such termination (and, if applicable, such amendment providing therefor) and (b) there shall not be any further liability or obligation of any of the parties to any Terminated Agreement under any Terminated Agreement.

8.    General Release.

(a)    Effective for all purposes as of the Effective Time, Holder, on behalf of himself, herself or itself and each of his, her or its directors, officers, successors, heirs, assigns, controlled Affiliates, members and partners (each, a “Releasor”), hereby irrevocably and unconditionally releases and forever discharges the Company, Parent, Merger Sub, or any of their Affiliates, and any of their respective employees, managers, directors, officers, agents, securityholders, attorneys, representatives, predecessors, successors, related entities, assigns or the like or any Persons acting by, through, under or in concert with any of them (collectively, the “Released Parties”), from any and all claims, suits, demands, causes of action, Contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees and liabilities, of whatever kind or nature, in law or in equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, at any time up to and including the Effective Time (including under any Terminated Agreements) relating to, arising out of or in connection with Holder’s association with the Company, including as a result of Holder’s status as a Company Member (the “Released Matters”); provided, that such release and discharge shall not apply to any rights arising under (i) the Merger Agreement or any Holder Agreements, (ii) the indemnification provisions of the Third Amended and Restated Operating Agreement of the Company, dated as of July 15, 2019, by and among the Company and the other parties listed thereto or any existing indemnification agreements between Holder and the Company that are disclosed on the Company Disclosure Letter, (iii) rights with respect to any applicable directors’ and officer’s liability insurance, or (iv) if Holder is an employee of the Company, any benefits or any claim for unpaid wages, base salary, bonuses, commissions and reimbursable out-of-pocket expenses that have accrued and are due and payable in the ordinary course of business prior to the Closing.

(b)    Holder, on behalf of such Holder and each other Releasor, represents, warrants and covenants that such Releasor (i) has no claims relating to, arising out of or in connection with any Released Matter, (ii) has not transferred or assigned, or purported to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter and (iii) shall not transfer or assign, or purport to transfer or assign, any claims relating to, arising out of or in connection with any Released Matter, in each case against any of the Released Parties.

7

(c)    Without limiting the provisions of Section 6.3 of the Merger Agreement, if applicable to Holder in his, her or its capacity as a Company Indemnified Party, Holder waives, and acknowledges and agrees that Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, indemnity, subrogation, reimbursement, or advancement of expenses, against Parent, the Company, or any of their respective Affiliates, successors or assigns, in connection with any indemnification obligation of Holder in his, her or its capacity as a Company Member or, if applicable, Indemnifying Party under the Merger Agreement.

(d)    Holder acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(e)    Holder, on behalf of himself, herself or itself and each other Releasor, hereby waives and relinquishes any rights and benefits that any Releasor may have under Section 1542 or any similar statute or common law principle of any jurisdiction. Holder, on behalf of himself, herself or itself and each other Releasor, acknowledges that he, she or it may hereafter discover facts in addition to or different from those that Holder or any other Releasor now knows or believes to be true with respect to the subject matter of this release, but it is Holder’s intention, on behalf of himself, herself or itself and each other Releasor, subject to Section 8(a), to fully and finally and forever settle and release any and all Released Matters. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts. Holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the Released Parties, in any forum whatsoever (including any administrative agency), that arises out of, relates to, or is in connection with, any of the Released Matters.

(f)    Holder represents and acknowledges that he, she or it has read this release and understands its terms and has been given an opportunity to ask questions of the Company’s representatives. Holder further represents that in signing this release he, she or it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.

(g)    If Holder is married or has a domestic partner, he or she has delivered with this Agreement a Spousal Consent in the form attached hereto as Exhibit D (the “Spousal Consent”), executed by Holder’s spouse or domestic partner, as applicable. Holder represents and warrants to Parent that Holder’s spouse or domestic partner, as applicable, is competent to execute and deliver the Spousal Consent.

9.    Termination. This Agreement shall automatically terminate, without any action on the part of any Person, upon (i) exercise of the Rescission Right (as defined in the Merger Agreement) or (ii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of the Effective Time; provided that the termination hereof shall not relieve Holder of any liability arising out of any breach hereof prior to such termination; provided further that the provisions of Section 5 shall survive any termination of this Agreement and the provisions of Section 8 shall survive any termination of this Agreement pursuant to the foregoing clause (i).

8

10.    Tax Matters. Holder has had an opportunity to review with its, his or her own tax advisors the tax consequences of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements. Holder understands that it, he, or she must rely solely on its, his or her advisors and not on any statements or representations made by Parent, the Company or any of their agents or representatives. Holder understands that Holder (and not Parent or the Company) shall be responsible for any Tax Liability for Holder that may arise as a result of the Merger and the other transactions contemplated by the Merger Agreement and the Holder Agreements.

11.    Miscellaneous.

(a)    Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by electronic mail, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective and be deemed delivered and received (i) upon receipt if hand delivered, (ii) on the date of transmission if transmitted by electronic mail by 5:00 p.m. (Pacific time) on a Business Day, otherwise on the next Business Day after transmission, (iii) three Business Days after mailing if sent by mail, and (iv) one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11(a):

(i)	if to Parent to:

Left Coast Ventures, Inc.

975 Corporate Center Parkway, Suite 120

Santa Rosa, CA 95407

with a copy (which shall not constitute notice) to:

Cooley LLP

1700 Seventh Avenue, Suite 1900

Seattle, WA 98101-1355

Attention: John Robertson and Laura Medina

E-Mail: jrobertson@cooley.com and lmedina@cooley.com

(ii)	If to the Company to:

Sisu Extraction, LLC

2779 Fickle Hill Road

Arcata, CA 95521

Attention: John Figueiredo

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

600 Anton Boulevard, Suite 2000

Costa Mesa, CA 92626

Attn: Jason Wisniewski

Facsimile No.: (714) 800-1499

9

(iii)	if to Holder to: the address for notice set forth on the signature page hereto.

(b)    Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number respectively, (iii) the terms “hereof,” “herein,” “hereunder,” and derivative or similar words refer to this entire Agreement and (iv) references to any statute shall refer to the statute, as amended, and include the rules and regulations promulgated thereunder. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. All references in this Agreement to the subsidiaries of a legal entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(c)    Counterparts. This Agreement may be executed in any number of counterparts (including via. pdf or other electronic means), each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

(d)    Entire Agreement. This Agreement, the Merger Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (other than the Parent Indemnified Parties and Releasees who are not party to this Agreement, which Persons are intended third party beneficiaries of this Agreement and shall be entitled to enforce this Agreement against Holder in accordance with its terms).

(e)    Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

(f)    Remedies Cumulative. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, subject to Section 11(g) below, this being in addition to any other remedy to which they are entitled at law or in equity.

10

(g)    Governing Law. This Agreement shall be governed and construed in accordance with the internal Laws of the State of California, irrespective of its conflicts of law principles. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the courts of the State of California or the federal courts of the United States of America located in the State of California; provided that a judgment rendered by such court may be enforced in any court having competent jurisdiction. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11(a) or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the State of California.

(h)    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement or determined after reviewing this Agreement carefully that it would not seek such guidance or counsel and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(i)    Waiver of Conflicts. Each party to this Agreement acknowledges that Cooley LLP, counsel for Parent, may have in the past and may continue to perform legal services for certain of the Holders in matters unrelated to the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby. Accordingly, each party to this Agreement hereby (i) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (ii) acknowledges that Cooley LLP represented Parent in connection with the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby and has not represented Holder in connection therewith; and (iii) gives its informed written consent to Cooley LLP’s representation of Parent in connection with the Merger Agreement, this Agreement and the transactions contemplated thereby and hereby.

(j)    Representation Regarding Counsel. Holder acknowledges that Dorsey & Whitney LLP (“Dorsey”) has represented the Company in connection with the Merger and the transactions contemplated thereby. Holder acknowledges and agrees that (a) Dorsey is not representing the interests of Holder in connection with the Merger and the transactions contemplated thereby, and Holder is not relying on Dorsey in determining whether to enter into this Joinder Agreement and the other agreements contemplated by the Merger Agreement and (b) Holder has been advised to seek independent counsel, to the extent Holder deems appropriate, to protect Holder’s interests in connection herewith and therewith.

[Signature page follows.]

11

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

LEFT COAST VENTURES, INC.
By:
Name:
Title:

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

SISU EXTRACTION, LLC

By:
Name:
Title:

[Signature Page to Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	John Figueiredo
Title:

Address:

Email:

Company Interests beneficially owned:
X Class A Company Interests Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Joseph Wynne
Title:

Address:

Email:

Company Interests beneficially owned:
X Class A Company Interests Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Shannon Byers
Title:

Address:

Email:

Company Interests beneficially owned:
X Class A Company Interests Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER TO8 LLC

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:
X Class A Company Interests Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER EOS VENTURES, LLC

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:
X Class A Company Interests Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER RUCKUS, LLC

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:
X Class A Company Interests Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

DBR DOUGLAS, LLC

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

FALCON RESOURCES, INC.

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Mark Burr

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

ELEVATION RESOURCES

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Josh Gesick

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Jose Ramon Moreno Quijano

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Jerry Pickart

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Philip Thomas

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Paul Zueger

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

TAC CO, LLC

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

LEON BRECHBILL (IRA)

By:

Name:	Leon Brechbill

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Dave Clarkson

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Jimmy Green

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	John Green

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

NEW HOPE EQUIPMENT SALES, LLC

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

KENT SNIDER & MARY WRIGHT SNIDER

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Tony Tibbs

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

By:

Name:	Dan Wake

Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be duly executed as of the date first written above.

HOLDER

PAUL (“CHRIS”) ZUEGER & KRISTIN M. ZUEGER

By:

Name:
Title:

Address:

Email:

Company Interests beneficially owned:

Class A Company Interests X Class B Company Interests

EXHIBIT A TO JOINDER

INVESTOR QUESTIONNAIRE

[See attached]

EXHIBIT B TO JOINDER

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Joinder Agreement between the undersigned (“Stockholder”) and Left Coast Ventures, Inc., a Delaware corporation (the “Company”) dated                     , 2020 (the “Agreement”) and the Merger Agreement (as defined in the Agreement), Stockholder hereby sells, assigns and transfers unto the Company                      (            ) shares of the Common Stock of the Company standing in Stockholder’s name on the Company’s books and represented by Certificate No.         , and does hereby irrevocably constitute and appoint the Secretary of the Company to transfer said stock on the books of the Company with full power of substitution in the premises.

THIS ASSIGNMENT MAY ONLY BE USED IN CONNECTION WITH THE FORFEITURE OF HOLDER HOLDBACK SHARES (AS DEFINED IN THE AGREEMENT) AS AUTHORIZED BY THE MERGER AGREEMENT. IN THE EVENT MORE THAN ONE FORFEITURE OF HOLDER HOLDBACK SHARES TO THE COMPANY IS TO OCCUR PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE COMPANY IS HEREBY AUTHORIZED BY THE UNDERSIGNED TO MAKE AND USE COPIES HEREOF TO EFFECT ALL SUCH TRANSFERS.

Dated:

Stockholder

By:
Name:

[Instructions: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its rights to effect the forfeiture of Holder Holdback Shares as set forth in the Merger Agreement without requiring additional signatures on the part of Stockholder.]

EXHIBIT C TO JOINDER

TERMINATED AGREEMENTS

Third Amended and Restated Operating Agreement of the Company, dated as of July 15, 2019, by and among the Company and the other parties listed thereto.

Amended and Restated Operating Agreement of the Company, dated as of September 21, 2018, by and among the Company and other parties listed thereto.

Amended and Restated Operating Agreement of the Company, dated as of February 16, 2018, by and among the Company and the other parties listed thereto.

Operating Agreement of the Company, dated as of November 2017, by and among the Company and the other parties listed thereto.

EXHIBIT D TO JOINDER

SPOUSAL CONSENT

I,                    , spouse/domestic partner of                      (“Holder”), acknowledge that I have read the Joinder Agreement executed by Holder, entered into on                     , 2020, (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding Company Interests (as defined in the Merger Agreement) that my spouse/domestic partner may own, including any interest that I might have therein.

I understand and agree that my interest, if any, in any Company Interests subject to the Agreement shall be irrevocably subject to the Agreement. I further understand and agree that any community property interest that I may have in such Company Interests shall be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will not seek such guidance or counsel.

Dated:	Signature:

Print Name:

EXHIBIT C TO MERGER AGREEMENT

INVESTOR QUESTIONNAIRE

This Questionnaire is being distributed to certain individuals and entities which may be offered the opportunity to purchase securities (the “Securities”) of LEFT COAST VENTURES, INC., a Delaware corporation (the “Company”). The purpose of this Questionnaire is to assure the Company that all such offers and purchases will meet the standards imposed by the Securities Act of 1933, as amended (the “Act”), and applicable state securities laws.

All answers will be kept confidential. However, by signing this Questionnaire, the undersigned agrees that this information may be provided by the Company to its legal and financial advisors (including Cooley LLP), and the Company and such advisors may rely on the information set forth in this Questionnaire for purposes of complying with all applicable securities laws and may present this Questionnaire to such parties as it reasonably deems appropriate if called upon to establish its compliance with such securities laws. The undersigned represents that the information contained herein is complete and accurate and will notify the Company of any material change in any of such information prior to the undersigned’s investment in the Company.

FOR INDIVIDUAL INVESTORS

Accredited Investor Certification. The undersigned makes one of the following representations regarding its income or net worth and certain related matters and has checked the applicable representation:

[ ]

The undersigned’s income[1] during each of the last two years exceeded $200,000 or, if the undersigned is married, the joint income of the undersigned and the undersigned’s spouse during each of the last two years exceed $300,000, and the undersigned reasonably expects the undersigned’s income, from all sources during this year, will exceed $200,000 or, if the undersigned is married, the joint income of undersigned and the undersigned’s spouse from all sources during this year will exceed $300,000.

[ ]	The undersigned’s net worth,[2] including the net worth of the undersigned’s spouse, is in excess of $1,000,000 (excluding the value of the undersigned’s primary residence).

[ ]	The undersigned cannot make any of the representations set forth above.

[1]

For purposes of this Questionnaire, “income” means adjusted gross income, as reported for federal income tax purposes, increased by the following amounts: (a) the amount of any tax exempt interest income received, (b) the amount of losses claimed as a limited partner in a limited partnership, (c) any deduction claimed for depletion, (d) amounts contributed to an IRA or Keogh retirement plan, (e) alimony paid, and (f) any amounts by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code.

[2]

For purposes of this Questionnaire, “net worth” means the excess of total assets, excluding your primary residence, at fair market value over total liabilities, including your mortgage or any other liability secured by your primary residence only if and to the extent that it exceeds the value of your primary residence. Net worth should include the value of any other shares of stock or options held by you and your spouse and any personal property owned by you or your spouse (e.g. furniture, jewelry, other valuables, etc.).

FOR ENTITY INVESTORS

Accredited Investor Certification. The undersigned makes one of the following representations regarding its net worth and certain related matters and has checked the applicable representation:

[ ]

The undersigned is a trust with total assets in excess of $5,000,000 whose purchase is directed by a person with such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the prospective investment.

[ ]

The undersigned is a bank, insurance company, investment company registered under the United States Investment Company Act of 1940, as amended (the “Companies Act”), a broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended, a business development company, a Small Business Investment Company licensed by the United States Small Business Administration, a plan with total assets in excess of $5,000,000 established and maintained by a state for the benefit of its employees, or a private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940, as amended.

[ ]

The undersigned is an employee benefit plan and either all investment decisions are made by a bank, savings and loan association, insurance company, or registered investment advisor, or the undersigned has total assets in excess of $5,000,000 or, if such plan is a self-directed plan, investment decisions are made solely by persons who are accredited investors.

[ ]

The undersigned is a corporation, limited liability company, partnership, business trust, not formed for the purpose of acquiring the Securities, or an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), in each case with total assets in excess of $5,000,000.

[ ]

The undersigned is an entity in which all of the equity owners (in the case of a revocable living trust, its grantor(s)) qualify under any of the above subparagraphs, or, if an individual, each such individual has a net worth,[2] either individually or upon a joint basis with such individual’s spouse, in excess of $1,000,000 (within the meaning of such terms as used in the definition of “accredited investor” contained in Rule 501 under the Securities Act), or has had an individual income[1] in excess of $200,000 for each of the two most recent years, or a joint income with such individual’s spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

[ ]	The undersigned cannot make any of the representations set forth above.

[1]

For purposes of this Questionnaire, “income” means adjusted gross income, as reported for federal income tax purposes, increased by the following amounts: (a) the amount of any tax exempt interest income received, (b) the amount of losses claimed as a limited partner in a limited partnership, (c) any deduction claimed for depletion, (d) amounts contributed to an IRA or Keogh retirement plan, (e) alimony paid, and (f) any amounts by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code.

[2]

For purposes of this Questionnaire, “net worth” means the excess of total assets, excluding your primary residence, at fair market value over total liabilities, including your mortgage or any other liability secured by your primary residence only if and to the extent that it exceeds the value of your primary residence. Net worth should include the value of any other shares of stock or options held by you and your spouse and any personal property owned by you or your spouse (e.g. furniture, jewelry, other valuables, etc.).

IN WITNESS WHEREOF, the undersigned has executed this Investor Questionnaire as of the date written below.

Name of Investor

(Signature)

Name of Signing Party (Please Print)

Title of Signing Party (Please Print)

Date Signed

EXHIBIT D TO MERGER AGREEMENT

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement of Merger”) is made and entered into as of [●], 2020, by and between LCV HOLDINGS 710, LLC, a California limited liability company (“Merger Sub”), and SISU EXTRACTION, LLC, a California limited liability company (the “Company”).

RECITALS

A.    This Agreement of Merger is being entered into pursuant to an Agreement and Plan of Merger (as may be amended from time to time, the “Merger Agreement”), dated as of [●], 2020 (the “Agreement Date”), by and among Left Coast Ventures, Inc., a Delaware corporation and the sole member of Merger Sub (“Parent”), Merger Sub, the Company and the Representative named therein (the “Representative”).

B.    The respective managing member of Merger Sub and the managers of the Company have determined that the merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement of Merger, the Merger Agreement and the California Revised Uniform Limited Liability Act, as amended (the “Act”), is in the best interests of Merger Sub and the Company, and have approved the principal terms of this Agreement of Merger and the Merger Agreement.

C.    The holders of (i) two thirds (66.66%) of the issued and outstanding membership interests in the Company (the “Company Interests”) voting together as a single class, (ii) a majority of the issued and outstanding Class A Company Interests voting as a separate class and (iii) a majority of the issued and outstanding Class B Company Interests voting as a separate class, have approved the principal terms of this Agreement of Merger, the Merger Agreement and the Merger. The date of the Merger Agreement is the record date applicable to the Merger, this Agreement of Merger and the Merger Agreement. Parent, as the sole member of Merger Sub, has approved the principal terms of this Agreement of Merger, the Merger Agreement and the Merger.

D.    Parent, as the sole member of Merger Sub holding 100% of the issued and outstanding membership interests of Merger Sub, has approved the principal terms of this Agreement of Merger, the Merger Agreement and the Merger.

AGREEMENT

The parties to this Agreement of Merger, intending to be legally bound, agree as follows:

1.    Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement of Merger and in accordance with the Act, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company shall continue as the surviving limited liability company in the Merger (the “Surviving Company”).

2.    Effect of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement of Merger and in the applicable provisions of the Act.

3.    Effective Time. The Merger shall become effective upon the date and time of the filing of this Agreement of Merger and the officers’ certificates of Merger Sub and the Company with the Secretary of State of the State of California (the “Effective Time”).

4.    Articles of Organization; Managers.

(a)    The Articles of Organization of the Surviving Company shall be amended and restated as of the Effective Time to conform to the amended and restated articles of organization set forth on Exhibit A attached hereto.

(b)    The managers of the Surviving Company as of the Effective Time shall be the respective individuals who are the managers of the Surviving Company immediately prior to the Effective Time, until such time that such managers are replaced by Parent.

5.    Conversion of Membership Interests. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any member of the Company:

(a)    any Company Interest then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor (such units of Company Interests, together with any Dissenting Units (as defined below), the “Disregarded Units”);

(b)    except as provided in subsection “(a)” of this Section 5, each Company Interest issued and outstanding immediately prior to the Effective Time (except for Disregarded Units) shall cease to be an existing and issued Company Interest, and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive:

(i)

a non-assignable right to receive a number of shares of Parent Common Stock equal to (A) the Per Unit Stock Amount, minus (B) the Per Unit Holdback Stock Amount, required to be delivered in accordance with Section 5(d) below, as, when and in such amounts as such shares are required to be made;

(ii)

a non-assignable contingent right to receive an amount of cash equal to (A) the First Cash Payment Amount divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 5(f), as and when such deliveries are required to be made;

(iii)

a non-assignable contingent right to receive an amount of cash equal to (A) the Second Cash Payment Amount divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 5(g) below, as and when such deliveries are required to be made;

(iv)

a non-assignable contingent right to receive an amount of cash equal to (A) the Third Cash Payment Amount divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 5(h) below, as and when such deliveries are required to be made;

2

(v)

a non-assignable contingent right to receive a number of shares of Parent Common Stock (or, following the consummation of a Qualifying Acquisition, shares of the publicly listed company that acquired Parent) equal to (A) the Earnout Stock Consideration divided by (B) the Outstanding Units, if any, required to be delivered in accordance with Section 5(i) below, as and when such deliveries are required to be made;

(vi)	a non-assignable contingent right to receive the portion of the Holdback Amount, if any, as and when such deliveries are required to be made; and

(vii)

a non-assignable contingent right to receive the portion of the Expense Fund Amount, if any, required to be delivered in accordance with Section 5(j) below, as and when such deliveries are required to be made.

(c)    each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one membership interest of validly issued, fully paid and nonassessable membership interests in the Surviving Company, such that immediately following the Effective Time, Parent shall become the sole and exclusive member of the Company as the Surviving Company.

(d)    Issuance of Base Stock Consideration. The Base Stock Consideration payable pursuant to Section 5(b)(i) above shall be issued to each Company Member upon the earlier of (i) the closing of a Liquidity Event or (ii) five (5) years from the date of Closing (in either case, such earlier date or the date on which such restrictions are waived per the last sentence of this subsection (d), the “Relevant Date”). If the Base Stock Consideration issuable in connection with a Liquidity Event is the result of the closing of a QA, then such shares shall be issued to each Company Member in proportion and at such times as any lock-up restriction applicable to such shares is released. The aggregate number of shares of Parent Common Stock issuable at any given time as required by this Section 5(d) shall equal (x) the portion of Base Stock Consideration issuable at such time divided by (y) the FMV. Any Base Stock Consideration due hereunder shall be issued to the Company Members as soon as practicable following, but in any event within 10 calendar days thereof, any date such shares are required to be issued hereunder. The Representative may waive such issuance restrictions at any time with respect to all or any portion of the issuable shares; provided, that, in no event shall any Base Stock Consideration be issued prior to the expiration or waiver of the Recission Right.

(e)    Holdback.

(i)    Holdback Shares. Subject to the terms and conditions of this Agreement, Parent shall retain and hold back from issuance the Holdback Shares, at such time and in such proportion as the Base Stock Consideration is issued to Company Members in accordance with Section 5(d).

(ii)    Holdback Cash. Subject to the terms and conditions of this Agreement, in the event that the Third Cash Payment Date is a date prior to the Expiration Date, then on the Third Cash Payment Date Parent shall retain and hold back $500,000 (the “Holdback Cash”) from the Third Cash Payment Amount otherwise payable pursuant to Section 5(g).

3

(iii)    In the event that, at the time any portion of the Holdback Amount would otherwise be paid or issued, Parent (i) may be entitled to payment of an indemnity Claim or Claims under the Merger Agreement pursuant to a pending Claim that has not yet been finally resolved or (ii) is entitled to payment of an indemnity Claim or Claims that has been finally resolved but not yet satisfied, Parent may withhold issuance of that portion of the Holdback Amount necessary to satisfy such pending or finally resolved Claim or Claims.

(iv)    The Holdback Amount shall be held by Parent as partial security for the indemnification obligations of the Company Members under this Agreement in accordance with the terms and conditions set forth in this Agreement, and the Holdback Amount shall be subject to forfeiture by the Company Members for Claims as provided in the Merger Agreement.

(f)    First Cash Payment. Within 10 days following the earlier to occur of (i) the QA Closing and (ii) the date on which the Rescission Right has expired or been irrevocably waived by the Representative (such earlier date, the “First Cash Payment Date”), Parent shall pay, or cause to be paid, to the Company Members, their respective Pro Rata Share of an aggregate amount of cash equal to $2,500,000 (the “First Cash Payment Amount”) pursuant to the instructions and allocations provided by the Representative pursuant to an updated Spreadsheet.

(g)    Second Cash Payment. Within 10 days following the earlier to occur of (i) the QA Closing and (ii) the date on which the Rescission Right has expired or been irrevocably waived by the Representative, provided, that, in no event shall the date in subsection (ii) be earlier than the date that is six (6) months following the Closing Date (such earlier date, the “Second Cash Payment Date”), Parent shall pay, or cause to be paid, to the Company Members, their respective Pro Rata Share of an aggregate amount of cash equal to $2,500,000 (the “Second Cash Payment Amount”) pursuant to the instructions and allocations provided by the Representative pursuant to an updated Spreadsheet.

(h)    Third Cash Payment. On the date that is six (6) months after the Second Cash Payment Date (the “Third Cash Payment Date”), Parent shall pay, or cause to be paid, to the Company Members, their respective Pro Rata Share of an aggregate amount of cash equal to $2,500,000 (the “Third Cash Payment Amount”) pursuant to the instructions and allocations provided by the Representative pursuant to an updated Spreadsheet; provided that any Key Employee who is not employed by Parent or an Affiliate of Parent (including, for greater certainty, the Company and its Subsidiaries) through the Third Cash Payment Date shall forfeit his or her applicable portion of the Third Cash Payment Amount, and such allocable portion shall be retained by Parent; provided, further, that if prior to the Third Cash Payment Date such Key Employee (i) is terminated by Parent without Cause, (ii) sustains a permanent or temporary disability or (iii) dies, then, for the purposes of this Section 5(f), such Key Employee shall be deemed to be employed by Parent as of the Third Cash Payment Date; provided, further, that in the event that the Third Cash Payment Date is a date prior to the Expiration Date, then Parent shall hold back the Holdback Cash from the Third Cash Payment Amount payable to the holders of Company Interests pursuant to this Section 5(f).

(i)    Earnout Stock.

4

(i)    Subject to the terms and conditions of this Section 5(g), the Company Members shall earn up to a number of shares of Parent Common Stock (or, following the consummation of a Qualifying Acquisition, shares of the publicly listed company that acquired Parent) equal to the Earnout Stock Consideration, based on the Company achieving certain Earnout Milestones. The total “Earnout Stock Consideration” shall be a number of shares of Parent Common Stock (or, following the consummation of a Qualifying Acquisition, shares of the publicly listed company that acquired Parent) calculated by dividing (i) $17,500,000 by (ii) a per share value that is equal to FMV.

(ii) The “Earnout Milestones” are as follows:

(1)    25% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company building out a wholesale Flower Sales Department achieving $20,000,000 in revenue (as determined in accordance with GAAP) during fiscal year 2020 (the “Flower Sales Milestone”);

(2)    50% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company achieving $75,000,000 in revenue (as determined in accordance with GAAP during fiscal year 2020) (the “Revenue Milestone”);

(3)    5% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company’s cannabis derived terpene “Flavor Factory” achieving an average of 50,000 grams of cannabis derived terpene production capacity per month in California during fiscal year 2020 (the “Flavor Factory Production Milestone”) ; and

(4)    20% of the Earnout Stock Consideration shall become issuable to the holders of Company Interests upon the Company’s cannabis derived terpene “Flavor Factory” achieving an average of 10,000 grams of cannabis derived terpene sales per month in California over three consecutive months during fiscal year 2020 (the “Flavor Factory Sales Milestone”).

(iii)    In the event that the Flower Sales Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) the revenue (as determined in accordance with GAAP) of the wholesale Flower Sales Department during fiscal year 2020 (the “Flower Sales Revenue”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Flower Sales Milestone multiplied by (a) the Flower Sales Revenue divided by (b) $20,000,000, in accordance with Section 5(b)(v).

(iv) In the event that the Revenue Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) the revenue (as determined in accordance with GAAP) of the Company during fiscal year 2020 (the “Company Revenue”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Revenue Milestone multiplied by (a) the Company Revenue divided by (b) $75,000,000, in accordance with Section 5(b)(v).

5

(v)    In the event that the Flavor Factory Production Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) Parent’s reasonable calculation of the highest number of grams of cannabis derived terpene production achieved in a month in California over during fiscal year 2020 at the Company’s cannabis derived terpene “Flavor Factory” (the “Flavor Factory Production Volume”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Flavor Factory Production Milestone multiplied by (a) the Flavor Factory Production Volume divided by (b) 50,000 grams, in accordance with Section 5(b)(v).

(vi)    In the event that the Flavor Factory Sales Milestone is not achieved, then within 30 days following the end of fiscal year 2020, Parent shall provide written notice to the Representative setting forth (i) Parent’s reasonable calculation of the average number of grams of cannabis derived terpene sales per month in California over the final three months of fiscal year 2020 at the Company’s cannabis derived terpene “Flavor Factory” (the “Flavor Factory Sales Volume”) and (ii) the portion of the Earnout Stock Consideration issuable for the full Flavor Factory Sales Milestone multiplied by (a) the Flavor Factory Sales Volume divided by (b) 50,000 grams, in accordance with Section 5(b)(v).

(j)    Expense Fund. Upon the Closing, Parent shall hold back from the First Cash Payment payable to the Company Members pursuant to Section 5(b)(ii) $200,000.00 (the “Expense Fund Amount”) and shall wire the Expense Fund Amount to the Representative. The Expense Fund Amount shall be held by the Representative in a segregated account and shall be used (i) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement (the “Expense Fund”).

(k)    Certain Definitions. For purposes of Section 5 of this Agreement of Merger, the following terms shall have the meanings set forth below:

(i)	“Articles of Organization” means the Company’s Articles of Organization, as in effect on the Agreement Date.

(ii)	“Base Stock Consideration” means shares of Parent Common Stock having an aggregate FMV of $55,000,000.00.

(iii)

“Cause” means that one or more of the following have occurred: (i) such Key Employee’s theft, willful misconduct, breach of fiduciary duty for personal profit, or willful falsification of any documents or records of Parent or any of its Subsidiaries; (ii) such Key Employee’s material failure to abide by a code of conduct or other policies maintained by any of Parent or any of its Subsidiaries (including, without limitation, policies relating to confidentiality and prohibition against discrimination and harassment); (iii) such Key Employee’s knowing (including that which such Key Employee reasonably should have known) unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of any of Parent or any of its Subsidiaries (including, without limitation, such Key Employee’s improper use or disclosure of any of

6

Parent’s or any of its Subsidiaries’ or third party’s confidential or proprietary information); (iv) any intentional act by such Key Employee which has a material detrimental effect on the reputation or business of any of Parent or any of its Subsidiaries; (v) such Key Employee’s repeated failure or inability to perform any reasonable assigned duties after thirty days written notice from any of Parent or any of its Subsidiaries, and a reasonable opportunity to cure, such failure or inability, to the extent curable; (vi) any material breach by such Key Employee of an employment agreement, restrictive covenant agreement or similar agreement with any of Parent or any of its Subsidiaries (including, without limitation, any Offer Letter or Non-Competition Agreement), which breach is not cured pursuant to the terms of such agreement; or (vii) such Key Employee’s conviction (including any plea of guilty or nolo contendere) of any felony or crime involving moral turpitude.

(iv)	“Claim” means a claim for indemnification, compensation or reimbursement for Damages for indemnification obligations under the Merger Agreement.

(v)	“Closing” means the closing of the Merger.

(vi)	“Closing Date” means the date on which the Closing occurs.

(vii)	“Company Member” means any holder of Company Interests as of immediately prior to the Effective Time.

(viii)	“Company Products” means the products serviced (including manufactured, processed, extracted, tested, stored, or delivered), from time to time by the Company.

(ix)

“Contract” means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, purchase orders and sale orders).

(x)

“Damages” means any and all losses, costs, damages, Liabilities, Taxes, interest and expenses (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court costs incurred in connection with investigating, defending against or settling any claims subject hereto)

(xi)	“Database” means database or other compilation or collection of data or information.

(xii)

“Dissenters Deadline Date” means the first date at or after the Effective Time on which no holder of Company Interests as of immediately prior to the Effective Time has an opportunity to perfect appraisal rights in accordance with the Act in connection with the Merger in respect of any Company Interests.

7

(xiii)

“Dissenting Unit” means any unit of Company Interests that is issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights have been perfected prior to the Dissenters Deadline Date in accordance with Article 11 of the Act in connection with the Merger.

(xiv)	“Expiration Date” means the date that is fifteen (15) months after the Closing Date.

(xv)

“FMV” means, with respect to one Parent Share, (i) if the QA Closing has not occurred, (A) the price as reasonably determined by the board of directors of Parent (provided that if the Representative notifies Parent within 10 days of the date on which Parent notifies Representative of such price that it does not agree with such price), Parent and the Representative shall engage a mutually agreeable valuation firm to conduct a valuation of Parent to determine the value of one Parent Share, with the fees of such valuation firm to be borne one-half by Parent and one-half by the Representative (on behalf of the Company Members) or (B) if there has a been a bona fide financing at a price less than the most recent valuation or prior financing, then the price shall be the lowest price paid in such financing; or (ii) if the QA Closing has occurred, the initial listing price of one share of Parent Common Stock on the Canadian Securities Exchange or, if not traded on the Canadian Exchange, on the primary exchange on which such shares are traded, in each case as converted to United States Dollars based on the exchange rate of Canadian Dollars or such applicable currency to United States Dollars published by the Bank of Canada on the last day of such ten day period.

(xvi)

“Governmental Authority” means any (i) multinational or supranational body exercising legislative, judicial, taxing or regulatory powers, (ii) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (iii) federal, state, local, municipal, foreign or other government or (iv) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, bureau, commission, instrumentality, official, organization, unit, body, court, arbitrator or other tribunal and any authority with responsibility for overseeing and/or enforcing Privacy Laws).

(xvii)	“Holdback Amount” means the Holdback Shares and the Holdback Cash, collectively.

8

(xviii)	“Holdback Shares” means 12.5% of the Base Stock Consideration as and when issued to Company Members pursuant to this Agreement

(xix)	“Key Employees” means John Figueiredo, Shannon Byers and Joe Wynne.

(xx)

“Law” means any foreign, federal, state, local or municipal law, statute, ordinance, directive, edict, regulation, standard, or rule, any order, ruling, writ, injunction, award, judgment or decree (and any regulations promulgated thereunder), and any other legislative measure or decision having the force of law, treaty, convention or other agreement between states, or between states and supranational bodies, rule of common law, customary law and equity and any civil or other code, applicable to any of the assets, properties, operations and business of the applicable Person.

(xxi)

“Liability” means any debt, duty, obligation or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, duty, obligation or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, duty, liability or obligation is immediately due and payable.

(xxii)	“Liquidity Event” means:

a.	the closing of the QA;

b.	the closing of:

i.

an acquisition of Parent by another entity by means of any transaction or series of related transactions to which Parent is party (including, without limitation, any stock acquisition, merger or consolidation) in which the voting securities of Parent outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such transaction, other than in connection with bona fide financing;

ii.

the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Parent or any subsidiary of Parent of all or substantially all the assets of Parent and its subsidiaries taken as a whole; or

9

iii.

the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of Parent if substantially all of the assets of Parent and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of Parent;

c.	liquidation or dissolution of Parent; or

d.	development of a secondary trading market for the shares of Parent Common Stock.

(xxiii)

“Outstanding Units” means the aggregate number of units of the Company that are issued and outstanding as of immediately prior to the Effective Time (including Dissenting Units, if any, but excluding any units that are to be cancelled pursuant to Section 5(a)).

(xxiv)	“Parent Common Stock” means the shares of Class A Common Stock, $0.0001 par value per share, of Parent.

(xxv)	“Parent Shares” means shares of Parent Common Stock issuable in the Merger pursuant to the terms of this Agreement.

(xxvi)

“Person” means any individual, corporation, company, limited liability company, partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, or other entity of any kind or nature or any Governmental Authority.

(xxvii)

“Personal Information” means, in addition to all information defined or described by the Company as “personal data”, “personal information,” “personally identifiable information,” “PII,” or any similar term in the Company’s privacy policies or other public-facing statement, any information that is subject to any Privacy Law or regarding or capable of being associated with an individual consumer or device, including: (i) information that identifies, could be used to identify (alone or in combination with other information) or is otherwise identifiable with an individual or a device, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, any religious or political view or affiliation, marital or other status, photograph, face geometry, or biometric information, and any other data used or intended to be used to identify, contact or precisely locate an individual, (ii) any data regarding any activity of

10

an individual online or on a mobile device or other application (e.g., any search conducted, web page or content visited or viewed), whether or not such information is associated with an identifiable individual, and (iii) any Internet Protocol address or other persistent identifier. Personal Information may relate to any individual, including any user of any Internet or device application who views or interacts with any Company Product, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.

(xxviii)	“Per Unit Cash Amount” means an amount equal to (i) the Base Cash Consideration divided by (ii) the Outstanding Units.

(xxix)	“Per Unit Expense Fund Amount” means (i) the Expense Fund Amount divided by (ii) the Outstanding Units held by the Company Members.

(xxx)	“Per Unit Holdback Stock Amount” means a number of shares of Parent Common Stock equal to (i) the Holdback Shares divided by (ii) the Outstanding Units held by the Company Members.

(xxxi)	“Per Unit Stock Amount” means a number of shares of Parent Common Stock equal to (i) the Base Stock Consideration divided by (ii) the Outstanding Units.

(xxxii)

“Privacy Law” means any Law that governs the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information or User Data and any such Law governing breach notification, any penalties and compliance with any order, including the Children’s Online Privacy Protection Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act, the Video Privacy Protection Act, the Communications Decency Act, the Payment Card Industry Data Security Standard, the CAN-SPAM Act and Canada’s Anti-Spam Legislation, Health Insurance Portability and Accountability Act, the UK Data Protection Act 1998, Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, any Law or regulation implementing either or both of EU Directive 95/46/EC and EU Directive 2002/58/EC (each as amended from time to time) and the California Consumer Privacy Act of 2018 (Cal. Civ. Code §§ 1798.100-1798.199).

(xxxiii)

“Pro Rata Share” means, with respect to any Company Member, the fraction having (i) a numerator equal to the total number of Outstanding Units held by such Company Member as of immediately prior to the Effective Time and (ii) a denominator equal to the total number of Outstanding Units held by all Company Members as of immediately prior to the Effective Time.

11

(xxxiv)

“QA” means the consummation by Parent of either (i) the acquisition of Parent by a publicly listed company (including a special purpose acquisition company (i.e., a SPAC) (“Qualifying Acquisition”)) or (ii) an initial public offering of shares of Parent Common Stock.

(xxxv)	“QA Closing” means the date on which the QA is consummated.

(xxxvi)

“Rescission Right” means the Company Member’s option to rescind the Merger and other transactions contemplated by the Merger Agreement in the event that the QA Closing has not occurred by the date that is seven (7) months following the Closing.

(xxxvii)

“Representative Expenses” means any loss, liability, claim, damage, fee, cost or expense (including costs of skilled professionals and incurred in connection with seeking recovery from insurers), judgment, fine or amount paid in settlement incurred without gross negligence or willful breach on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Representative

(xxxviii)

“Software” means any (i) computer program, including any API or SDK, software implementation of any algorithm, model or methodology, whether in source code, object or executable code, or other form, (ii) Database, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, subroutines, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

(xxxix)

“Spreadsheet” means a spreadsheet reasonably acceptable to Parent, certified as accurate and complete by the chief executive officer of the Company and dated as of the Closing Date, which spreadsheet shall set forth: (i) the names of all of the Company Members and their respective last known addresses and email addresses and country of citizenship (if known), (ii) the number of Company Interests held by such Persons and the respective certificate numbers and dates of acquisition, (iii) the calculation of each Company Member’s Pro Rata Share, the Outstanding Units and the Per Unit Expense Fund Amount, (iv) the Pro Rata Share applicable to each Company Member, and (v) whether (but not the amount) any payroll or employment Tax withholding is required from any payment to any Company Member.

12

(xl)

“Subsidiary” means, with respect to any Person, any entity (whether or not incorporated) of which (i) such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such entity or a majority of the profit interests in such entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

(xli)

“Tax” (and, with correlative meaning, “Taxes”) means (i) any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, VAT, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, escheat, unclaimed property, estimated or windfall profit tax, custom duty, national insurance tax, health tax or other tax or other charge in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any Liability for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax period, and (iii) any Liability for the payment of any of the type described in clause (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person, by Contract or otherwise by operation of Law.

(xlii)	“User Data” means any Personal Information or other data or information collected by or on behalf of the Company from any user of any website or any Company Product or Company Software.

6.    Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Interests outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing the Company Interests that were outstanding immediately prior to the Effective Time shall cease to have any rights as members of the Company (subject to Section 8 of this Agreement of Merger and Article 11 of the Act), and each certificate representing any such Company Interest or uncertificated book-entry membership interests shall thereafter represent the right to receive the consideration referred to in Section 5 (or if applicable, Section 8), if any; and (b) the membership interests transfer books of the Company shall be closed with respect to all Company Interests outstanding immediately prior to the Effective Time. No further transfer of any such Company Interest shall be made on such membership interests transfer books after the Effective Time.

13

7.    Merger Agreement. A copy of the Merger Agreement has been made available to the members of the Company and, following the Effective Time, shall be maintained by the Surviving Company at its principal executive office which shall be located at 2779 Fickle Hill Road, Arcata, CA 95521. The Surviving Company shall provide a copy of the Merger Agreement to its members and the members of Merger Sub and the Company upon any such member’s written request and without charge.

8.    Dissenting Units. Notwithstanding any other provision of this Agreement of Merger or the Merger Agreement to the contrary, Company Interests issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands purchase of such Company Interests for fair market value in accordance with Article 11 of the Act (any such Company Interest being referred to as “Dissenting Units” until such time as such holder fails to perfect or otherwise loses such holder’s dissenters’ rights under Article 11 of the Act with respect to such membership interests), will not be converted into or represent the right to receive cash in accordance with Section 5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Units pursuant to the Act (and at the Effective Time, such Dissenting Units shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Article 11 of the Act); provided, however, that if a holder of Dissenting Units has failed to perfect or otherwise withdraws or loses such holder’s right to dissent or becomes ineligible for such right to dissent then, such holder’s Dissenting Units will cease to be Dissenting Units (and the right of such holder to be paid the fair market value of such holder’s Dissenting Units under Article 11 of the Act) and will be treated as if they had been converted as of the Effective Time into the right to receive a cash payment, without any interest thereon, determined upon surrender of the certificate representing such membership interests (if any) in accordance with and subject to the provisions of Section 5 upon surrender of the certificate representing such membership interests in accordance with the terms of the Merger Agreement.

9.    Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement of Merger or to vest the Surviving Company with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Company and Parent shall take such action, so long as such action is not inconsistent with this Agreement of Merger and the Merger Agreement.

10.    Counterparts. This Agreement of Merger may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

[Signature Pages Follow]

14

IN WITNESS WHEREOF, the parties have caused this Agreement of Merger to be executed as of the date first written above.

LCV HOLDINGS 710, LLC

By: Left Coast Ventures, Inc., Managing Member

By:

Name:
Title:

IN WITNESS WHEREOF, the parties have caused this Agreement of Merger to be executed as of the date first written above.

SISU EXTRACTION, LLC

By:

Name: Title: Manager

By:

Name: Title: Manager

By:

Name: Title: Manager

EXHIBIT A

Amended and Restated Articles of Organization

(See attached.)

Secretary of State Restated Articles of Organization of a Limited Liability Company (LLC)	LLC-10	Above Space For Office Use Only

IMPORTANT — Read Instructions before completing this form.

Filing Fee – $30.00

Copy Fees – First page $1.00; each attachment page $0.50;

                             Certification Fee - $5.00

Note: You must file a Statement of Information (Form LLC-12) to change the LLC’s business address(es) or to change the name or address of the LLC’s manager(s) or agent for service of process, which can be filed online at llcbizfile.sos.ca.gov/SI.

1.	LLC Exact Name (Enter the exact name on file with the California Secretary of State)

Sisu Extraction, LLC

2.	LLC 12-Digit Entity (File) Number (Enter the exact 12-digit Entity (File) Number issued by the California Secretary of State.)

2	0	1	7	2	3	7	1	0	5	4	7

3.

New LLC Name (If Amending) (See Instructions – Only complete Item 3, if you are changing the name of your LLC on file with the California Secretary of State. List the proposed new LLC name exactly as it is to appear on the records of the California Secretary of State. The name must contain an LLC identifier such as LLC or L.L.C. “LLC” will be added, if not included.)

4.	Management (Select only one box)

The LLC will be managed by:
☐	One Manager	☐	More than One Manager	All LLC Member(s)

5.	Purpose Statement (Do not alter Purpose Statement.)

The purpose of the limited liability company is to engage in any lawful act or activity for which a limited liability company may be organized under the California Revised Uniform Limited Liability Company Act.

6.

Additional Articles set forth on attached pages, if any, are incorporated herein by reference and made part of this Form LLC-10. (All attachments should be 8 1⁄2 x 11, one-sided, legible and clearly marked as an attachment to this form LLC-10.)

Signature

By signing, I affirm under penalty of perjury that the information herein is true and correct and that I am authorized by California law to sign.

Brett Cummings, CEO of Left Coast Ventures, Inc., Managing Member
Sign here	Print your name here

LLC-10 (REV 08/2019)	2019 California Secretary of State bizfile.sos.ca.gov

EXHIBIT E TO MERGER AGREEMENT

LETTER OF TRANSMITTAL

SUBMITTED IN CONNECTION WITH PAYMENT FOR MEMBERSHIP INTERESTS

OF

SISU EXTRACTION, LLC

This Letter of Transmittal is being delivered to you in connection with the acquisition of Sisu Extraction, LLC, a California limited liability company (the “Company”), by Left Coast Ventures, Inc., a Delaware corporation (“Parent”), whereby LCV Holdings 710, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), will be merged with and into the Company (the “Merger”), with the Company being the surviving company of the Merger, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, Merger Sub, the Company and John Figueiredo, an individual, as representative of the Company Members (the “Representative”). Capitalized terms used but not defined herein are defined in the Merger Agreement.

As a result of the Merger, (a) the Company will become a wholly owned subsidiary of Parent and (b) the issued and outstanding membership interests of the Company (the “Company Interests”) will be cancelled and extinguished and automatically converted into the right to receive the consideration specified in the Merger Agreement (the “Merger Consideration”). To receive payment of the Merger Consideration represented by your Company Interests, you (the “Undersigned”) must complete and sign this Letter of Transmittal, including the applicable exhibits, and deliver this Letter of Transmittal to the Company.

In accordance with the Merger Agreement, the Company Interests held by the Undersigned as of the Closing as listed on page 4 of this Letter of Transmittal (the “Securities”) are hereby surrendered to be exchanged for the Merger Consideration on the terms set forth in the Merger Agreement and this Letter of Transmittal. By signing and submitting this Letter of Transmittal, the Undersigned also hereby represents, warrants, covenants and agrees as follows:

1.    The Undersigned is the sole record and beneficial owner of, and has the sole right to vote, if applicable, and to dispose of, the Securities as of the Closing (subject to, in the case of individuals, applicable community property laws, if any), and such Securities are, or as of the Closing will be, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind. Other than the Securities, the Undersigned does not beneficially own any other securities of the Company or rights to acquire securities of the Company.

2.    If the Undersigned is an entity, it has all requisite power and authority or, if the Undersigned is an individual, he/she has the legal capacity, to execute this Letter of Transmittal, and to perform its, his or her covenants and obligations hereunder. If the Undersigned is an entity, the execution and delivery of this Letter of Transmittal and the performance by the Undersigned of its covenants and obligations under this Letter of Transmittal have been duly authorized by all necessary action on the part of the Undersigned and no further action is required on the part of the Undersigned to authorize this Letter of Transmittal or the performance by the Undersigned of its covenants and obligations hereunder. This Letter of Transmittal has been duly executed and delivered by the Undersigned and constitutes the valid and binding obligations of the Undersigned, enforceable against the Undersigned in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

3.    The execution and delivery by the Undersigned of this Letter of Transmittal and the performance by the Undersigned of its, his or her covenants and obligations hereunder will not conflict with (i) any provision of the charter documents of the Undersigned if the Undersigned is an entity, (ii) any Contract to which the Undersigned or any of its, his or her properties or assets is subject, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Undersigned or its, his or her properties or assets. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Undersigned in order to enable the Undersigned to execute and deliver this Letter of Transmittal and perform its, his or her covenants and obligations hereunder.

4.    The Undersigned understands that (i) unless and until the Undersigned submits (a) a properly completed and executed Letter of Transmittal according to the terms herein, (b) a complete and properly executed IRS Form W-9 or the appropriate version of IRS Form W-8, (c) an executed Written Consent, (d) an executed Joinder Agreement and (e) an executed Investor Questionnaire certifying that the Undersigned is an “accredited investor” as set forth therein, no payments of Merger Consideration pursuant to the Merger Agreement shall be made to the Undersigned or its designee, (ii) payment is conditioned on the Closing of the Merger, and (iii) no interest will accrue on any payment due.

5.    This Letter of Transmittal shall be governed and construed in accordance with the internal Laws of the State of Delaware, irrespective of its conflicts of law principles.

2

Please read the accompanying Instructions carefully and then complete and return this Letter of

Transmittal and other required materials to the following address:

Sisu Extraction, LLC

2779 Fickle Hill Road

Arcata, CA 95521

Attention: John Figueiredo

Email: john@sisuextracts.com

For questions regarding the matters described here, please contact John Figueiredo at

john@sisuextracts.com or 707.475.3833.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN EMAIL OR ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT SUBMISSIONS WILL BE ACCEPTED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL IS AT THE OPTION AND RISK OF THE OWNER.

3

Please complete the following tables:

Registered Holder Contact Information

Registered Holder Name:

Mail Notices to the Attention of:

Address 1:

Address 2:	Address 3:

City:	State/Province/Region:	Postal Code:

Country:

Email Address:

Telephone Number:

Description of Securities Attach additional sheets if necessary
SECURITIES
Type of Securities (e.g., Class A Membership Units, Class B Membership Units)	Number of Securities

Total Securities

4

In connection with the Merger, the undersigned hereby submits for payment the Securities held by the undersigned. The undersigned, upon request, will execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete the surrender of the Securities listed above and in order to receive payment as a result of the Merger.

The undersigned understands that surrender is not made in acceptable form until the receipt by the Company of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly signed, together with all accompanying evidences of authority, applicable tax withholding documents and other documents in form reasonably satisfactory to Parent. All questions as to validity, form and eligibility of any surrender of Securities hereby will be determined by Parent and such determination shall be final and binding.

Please complete the following table:

Payment Instructions

Requested Payment Method:

ELECTRONIC PAYMENT INSTRUCTIONS:

Account Type (Checking or Savings):

Bank Name:

ABA Routing Number:

Beneficiary/Account Holder Name:

Bank Account Number:

SWIFT/BIC:

IBAN:

Intermediary Bank ABA Routing Number:

Intermediary SWIFT/BIC Code:

FFC | Account Name:

FFC | Account Number:
☐ ONE TIME PAYMENT ADDRESS (To be completed only if the check is to be delivered to an address different from contact address)

Payee Name:

Attention :

Address 1:

5

Address 2:	Address 3:

City:	State/Province/Region:	Postal Code:

Country:

If a payment by wire transfer is elected, a $25.00 domestic / $50.00 international wire fee may be deducted from your total payment.

6

You are instructed to issue to the undersigned the consideration to which the undersigned is entitled in connection with the Merger as provided for and pursuant to the terms and conditions of the Merger Agreement.

If any holder of Securities is married, both such holder and his or her spouse must sign this Letter of Transmittal. Signatures of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact, or others acting in a fiduciary capacity must include the full title of the signer in such capacity.

PLEASE SIGN HERE

Must be signed by a registered holder(s) exactly as name(s) appear(s) on the books and records of the Company, and spouse, if any. See Instructions.

Entity:
(if applicable)

Signature:

Name:

Title:
(only if signing on behalf of entity, trustee or other authorized party)

Date:
IF TWO SIGNATURES ARE REQUIRED, USE THE ADDITIONAL FIELDS BELOW.

Signature:

Name:

Title:
(only if signing on behalf of entity, trustee or other authorized party)

Date:
IF HOLDER’S SPOUSE MUST SIGN

Signature of Spouse:

Name:

Email address:

Date:

7

* Each holder and his or her spouse (if applicable) must also complete and submit an IRS Form W- 9, or the appropriate version of IRS Form W-8.

SIGNATURE GUARANTEE

(REQUIRED ONLY IN CASE SPECIFIED IN GENERAL INSTRUCTION 3)

The undersigned hereby guarantees the signature(s) which appear(s) on this Letter of Transmittal	(Name of Eligible Institution Issuing Guarantee) (Please Print)
Dated:
(Fix Medallion Stamp Above)

8

INSTRUCTIONS

1.    Letter of Transmittal. This Letter of Transmittal, together with any other required documents, must be properly completed, duly executed, dated, and delivered or mailed to the address set forth on the page 3 of this Letter of Transmittal in order to exchange Securities for cash and shares of Parent Common Stock in connection with the Merger (sometimes referred to herein as the “Payment”). The method of delivering documentation is at the option and the risk of the holder. Documentation may be surrendered in person, by email or by mail. IF SENT BY MAIL, REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED. Delivery will be deemed made when actually received by the Company.

UNTIL A HOLDER HAS DELIVERED THIS LETTER OF TRANSMITTAL TO THE ADDRESS SET FORTH ON PAGE 3 OF THIS LETTER OF TRANSMITTAL, HE, SHE, OR IT WILL NOT RECEIVE THE PAYMENT IN RESPECT OF ANY SECURITIES.

You should complete one Letter of Transmittal listing all Securities registered in the same name.

2.    Signatures. The signature on this Letter of Transmittal must correspond exactly with the name(s) as written on the books and records of the Company.

For a name correction or for a change in name which does not involve a change in ownership, proceed as follows: For a change in name by marriage, etc., the Letter of Transmittal should be signed, e.g., “Mary Doe, now by marriage Mary Jones.” For a correction in name, the Letter of Transmittal should be signed, e.g., “James E. Brown, incorrectly inscribed as J.E. Brown.” The signature in each case should be guaranteed as described below in Instruction 3.

IMPORTANT: If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact, or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence of his or her authority to so act.

3.    Guarantee of Signatures. Signatures on this Letter of Transmittal must be guaranteed if there is a name correction or a change in the name that does not involve a change in ownership as described above in Instruction 2. Signatures required to be guaranteed on this Letter of Transmittal must be guaranteed by an eligible guarantor institution pursuant to Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (generally a member firm of the New York Stock Exchange or any bank or trust company which is a member of the Medallion Program). Public notaries cannot execute acceptable guarantees of signatures.

4.    Inquiries. All questions regarding appropriate procedures for surrendering Securities should be directed to the Company at the mailing address or telephone number set forth on page 3 of this Letter of Transmittal.

5.    Additional Copies. Additional copies of this Letter of Transmittal may be obtained from the Company at the mailing address or telephone number set forth on page 3 of this Letter of Transmittal.

6.    Transfer Taxes. By signing this Letter of Transmittal, you acknowledge that each of you and Parent will pay one-half of any transfer taxes (other than transfer taxes imposed on you, which must be paid entirely by you) with respect to the transfer and sale of the applicable Securities pursuant to the Merger (for the avoidance of doubt, transfer taxes do not include U.S. federal income or backup withholding taxes).

9

7.    Internal Revenue Service Forms. Under United States federal income tax law, each holder of Securities that is a “U.S. person” (as defined in the instructions to IRS Form W-9) receiving Payment is required to provide a correct taxpayer identification number on Internal Revenue Service (“IRS”)Form W- 9, and to indicate whether such holder is subject to backup withholding. Failure to provide the information on the form may subject the holder to U.S. federal backup withholding (currently at a rate of 24%) on the payment of any cash. Additionally, each holder of Securities that is not a U.S. person (as defined in the instructions to IRS Form W-9) must submit an appropriate and properly completed IRS Form W-8, signed under penalty of perjury, attesting to such holder’s exempt status. Please see “IMPORTANT TAX INFORMATION.”

8.    Miscellaneous. Any and all Letters of Transmittal or facsimiles (including any other required documents) not in proper form are subject to rejection.

9.    Waiver of Conditions. To the extent permitted by applicable law, the Company and Parent reserve the right to waive any and all conditions set forth herein and accept for exchange any Securities submitted for exchange.

10

IMPORTANT TAX INFORMATION

Under United States federal income tax law, holders of Securities who are “U.S. persons” (as defined in the instructions to the enclosed IRS Form W-9) must provide his, her or its current taxpayer identification number (“TIN”). If such holder is an individual, the TIN is generally his or her social security number. If the holder does not provide the correct TIN or an adequate basis for an exemption, such holder may be subject to a penalty imposed by the IRS, and any consideration such holder receives in the Merger may be subject to U.S. federal backup withholding at the applicable rate (currently 24%). To prevent backup withholding on any payment made to a holder of Securities in connection with the Merger Agreement, the holder is required to notify the Company of his or her correct TIN by completing the enclosed IRS Form W-9 and certifying under penalties of perjury, that the TIN provided on the IRS Form W-9 is correct. In addition, the holder must date and sign as indicated. In the event of backup withholding, consult your tax advisor to determine if you are entitled to any tax credit, tax refund, or other tax benefit as a result of such backup withholding.

To prevent backup withholding, holders that are not U.S. persons (as defined in the instructions to IRS Form W-9) should (i) submit a properly completed IRS Form W-8 to the Company, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption. The appropriate version of IRS Form W-8 may be obtained from the Company or the IRS at its internet website: www.irs.gov.

Certain holders (including, among others, certain corporations and certain foreign holders) are exempt recipients not subject to these backup withholding requirements. See the enclosed copy of IRS Form W-9 and the General Instructions to IRS Form W-9. To avoid possible erroneous backup withholding, exempt holders who are U.S. persons should certify their exempt status on IRS Form W-9 by entering the applicable code, as set forth in the instructions accompanying the enclosed IRS Form W-9.

Please consult your tax advisor for further guidance regarding completion of IRS Form W-9 or the appropriate version of IRS Form W-8 to claim exemption from backup withholding, including which version of IRS Form W-8 you should provide to the Company.

See the enclosed “General Instructions” on IRS Form W-9 for additional information and instructions.

HOLDERS OF SECURITIES SHOULD SEEK ADVICE BASED ON SUCH HOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

11

Form W-9 (Rev. October 2018) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification ▶Go to www.irs.gov/FormW9 for instructions and the latest information.	Give Form to the requester. Do not send to the IRS.

See	1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.
2 Business name/disregarded entity name, if different from above
3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes.

4 Exemptions (codes apply only to certain entities, not individuals; see instructions on page 3):

Exempt payee code (if any)

Exemption from FATCA reporting

code (if any)

(Applies to accounts maintained outside the U.S.)

	☐ Individual/sole proprietor or single-member LLC	☐	C Corporation	☐	S Corporation	☐	Partnership	☐	Trust/estate

☐  Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership)   ▶

       Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another LLC that is not disregarded from the owner for U.S. federal tax purposes.
       Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐  Other (see instructions)  ▶

	5 Address (number, street, and apt. or suite no.) See instructions.								Requester’s name and address (optional)
6 City, state, and ZIP code
7 List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later.

Note. If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter.

Social security number

	-	-
or
Employer identification number

-

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3.	I am a U.S. citizen or other U.S. person (defined below); and

4.	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here	Signature of U.S. person ▶	Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

•	Form 1099-INT (interest earned or paid)

•	Form 1099-DIV (dividends, including those from stocks or mutual funds)

•	Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

•	Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

•	Form 1099-S (proceeds from real estate transactions)

•	Form 1099-K (merchant card and third party network transactions)

•	Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

•	Form 1099-C (canceled debt)

•	Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, later.

Cat. No. 10231X	Form W-9 (Rev. 10-2018)

Form W-9 (Rev. 10-2018)	Page 2

By signing the filled-out form, you:

1.  Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2.  Certify that you are not subject to backup withholding, or

3.  Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income, and

4.  Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien;

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

• An estate (other than a foreign estate); or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

• In the case of a granter trust with a U.S. granter or other U.S. owner, generally, the U.S. granter or other U.S. owner of the granter trust and not the trust; and

• In the case of a U.S. trust (other than a granter trust), the U.S. trust (other than a granter trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1.  The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3.  The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4.  The type and amount of income that qualifies for the exemption from tax.

5.  Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2.  You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4.  The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5.  You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see Special rules for partnerships, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a granter trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Form W-9 (Rev. 10-2018)	Page 3

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a.  Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b.  Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (OBA) name on line 2.

c.  Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity’s name as shown on the entity’s tax return on line 1 and any business, trade, or OBA name on line 2.

d.  Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or OBA name on line 2.

e.  Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner’s name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner’s name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity’s name on line 2, “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, OBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .

• Corporation	Corporation

• Individual	Individual/sole proprietor or single-member LLC

• Sole proprietorship, or

• Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.

• LLC treated as a partnership for U.S. federal tax purposes,	Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or

• LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.

• Partnership	Partnership

• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

•  Generally, individuals (including sole proprietors) are not exempt from backup withholding.

•  Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

•  Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

•  Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

  1- An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

  2- The United States or any of its agencies or instrumentalities

  3- A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

  4- A foreign government or any of its political subdivisions, agencies, or instrumentalities

  5- A corporation

  6- A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

  7- A futures commission merchant registered with the Commodity Futures Trading Commission

  8- A real estate investment trust

  9- An entity registered at all times during the tax year under the Investment Company Act of 1940

10- A common trust fund operated by a bank under section 584(a) 11-A financial institution

12- A middleman known in the investment community as a nominee or custodian

13- A trust exempt from tax under section 664 or described in section 4947

Form W-9 (Rev. 10-2018)	Page 4

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . ..
Interest and dividend payments	All exempt payees except for 7
Broker transactions

Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.

Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4

1 See Form 1099-MISC, Miscellaneous Income, and its instructions.

2 However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney reportable under section 6045(1), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code.

A- An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B- The United States or any of its agencies or instrumentalities

C- A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D- A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section U472-1(c)(1)(i)

E- A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F- A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G- A real estate investment trust

H- A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I- A common trust fund as defined in section 584(a)

J- A bank as defined in section 581

K- A broker

L- A trust exempt from tax under section 664 or described in section 4947(a)(1)

M- A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the pay or changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.irs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.irs.gov/OrderForms to place an order and have Form W-7 and/ or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

Form W-9 (Rev. 10-2018)	Page 5

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

	For this type of account:	Give name and SSN of:

1.	Individual	The individual

2.	Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]

3.	Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account

4.	Custodial account of a minor (Uniform Gift to Minors Act)	The minor[2]

5.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]

	b. So called trust account that is not a legal or valid trust under state law	The actual owner[1]

6.	Sole proprietorship or disregarded entity owned by an individual	The owner[3]

7.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)i( ) (A))	The grantor’

	For this type of account:	Give name and EIN of:

8.	Disregarded entity not owned by an individual	The owner

9.	A valid trust, estate, or pension trust	Legal entity[4]

10.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation

11.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

12.	Partnership or multi-member LLC	The partnership

13.	A broker or registered nominee	The broker or nominee

	For this type of account:	Give name and EIN of:

14.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

15.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1009 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

1 List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

2 Circle the minor’s name and furnish the minor’s SSN.

3 You must show your individual name and you may also enter your business or OBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

4 List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier.

*Note: The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

•	Protect your SSN,

•	Ensure your employer is protecting your SSN, and

•	Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908- 4490 or submit Form 14039.

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and web sites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

Form W-9 (Rev. 10 2018)	Page 6

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at spam@uce.gov or report them at www.ftc.gov/compfaint. You can contact the FTC at www.ftc.gov/idtheft or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see www.ldentityTheft.gov and Pub. 5027.

Visit www.irs.gov/fdentityTheft to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information.

Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

EXHIBIT F TO MERGER AGREEMENT

CERTIFICATION UNDER SECTION 1.1445-11T(d)(2)

OF THE TREASURY REGULATIONS

February     , 2020

Withholding is required under section 1445(e)(5) of the Internal Revenue Code and Treas. Reg. § 1.1445-11T(d)(1) with respect to the disposition by a foreign partner of an interest in a domestic or foreign partnership in which fifty percent or more of the value of the gross assets consist of U.S. real property interests, and ninety percent or more of the value of the gross assets consist of U.S. real property interests plus any cash or cash equivalents. To inform Left Coast Ventures, Inc., that withholding is not required upon its acquisition of interests in Sisu Extraction, LLC, a California limited liability company (the “Company”), the undersigned, an authorized person of the Company under Treas. Reg. § 1.1445-11T(d)(2), hereby certifies as follows:

1. This certification is provided by the Company and signed by John Figueiredo, the partnership representative.

2. The Company is classified as a partnership for United States tax purposes.

3. Notice is hereby given that fifty percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests, and/or ninety percent or more of the value of the gross assets of the Company does not consist of U.S. real property interests plus cash or cash equivalents.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Sisu Extraction, LLC

By:

Name: John Figueiredo Title: Manager & Tax Representative

Schedule I

Certain Members

Class A Company Members:

1.	John Figueiredo

2.	Joseph Wynne

3.	Shannon Byers

4.	To8 LLC

5.	Ruckus, LLC

6.	Eos Ventures, LLC

Class B Company Members:

1.	DBR Douglas, LLC

2.	Falcon Resources, Inc.

3.	Elevation Resources, LLC

4.	Jimmy Green

5.	Jose Ramon Moreno Quijano

6.	Jerry Pickart

7.	Kent Snider and Mary Wright Snider

8.	Philip Thomas

9.	Tony Tibbs

10.	Dan Wake

11.	TAC CO, LLC

Schedule 4.5 to Merger Agreement

Parent Financial Statements

(attached hereto)

Left Coast Ventures, LLC

Consolidated Balance Sheet

as of December 31, 2019

*In thousands	Jan-19	Feb-19	Mar-19	Apr-19	May-19	Jun-19	Jul-19	Aug-19	Sep-19	Oct-19	Nov-19	Dec-19
ASSETS
Current Assets
Cash	329	5,285	10,720	12,259	8,462	7,958	10,726	8,634	9,334	7,689	8,717	7,312
Accounts Receivable	663	749	1,030	1,487	2,606	2,132	2,430	2,852	3,156	3,685	3,721	4,391
Other Receivables	0	0	0	0	0	0	25	25	0	0	0	0
Prepaid Assets & Other Current Assets	181	196	(40)	(17)	172	144	775	1,169	342	404	431	339

Total Current Assets	1,174	6,231	11,711	13,730	11,241	10,235	13,956	12,680	12,833	11,778	12,869	12,042
Fixed Assets
Fixed Assets, Net	810	826	782	4,042	4,249	4,312	4,316	4,324	4,294	4,335	4,408	4,455

Total Fixed Assets	810	826	782	4,042	4,249	4,312	4,316	4,324	4,294	4,335	4,408	4,455
Other Assets
Inventory	1,159	1,146	1,490	1,644	1,851	2,034	1,896	1,628	2,582	3,005	3,423	3,410
Notes Receivable	228	226	785	1,511	1,580	2,116	3,135	3,389	3,860	4,406	4,437	4,746
Investments	30	400	3,600	3,700	6,700	6,700	6,725	7,175	7,175	7,175	7,175	7,175
Deposits	29	75	75	75	75	109	109	110	109	110	111	129

Total Other Assets	1,446	1,848	5,950	6,929	10,206	10,959	11,865	12,303	13,726	14,696	15,146	15,460

TOTAL ASSETS	$3,429	$8,904	$18,442	$24,701	$25,696	$25,505	$30,137	$29,307	$30,854	$30,809	$32,423	$31,957

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payable	510	517	624	674	1,045	659	896	446	354	683	1,087	651
Accrued & Other Current Liabilities	106	128	183	1,689	1,805	424	372	507	979	1,072	1,202	1,106

Total Current Liabilities	617	646	808	2,363	2,850	1,084	1,269	953	1,333	1,755	2,290	1,757

Long-Term Liabilities
Convertible Notes	0	0	10,000	13,425	13,425	14,425	19,705	19,955	22,155	22,155	24,439	25,439
Other Long-Term Liabilities	46	44	42	1,740	1,738	1,737	1,734	1,731	1,733	1,737	1,738	1,727

Total Long-Term Liabilities	46	44	10,042	15,164	15,163	16,161	21,438	21,686	23,888	23,892	26,178	27,166

Total Liabilities	663	690	10,850	17,527	18,012	17,245	22,707	22,639	25,221	25,647	28,467	28,923

Equity
Common Stock	4,000	10,000	10,000	10,003	10,012	11,372	11,419	11,419	11,420	11,425	11,425	11,428
Additional Paid in Capital	16,747	16,769	16,769	16,986	17,933	17,933	17,933	18,383	18,383	18,383	18,383	18,383
Retained Earnings	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)	(17,595)
Net Income	(386)	(960)	(1,582)	(2,221)	(2,667)	(3,450)	(4,328)	(5,540)	(6,576)	(7,052)	(8,258)	(9,183)

Total Equity	2,766	8,215	7,593	7,174	7,684	8,261	7,430	6,668	5,633	5,162	3,955	3,034

TOTAL LIABILITIES AND EQUITY	3,429	8,904	18,442	24,701	25,696	25,505	30,137	29,307	30,854	30,809	32,423	31,957

Left Coast Ventures, Inc.

Consolidated Statement of Cash Flows - YTD

as of December 31, 2019

*In thousands	2019
*In thousands
Net Income (Loss)	($9,183)
Operating Activities
Depreciation	471
Deferred Costs	0
Inventories	(2,187)
Prepaid Assets	(316)
Accounts Receivable	(4,079)
Other Receivables	503
Deposits	(80)
Intangible Assets	0
Accounts Payable	122
Other Accrued Liabilities	(407)

Net cash used by operating activities	(5,973)

Investments	(10,956)
Fixed Assets	(1,085)

Net cash used by investing activities	(12,041)

Common Stock	7,016
Dividends Paid	0
Convertible Notes	25,439
Additional Paid in Capital	1,443

Net cash provided by financing activities	33,898

Net change in cash and cash equivalents	6,701
Cash and cash equivalents, beginning of pe	611

Cash and cash equivalents, end of period	$7,312

* HMG presented as 34% of their total operatio                -

Left Coast Ventures, Inc.

Consolidated Statement of Operations

as of December 31, 2019

MONTHLY

*in	Actual Jan-19	Actual Feb-19	Actual Mar-19	Actual Apr-19	Actual May-19	Actual Jun-19	Actual Jul-19	Actual Aug-19	Actual Sep-19	Actual Oct-19	Actual Nov-19	Actual Dec-19	Total 2019
R
L	$534	$350	$649	$621	$560	$620	$571	$748	$635	$599	$705	$790	$7,380
E	135	18	40	182	381	81	137	140	72	286	123	378	1,973
L	0	0	0	0	805	0	17	179	49	641	105	490	2,287
H	0	0	0	0	0	0	0	0	0	0	0	50	50

G	669	368	688	803	1,746	701	726	1,067	756	1,526	933	1,707	11,690
D	(54)	(43)	(84)	(115)	(287)	(94)	(34)	(187)	(48)	(297)	(81)	(142)	(1,464)
R	(26)	(20)	(28)	(28)	(32)	(30)	(33)	(59)	(59)	(9)	(17)	(24)	(365)
	(6)	0	0	0	0	0	(5)	0	4	4	0	0	(2)

N	584	305	576	660	1,427	577	655	821	653	1,223	834	1,542	9,859
C
P	333	183	335	383	754	337	348	554	385	627	586	945	5,769
D	70	81	113	81	110	67	118	103	118	174	153	179	1,366
D	92	89	95	133	116	124	141	143	209	189	193	198	1,724
	0	0	0	0	0	0	0	0	0	0	0	0	0

To	495	353	543	597	980	529	607	800	712	990	932	1,321	8,859
G	89	(48)	33	63	448	49	47	21	(59)	233	(98)	221	1,000
	15%	-16%	6%	10%	31%	8%	7%	3%	-9%	19%	-12%	14%	10%
	43%	40%	42%	42%	47%	42%	47%	33%	41%	49%	30%	39%	41%
Operating Expense
P	264	271	276	258	376	326	333	338	380	348	386	435	3,992
S	41	68	74	115	95	92	133	105	129	115	129	176	1,272
O	60	73	74	77	95	88	119	115	118	133	140	173	1,266
P	63	66	164	153	224	201	216	87	187	147	350	242	2,101

To	429	478	589	603	789	707	802	645	814	743	1,005	1,026	8,630
Op	(339)	(526)	(555)	(540)	(341)	(659)	(755)	(624)	(873)	(510)	(1,103)	(805)	(7,630)
De	47	48	48	48	48	49	50	52	51	(11)	20	20	469
Ot	0	0	4	48	56	60	72	534	94	(29)	73	75	988
Ta	0	0	15	2	1	15	2	1	18	5	11	24	95
Ne	($386)	($574)	($622)	($639)	($447)	($783)	($878)	($1,211)	($1,036)	($476)	($1,207)	($925)	($9,183)